Exhibit 4.1

Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of April 8, 2021

Among

THE SELLERS LISTED ON THE SIGNATURE PAGE HERETO

And

KYLE D. KAZAN

the “Sellers’ Representative”

And

GH GROUP, INC.

the “Company”

And

MPB ACQUISITION CORP.

the “Buyer”

And

MPB MERGERSUB CORP.

the “Merger Sub”

And

MERCER PARK BRAND ACQUISITION CORP.

the “SPAC”

i

4.11.	Tangible Personal Property	45
4.12.	Intellectual Property	45
4.13.	Compliance with Law and Permits	46
4.14.	Litigation	47
4.15.	Labor Matters	48
4.16.	Employee Benefit Plans	48
4.17.	Transactions with Certain Persons	50
4.18.	Insurance	51
4.19.	Inventory; No Product Recalls	51
4.20.	Accounts Receivable	52
4.21.	Material Contracts	52
4.22.	Suppliers	53
4.23.	Bank Accounts; Powers of Attorney	53
4.24.	Environmental Matters	53
4.25.	No Unlawful Contributions or Other Payments	53
4.26.	Compliance with Anti-Money Laundering Laws	54
4.27.	Compliance with OFAC	54
4.28.	Privacy	54
4.29.	Absence of Certain Changes	55
4.30.	No Brokers	55
4.31.	Independent Investigations	56
4.32.	Sufficiency of Assets	57
4.33.	Prospectus Disclosures	57
4.34.	No Other Representations or Warranties; Schedules	57

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER, MERGER SUB AND SPAC		58
5.1.	Organization and Good Standing	58
5.2.	No Prior Buyer or Merger Sub Operations	58
5.3.	Authority; Authorization; Binding Effect	58
5.4.	No Conflict or Violation	59
5.5.	Consents and Approvals	59
5.6.	No Proceedings	59
5.7.	No Brokers	59
5.8.	Capitalization	60
5.9.	Securities Law Matters	60
5.10.	Financial Statements; Undisclosed Liabilities	62
5.11.	Independent Investigations	62
5.12.	Financial Ability; Escrow Account	63
5.13.	Business Activities	64
5.14.	Tax Matters	65
5.15.	Related Party Transactions	65
5.16.	Prospectus Disclosures	66
5.17.	Subsidiaries	66
5.18.	Qualifying Transaction	66
5.19.	Subscription Agreements	66
5.20.	No Other Representations or Warranties; Schedules	67

ARTICLE 6 PRE-CLOSING COVENANTS		68
6.1.	Reasonable Commercial Efforts	68
6.2.	Company Operation of Business	69
6.3.	Publicity	72
6.4.	Access	72
6.5.	Notification of Certain Matters	73
6.6.	No Solicitation	73
6.7.	Seller Loans	74
6.8.	The Prospectus	74
6.9.	The SPAC Meetings	75
6.10.	The SPAC Circular	76
6.11.	Waiver of Access to Escrow Account	77
6.12.	Auditor Consents	78
6.13.	Other Transactions	78
6.14.	SPAC Closing Cash	78
6.15.	HSR Act	79
6.16.	NEO Exchange Guidelines	80
6.17.	Company Shareholder Notice	81
6.18.	Updates to Company Disclosure Schedules	81
6.19.	Financial Statements	82
6.20.	SPAC Listing and Public Filings	82
6.21.	SPAC Operation of Business	82
6.22.	Company Notes; Company Warrants; Series A Preferred Stock	83
6.23.	Other Transactions Financial Statements	83

ARTICLE 7 CONDITIONS TO OBLIGATION TO CLOSE		84
7.1.	Conditions to Obligations of Each Party Under This Agreement	84
7.2.	Additional Conditions to Obligations of Buyer	85
7.3.	Additional Conditions to Obligations of Sellers and the Company	86

ARTICLE 8 TERMINATION		88
8.1.	Termination	88
8.2.	Notice of Termination	89
8.3.	Effect of Termination	89

ARTICLE 9 COVENANTS AND CONDUCT OF THE PARTIES AFTER CLOSING		90
9.1.	Survival and Indemnifications	90
9.2.	Independence of Covenants, Representations and Warranties	96
9.3.	Use of Company Name or Trade Name	97
9.4.	Confidentiality	97
9.5.	Non-Competition	97
9.6.	Non-Solicitation	98
9.7.	Equitable Remedies/Reasonableness of Limitations	98
9.8.	Tax Matters	102
9.9.	Releases	102
9.10.	The SPAC Equity Incentive Plan	102
9.11.	Indemnification Rights of SPAC/Buyer in Other Transactions	102
9.12.	Seller Protective Provisions	102

9.13.	D&O Indemnification and Insurance	103
9.14.	SPAC Board of Directors and Officers	103

ARTICLE 10 MISCELLANEOUS		104
10.1.	Further Assurances	104
10.2.	Notices	104
10.3.	Public Statements	105
10.4.	Governing Law; Dispute Resolution	105
10.5.	Expenses	107
10.6.	Titles	107
10.7.	Waiver	107
10.8.	Effective; Binding	107
10.9.	Entire Agreement	107
10.10.	Modification	108
10.11.	Counterparts	108
10.12.	Sellers’ Representative	108
10.13.	Claims Relating to Other Transactions	109
10.14.	Severability	109
10.15.	Retention of Counsel	110
10.16.	Other Transactions Financial Statements	111

COMPANY DISCLOSURE SCHEDULES

Schedule	Description

1.1(ss)	Financial Statements
1.1(ttt)	Other Current Assets
1.1(jjjjj)	SPAC Supervoting Shares
4.1	Organization and Authority of the Acquired Companies to
Conduct Business
4.3(a)	Equity Information – Outstanding Equity Securities
4.3(b)	Equity Information – Encumbrances on Equity Securities
4.4(b)	Title
4.5(a)	No Conflict or Violation Relating to Sellers
4.5(b)	No Conflict or Violation Relating to Acquired Companies
4.6(a)	Consents and Approvals Relating to Sellers
4.6(b)	Consents and Approvals Relating to Acquired Companies
4.8(b)(i)	Liabilities
4.8(b)(ii)	Indebtedness
4.9	Taxes
4.10(a)	Leased Real Property
4.10(b)	Owned Real Property
4.10(c)	Other Real Property Matters
4.11	Tangible Personal Property
4.12	Intellectual Property
4.13(a)	Compliance with Law and Permits
4.13(d)	Notices of Non-Compliance
4.13(e)	Permits
4.14	Litigation
4.15	Labor Matters
4.16(a)	Pension Plans
4.16(b)	Welfare Plans
4.16(g)	Post-Employment Benefits
4.16(i)	Benefit Arrangements
4.17	Transactions with Certain Persons
4.18	Insurance
4.19	Inventory and Product Recalls
4.20	Accounts Receivable
4.21	Material Contracts
4.22	Suppliers
4.23	Bank Accounts; Powers of Attorney
4.24	Environmental Matters
4.29	Absence of Certain Changes
4.30	No Brokers
6.2	Operation of Business
6.7	Seller Loans
9.5	Non-Competition
9.13(a)	Company Indemnified Parties

v

BUYER DISCLOSURE SCHEDULES

Schedule	Description

5.5	Consents and Approvals
5.7	No Brokers
5.8(a)	Capitalization
5.13(b)	Contracts
6.21	Operation of Business

EXHIBITS

Exhibit	Description

A	Acquired Subsidiaries
B	Company Founders
C	Other Transactions
D	Certificate of Merger
E	Letter of Transmittal
F	Exchange Rights Agreement
G	Lockup Agreement
H	Coattail Agreement
I	Registration Rights Agreement
J	Investor Rights Agreement
K	NEO Guidelines

SCHEDULES

Schedule	Description

2.5	Directors and Officers

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 8, 2021, is entered into by and among the Persons (as defined in Article 1) listed as “Sellers” on the signature page hereto and each other Person that hereafter joins this Agreement pursuant to such Person’s execution of a Letter of Transmittal (being referred to individually as a “Seller” and collectively as “Sellers”), Kyle D. Kazan, as the representative of the Sellers (“Sellers’ Representative”), GH Group, Inc., a Delaware corporation (the “Company”), solely for the purposes of Section 9.5, Graham Farrar, solely for the purposes of Section 9.5, Kyle Kazan, MPB Acquisition Corp., a Nevada corporation (“Buyer”), MBP Mergersub Corp., a Delaware corporation (“Merger Sub”), and Mercer Park Brand Acquisition Corp., a British Columbia corporation (the “SPAC”). Sellers, Sellers’ Representative, the Company, Buyer, Merger Sub and the SPAC being sometimes referred to individually as a “Party” and collectively, as the “Parties.”

RECITALS:

A.               The boards of directors of Buyer (on its own behalf and as the sole shareholder of Merger Sub) and Merger Sub have approved the acquisition of the Company by Buyer by means of a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Buyer, on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and the requirements of the NEO Exchange and applicable securities Laws.

B.                The board of directors of the Company: (i) has determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement and the transactions contemplated hereby and (iii) has recommended the adoption of this Agreement by the stockholders of the Company (collectively the “Company Board Approval”).

C.                The Sellers signatory hereto as of the date hereof hold the requisite amount of stock of the Company to approve the Merger in accordance with Section 251 of the DGCL and have approved the Merger in accordance with Section 251 of the DGCL (the “Company Shareholder Approval”).

D.                Concurrently with the execution of this Agreement, the SPAC is entering into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for, and the SPAC has agreed to issue to the PIPE Investors, 8,500,000 SPAC Shares in exchange for an aggregate purchase price of $85,000,000 (the “PIPE Investment Amount”) on the terms and subject to the conditions set forth in the Subscription Agreements (the “PIPE Investment”).

E.                Concurrently with the execution of this Agreement, the SPAC is entering into subscription agreements (collectively, the “Founder Subscription Agreements”) with each of the Company Founders pursuant to which the Company Founders have agreed to subscribe for, and the SPAC has agreed to issue to the Company Founders, certain SPAC Supervoting Shares on the terms and subject to the conditions set forth in the Founder Subscription Agreements.

F.                Each of the Parties intends for United States federal income tax purposes that the Merger constitutes a transaction that qualifies under Section 368 of the Code (the “Intended Tax Treatment”).

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and the agreements and documents ancillary hereto, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1.             Defined Terms. As used in this Agreement, the following terms will have the following meanings:

(a)               “Accounts Payable” means, without duplication, all bona fide accounts and notes payable of the Acquired Companies as of the Closing Date to the extent due within one (1) year following the Closing Date, including all checks written on each Acquired Company’s “zero balance” or other bank accounts, if any, on or prior to the Closing Date which have not cleared as of the Closing Date, but exclusive of (i) any accounts or notes payable to any of the Sellers or to Related Persons or Affiliates of any of the Sellers or any Acquired Company or (ii) any Seller Transaction Expenses; provided that, with respect to each partially-owned Acquired Subsidiary: (1) if such Acquired Subsidiary will be required to be consolidated into the SPAC’s financial statements following the Closing, then all of the Accounts Payable of such Acquired Subsidiary shall be included in the definition of Accounts Payable for purposes of this Agreement; and (2) if such Acquired Subsidiary will not be required to be consolidated into the SPAC’s financial statements following the Closing, then none of the Accounts Payable of such Acquired Subsidiary shall be included in the definition of Accounts Payable for purposes of this Agreement.

(b)               “Accounts Receivable” means, without duplication, all bona fide accounts and notes receivable of each Acquired Company including all checks payable to any Acquired Company on or prior to the Closing Date which have not cleared as of the Closing Date, other than accounts or notes receivable from any of the Sellers or any Related Persons or Affiliates of any Seller or any Acquired Company; provided that, with respect to each partially-owned Acquired Subsidiary: (1) if such Acquired Subsidiary will be required to be consolidated into the SPAC’s financial statements following the Closing, then all of the Accounts Receivable of such Acquired Subsidiary shall be included in the definition of Accounts Receivable for purposes of this Agreement; and (2) if such Acquired Subsidiary will not be required to be consolidated into the SPAC’s financial statements following the Closing, then none of the Accounts Receivable of such Acquired Subsidiary shall be included in the definition of Accounts Receivable for purposes of this Agreement.

(c)               “Acquired Companies” means, collectively, the Acquired Subsidiaries and the Company.

(d)              “Acquired Subsidiaries” means, collectively, the direct and indirect subsidiaries of the Company listed in Exhibit A, whether wholly or partially owned.

(e)               “Acquisition Proposal” means any proposal or offer to, directly or indirectly, acquire more than 10% of the equity or assets of the Acquired Companies taken as a whole (other than Inventory sold in the ordinary course of the Business), including any such acquisition structured as merger, consolidation, dissolution, recapitalization or other business combination, in each case other than the Transactions.

(f)               “Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.

(g)              “Aggregate PIPE Proceeds” means (i) the cash proceeds actually received by the SPAC in respect of the PIPE Investment plus (ii) the aggregate redemption price of all shares of Series A Preferred Stock that were converted into shares of Class A common stock of the Company, and all securities convertible into, or exchangeable or exercisable for, shares of Series A Preferred Stock, that were converted directly into shares of Class A common stock of the Company, pursuant to the Conversion Offering, which redemption prices shall be calculated as of the Closing Date.

(h)               “Agreement” means, unless the context otherwise requires, this Agreement and Plan of Merger, together with the Schedules and Exhibits attached hereto, and the certificates and instruments to be executed and delivered in connection herewith.

(i)                “Business” means the cultivation, manufacture, marketing, promotion, sales and distribution of products containing cannabis (including both THC and CBD), products that enable persons to consume cannabis in different forms, and other related products, for both medicinal and recreational uses, in each case within the State of California, as presently conducted by the Acquired Companies.

(j)                “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which banks are not open for general business in the State of California or in the Province of Ontario.

(k)               “Buyer Exchangeable Shares” mean common shares in the capital of Buyer that are exchangeable on a one-for-one basis into SPAC Subordinate Voting Shares (as such exchange ratio may be adjusted to appropriately reflect any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization, or like change with respect to SPAC Subordinate Voting Shares).

(l)                “California Cannabis Laws” means the state and local adult-use and medical cannabis laws of any jurisdictions within the State of California to which any Acquired Company is, or may at any time become, subject, including, without limitation, the Medicinal and Adult-Use Cannabis Regulation and Safety Act, and the rules and regulations adopted by the California Bureau of Cannabis Control, the California Department of Food and Agriculture, the California Department of Public Health, or any other state or local government agency with authority to regulate any cannabis operations (or proposed cannabis operations).

(m)              “Cash” means cash, cash equivalents, and marketable securities of the Acquired Companies; provided that, with respect to each partially-owned Acquired Subsidiary: (1) if such Acquired Subsidiary will be required to be consolidated into the SPAC’s financial statements following the Closing, then all of the cash, cash equivalents, and marketable securities of such Acquired Subsidiary shall be included in the definition of Cash for purposes of this Agreement; and (2) if such Acquired Subsidiary will not be required to be consolidated into the SPAC’s financial statements following the Closing, then none of the cash, cash equivalents, and marketable securities of such Acquired Subsidiary shall be included in the definition of Cash for purposes of this Agreement.

(n)              “Closing Merger Consideration” means Buyer Exchangeable Shares having a value equal to the following: (i) the Purchase Price, as adjusted in accordance with Section 2.18; minus (ii) the amount of Indebtedness of the Acquired Companies as of 11:59 p.m. Eastern Time on the date immediately preceding the Closing Date (the “Closing Indebtedness”), plus (iii) the amount of Cash of the Acquired Companies as of 11:59 p.m. Eastern Time on the date immediately preceding the Closing Date (the “Company Closing Cash”), plus (iv) the amount (if any) by which Working Capital exceeds the Working Capital Target, minus (v) the amount (if any) by which the Working Capital Target exceeds Working Capital, minus (vi) the number of shares of Series A Preferred Stock outstanding as of immediately prior to the Closing multiplied by $1.27 plus all accrued and unpaid dividends on such Series A Preferred Stock. For the purposes of this Agreement, each Buyer Exchangeable Share shall be deemed to have a value of Ten Dollars ($10.00) at the Closing.

(o)               “COBRA” means the provisions of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and all regulations thereunder.

(p)               “Code” means the Internal Revenue Code of 1986, as amended from time to time (and/or any corresponding provision of a superseding revenue law).

(q)               “Company Common Stock” means (i) the Class A common stock, par value $0.00001 per share, of the Company, and (ii) the Class B common stock, par value $0.00001 per share, of the Company.

(r)               “Company Founders” mean those shareholders of the Company set forth on Exhibit B attached hereto.

(s)               “Company Incentive Plan” means the California Cannabis Enterprises, Inc. 2019 Equity Incentive Plan.

(t)                “Company Notes” means, collectively, (i) the convertible promissory notes issued by the Company pursuant to that certain Note Purchase Agreement, dated on or around February 1, 2020, and (ii) the convertible promissory notes issued by the Company pursuant to that certain Convertible Note Purchase Agreement, dated March 14, 2018, as amended.

(u)              “Company Option” means an option to purchase shares of Company Stock.

(v)              “Company Shareholders” collectively mean all of the holders of all of the Company Stock.

(w)              “Company Stock” means collectively, (i) the Class A common stock, par value $0.00001 per share, of the Company, (ii) the Class B common stock, par value $0.00001 per share, of the Company, and (iii) the Series A preferred stock, par value $0.00001 per share, of the Company (“Series A Preferred Stock”).

(x)               “Company Warrant” means that certain Warrant to Purchase Exercise Shares, dated July 23, 2020, by and between the Company and [Redacted in accordance with section 12.2(5) on National Instrument 51-102 – confidentiality provisions in the Company Warrant].

(y)              “Contracts” mean the Material Contracts and the Minor Contracts.

(z)               “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

(aa)             “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

(bb)            “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Proceeding, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

(cc)             “Earnout Consideration” means any Buyer Exchangeable Shares that become issuable by Buyer to the Company Shareholders and the Vested Optionholders pursuant to Article 2 of the Investor Rights Agreement.

(dd)            “Earnout Fully Diluted Share Number” means, without duplication, (a) the aggregate number of shares of Class A common stock of the Company outstanding as of immediately prior to the Effective Time (assuming the conversion of all shares of Class B common stock), plus (b) the number of shares of Class A common stock of the Company issuable upon exercise of the Company Warrant as of immediately prior to the Effective Time, plus (c) the number of shares of Class A common stock of the Company issuable upon exercise of the Vested Exchanged Options immediately prior to the Effective Time.

(ee)             “Employee Benefit Plans” means, collectively, all Employee Pension Benefit Plans and Employee Welfare Benefit Plans of the Acquired Companies.

(ff)             “Employee Pension Benefit Plan” will have the meaning set forth in ERISA Section 3(2).

(gg)            “Employee Welfare Benefit Plan” will have the meaning set forth in ERISA Section 3(1).

(hh)            “Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encroachment, reservation, restriction, encumbrance, or other right of any Person, or any other restriction or limitation of any nature whatsoever, affecting title to the Company Stock, the equity interests of any Acquired Subsidiary, or any assets of the Acquired Companies.

(ii)              “Enforceability Limitations” mean (i) bankruptcy, insolvency, reorganization, moratorium or similar Law now or hereafter in effect relating to creditors’ rights, (ii) the discretion of the appropriate court with respect to specific performance, injunctive relief or other terms of equitable remedies, and (iii) limitations regarding the enforceability of contracts in technical violation of the Federal Cannabis Laws.

(jj)               “Environmental Claims” mean any action, claim, suit, demand, directive, Proceeding, order (including those for contribution and/or indemnity), investigation, lien, fine, penalty, settlement, violation, threat of legal proceeding or actual legal proceeding by any Governmental Authority or Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, indirect or consequential damages, nuisance, medical monitoring, penalties, contribution, indemnification, or injunctive relief) arising out of, based on, or resulting from: (i) the presence of, exposure to, release of or threatened release into the environment of, any Hazardous Substances; (ii) any alleged injury or threat of injury to human health, safety, the environment; (iii) the violation, or alleged violation of, any Environmental Laws or term or condition of any environmental Permits; or (iv) the non-compliance or alleged non-compliance with any Environmental Laws or term or condition of any environmental Permits.

(kk)             “Environmental Laws” means any applicable Law, Governmental Requirement or binding agreement with any Governmental Authority: (i) relating to pollution (or the cleanup thereof) or the preservation or protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient and indoor air, soil, surface water or groundwater, or subsurface strata); or (ii) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, handling, disposal, remediation, reporting release, threatened release of, any Hazardous Substances.

(ll)               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(mm)           “ERISA Affiliate” means a trade or business, whether or not incorporated, which is treated as a single employer with any Acquired Company within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m), or (o) of the Code.

(nn)            “Escrow Account” means the escrow account of the SPAC established and maintained by the Escrow Agent, which holds in escrow the gross proceeds of the initial public offering of the SPAC Class A Units, including the gross proceeds of the over-allotment option in respect of SPAC Class A Units.

(oo)            “Escrow Agent” means Odyssey Trust Company.

(pp)            “Escrow Agreement” means that certain Escrow Agreement, dated as of May 13, 2019, among the SPAC, Escrow Agent, and IPO Underwriter.

(qq)            “Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

(rr)              “Final IPO Prospectus” means the SPAC’s final long-form prospectus dated May 7, 2019 in connection with its initial public offering.

(ss)             “Financial Statements” mean the unaudited consolidated annual financial statements with respect to the Acquired Companies (other than those Persons set forth on Schedule 1.1(ss)) for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020, together with reviewed consolidated interim comparative financial statements of the Acquired Companies (other than those Persons set forth on Schedule 1.1(ss)) for the fiscal period ended February 28, 2021, in each case prepared in accordance with GAAP.

(tt)              “Fraud” means’ common law fraud under the Laws of the State of Delaware.

(uu)            “Fully-Diluted Share Number” means, without duplication, (a) the aggregate number of shares of Class A common stock of the Company outstanding as of immediately prior to the Effective Time (assuming the conversion of all shares of Class B common stock), plus (b) the number of shares of Class A common stock of the Company issuable upon exercise of the Company Warrant as of immediately prior to the Effective Time, plus (c) the number of shares of Class A common stock of the Company issuable upon conversion of the Company Notes outstanding as of immediately prior to the Effective Time (excluding the Company Notes (if any) which are repaid in connection with the Closing), plus (d) the aggregate number of shares of Company Stock issuable upon the full exercise of all Company Options that are vested as of immediately prior to the Effective Time; provided that the Fully-Diluted Share Number shall exclude (i) any shares of Company Stock (or shares of Company Stock issued upon exercise or conversion of securities convertible into or exercisable for Company Stock) issued in connection with the consummation of the transactions contemplated by that certain merger and exchange agreement and consulting agreement entered into between the Company and Element 7 LLC, (ii) any shares of Company Stock into which the Series A Preferred Stock and PEF Warrants issued in the Permitted Equity Financing are convertible (unless converted into Class A common stock of the Company prior to Closing) and (iii) the aggregate number of shares of Company Stock issuable upon the full exercise of all Company Options that are unvested as of immediately prior to the Effective Time.

(vv)            “GAAP” means generally accepted accounting principles in the United States as set forth in the pronouncement of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants in effect from time to time.

(ww)           “Governmental Authority” means any federal, state, commonwealth, provincial, municipal, local or foreign government, or any political subdivision thereof, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government, or any supranational body, arbitrator, court or tribunal of competent jurisdiction, including, for greater certainty the NEO Exchange, the SPAC Securities Authorities, and applicable self-regulatory organizations, including, if applicable, the Investment Industry Regulatory Organization of Canada.

(xx)             “Governmental Requirement” means any law, statute, ordinance, writ, order, judgment, determination, directive or regulation of any Governmental Authority now in effect.

(yy)            “Hazardous Substances” means: (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, including mold or fungus; and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, per-and polyfluoroalkyl substances, urea formaldehyde foam insulation and polychlorinated biphenyls.

(zz)             “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

(aaa)           “IFRS” means, with respect to all accounting matters and issues, the International Financial Reporting Standards as issued by the International Accounting Standards Board from time to time, together with its pronouncements thereon from time to time.

(bbb)          “Indebtedness” means, without duplication for any obligations which are already reflected in the Working Capital, with respect to any Person (without duplication), (i) all obligations of such Person for borrowed money, including without limitation all obligations for principal and interest, and for prepayment and other penalties, fees, costs and charges of whatsoever nature with respect thereto, (ii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers and similar accrued liabilities incurred in the ordinary course of the Business and paid in a manner consistent with industry practice and other than any such obligations for services to be rendered in the future or that are payable more than one year after the Closing Date), (iv) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person whether or not the obligations secured thereby have been assumed, (v) all capitalized lease obligations of such Person (determined under GAAP prior to January 1, 2019), (vi) all obligations (including but not limited to reimbursement obligations) relating to the issuance of letters of credit or surety bonds for the account of such Person to the extent drawn, (vii) all obligations arising out of interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates (valued at the termination value thereof), and (viii) obligations in the nature of guarantees of obligations of the type described in clauses (i) through (vii) above of any other Person; provided that with respect to each partially-owned Acquired Subsidiary: (1) if such Acquired Subsidiary will be required to be consolidated into the SPAC’s financial statements following the Closing, then all of the Indebtedness of such Acquired Subsidiary shall be included in the definition of Indebtedness for purposes of this Agreement; and (2) if such Acquired Subsidiary will not be required to be consolidated into the SPAC’s financial statements following the Closing, then none of the Indebtedness of such Acquired Subsidiary shall be included in the definition of Indebtedness for purposes of this Agreement.

(ccc)           “Insurance” means any fire, product liability, automobile liability, general liability, worker’s compensation, medical insurance stop-loss coverage, directors and officers insurance, errors and omissions liability insurance, employment practices liability insurance or other form of insurance of the Business, and any tail coverage purchased with respect thereto.

(ddd)          “Intellectual Property” means all intellectual property used to conduct the Business, including (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and company names (including without limitation, the names, “Glass House Farms”, “Glass House”, “Glass House Group”, “Forbidden Flowers”, “Roam”, “Bud and Bloom”, “Farmacy”, “The Pottery”, and “Field Extracts”), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, recipes, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) all computer software (including data and related documentation and including software installed on hard disk drives) other than off-the-shelf computer software subject to shrink-wrap or click-through licenses, (vi) website domain names, social media accounts and other e-commerce and social media assets, and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

(eee)           “Inventory” means all raw materials, ingredients and finished goods inventory of the Business after reduction for damaged, obsolete or otherwise unsaleable inventory (but without giving effect to any actions taken by or at the direction of Buyer on the Closing Date after the Closing has occurred), but specifically excluding any unfinished goods such as unharvested plants; provided that, with respect to each partially-owned Acquired Subsidiary: (1) if such Acquired Subsidiary will be required to be consolidated into the SPAC’s financial statements following the Closing, then all of the Inventory of such Acquired Subsidiary shall be included in the definition of Inventory for purposes of this Agreement; and (2) if such Acquired Subsidiary will not be required to be consolidated into the SPAC’s financial statements following the Closing, then none of the Inventory of such Acquired Subsidiary shall be included in the definition of Inventory for purposes of this Agreement.

(fff)            “IPO Underwriter” means Canaccord Genuity Corp.

(ggg)          “Key Employees” means Kyle D. Kazan, Graham Farrar, Derrek Higgins and Jamin Horn.

(hhh)          “Knowledge” and similar phrases using the term “Knowledge” mean, (i) with respect to a Seller, the actual knowledge of such Seller after having made due inquiry with respect to the matters which are relevant to the representation, warranty, covenant or agreement being made or given, and (ii) with respect to the Company, the actual knowledge of the Key Employees after having made due inquiry with respect to the matters which are relevant to the representation, warranty, covenant or agreement being made or given.

(iii)              “Law” means any federal, state, local, municipal, provincial, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, consent order, consent decree, decree, Order, judgment, rule, regulation, ruling, guideline, notice, protocol, directive, regulatory guidance, agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or with or under the authority of any Governmental Authority, whether or not having the force of law; provided that, solely with respect to Section 4.28, “Law” shall not include any guideline, notice, protocol, directive, or regulatory guidance not having the force of law.

(jjj)             “Losses” mean all losses, liabilities, deficiencies, damages that are reasonably foreseeable fines, penalties, claims, costs and expenses (including all fines, penalties and other amounts paid pursuant to a judgment, compromise or settlement, or costs associated with enforcing any right to indemnification hereunder), court costs and reasonable legal and accounting fees and disbursements of the substantially prevailing party; provided, however, that “Losses” will not include punitive damages, except to the extent such punitive damages are payable and paid to a third party.

(kkk)           “Material Adverse Effect” means, with respect to any Person, any change or event or effect that is materially adverse to the business or financial condition of such Person and its subsidiaries, taken as a whole, but excluding, in each case, any change, event or effect arising out of or resulting from: (i) changes in general business, political, or regulatory conditions; (ii) changes in conditions in the U.S., Canadian or global economy or capital, financial, credit, foreign exchange or securities markets generally, including any disruption thereof; (iii) fires, epidemics, quarantine restrictions, strikes, freight embargoes, earthquakes, hurricanes, floods or other acts of God or natural disasters, including COVID-19 or any Law issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or such Person’s and its subsidiaries’ compliance therewith; (iv) any outbreak or escalation of hostilities, insurrection or war, whether or not pursuant to declaration of a national emergency or war, acts of terrorism or similar calamity or crisis; (v) changes in applicable Laws or accounting regulations or principles or interpretations thereof; (vi) the negotiation, announcement, pendency, execution, delivery or performance of this Agreement or any ancillary documents, the consummation of the Transaction or the identity of the other Party, including any termination of, denial of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of such Person; (vii) any failure of such Person and its subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that this clause (vii) shall not prevent or otherwise affect a determination that any change, event, or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change, event, or effect is not otherwise excluded from this definition of Material Adverse Effect); and (viii) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of the applicable Party(ies) hereto; except, in the case of clauses (i) through (v), to the extent such change, effect, event, occurrence, state of facts or development, has had a disproportionate effect on such Person and its subsidiaries, taken as a whole, as compared to the other companies in the industry in which such Person and its subsidiaries conduct their business.

(lll)               “Material Contracts” mean the following written and oral contracts which are currently in effect and to which any Acquired Company is a party or by which any Acquired Company is bound:

(i)       any agreement for the purchase or supply of cannabis involving payments in excess of US $250,000 for the most recent or any upcoming (12) month period,

(ii)      any agreement (or group of related agreements with the same Person or its Affiliates) under which any Acquired Company has created, incurred or assumed any Indebtedness with an outstanding principal amount in excess of US $250,000 or imposed an Encumbrance (other than Permitted Encumbrances) on any of its assets,

(iii)      any agreement for the lease of real property or personal property involving payments in excess of US $250,000 for the most recent or any upcoming (12) month period,

(iv)     any license or royalty agreement involving payments in excess of US $250,000 for the most recent or any upcoming (12) month period,

(v)      any agreement with any Affiliate of any Acquired Company involving payments in excess of US $250,000 for the most recent or any upcoming (12) month period,

(vi)     any agreement relating to any Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or any other Benefit Arrangement,

(vii)    any employment, consulting or sales or leasing representative agreement not cancelable by such Acquired Company without penalty upon ninety (90) days or less written notice,

(viii)   any settlement agreement or other agreement in respect of any past or present Proceeding involving payments in excess of US $250,000,

(ix)      any non-competition, or non-solicitation agreement (other than confidentiality agreements with any Acquired Company’s current employees entered into in the ordinary course of the Business),

(x)       any agreement providing for indemnification by any Acquired Company other than pursuant to standard terms of contracts in the ordinary course of the Business, or

(xi)      any other agreement (or group of related agreements with the same Person or its Affiliates) not cancelable by an Acquired Company without penalty, (A) the performance of which will extend over a period of more than one (1) year, and (B) involving consideration in excess of US $250,000 or is or would be reasonably anticipated to result in a loss to an Acquired Company or Acquired Companies exceeding US $250,000.

(mmm)        “Merger Consideration” means the Closing Merger Consideration plus, to the extent issuable by Buyer to the Company Shareholders and the Vested Optionholders, the Earnout Consideration.

(nnn)         “Minor Contracts” mean any contract and other agreement (other than the Material Contracts), whether written or oral, to which any Acquired Company is a party or by which any Acquired Company is bound.

(ooo)         “NEO Exchange” means the Neo Exchange Inc., a Canadian stock exchange based in Toronto, Ontario, and any successor or assign thereof.

(ppp)          “Non-Party” means any Person who is not a Party hereto, including without limitation, (i) any former, current or future direct or indirect equity holder, controlling Person, management company, incorporator, member, partner, manager, director, officer, employee, agent, Affiliate, attorney or representative of, and any financial or other advisor or lender to (all above-described Persons in this subclause (i), collectively, “Affiliated Persons”) a Party hereto or any Affiliate of such Party, (ii) any Affiliated Persons of such Affiliated Persons but specifically excluding the Parties hereto, and (iii) the successors, assigns, heirs, executors or administrators of the Persons in subclauses (i) and (ii), but specifically excluding the Parties hereto.

(qqq)          “Option Conversion Ratio” means (a) the Per Share Closing Merger Consideration divided by (b) the volume weighted average price for a SPAC Class A Share on the principal securities exchange on which such security is traded (which is currently the NEO Exchange) during the five (5)-Business Day period ending at the official close of trading on the date immediately preceding the Closing Date or the Effective Time, whichever is later.

(rrr)             “Order” means any order, writ, assessment, decision, injunction, decree, judgment, ruling, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Authority.

(sss)           “ordinary course of the Business” means the ordinary course of the Business consistent with past practice (including recent past practice in light of COVID-19, and any action taken, or omitted to be taken, that relates to or arises out of COVID-19 that is reasonable and prudent from a business perspective at the time so taken or omitted shall be deemed to be in the ordinary course of Business).

(ttt)             “Other Current Assets” mean all current assets of the Acquired Companies, including prepaid expenses (including payments made pursuant to the terms of that certain License Development Consulting Agreement dated February 23, 2021) and deposits (including any deposits, whether refundable or otherwise, made by the Acquired Companies in connection with the purchase of real property located in Ventura County) of the Acquired Companies, other than Cash, Accounts Receivable, and Inventory, but excluding any prepayment or similar asset that would not benefit Buyer following the Closing and any Related Party Transaction described on Schedule 1.1(ttt); provided that, with respect to each partially-owned Acquired Subsidiary: (1) if such Acquired Subsidiary will be required to be consolidated into the SPAC’s financial statements following the Closing, then all of the Other Current Assets of such Acquired Subsidiary shall be included in the definition of Other Current Assets for purposes of this Agreement; and (2) if such Acquired Subsidiary will not be required to be consolidated into the SPAC’s financial statements following the Closing, then none of the Other Current Assets of such Acquired Subsidiary shall be included in the definition of Other Current Assets for purposes of this Agreement.

(uuu)          “Other Transactions” collectively mean other cannabis related acquisitions: (i) currently being considered by Buyer, the SPAC or their Affiliates; (ii) for which Buyer, the SPAC or their Affiliates or Company or its Affiliates has entered into a definitive purchase agreement, and described on Exhibit C; or (iii) new additional cannabis related acquisitions identified by any of the Parties prior to the Closing.

(vvv)         “Owned Tangible Personal Property” means all Tangible Personal Property owned by any Acquired Company.

(www)       “Per Share Closing Merger Consideration” means an amount equal to the Closing Merger Consideration divided by the Fully-Diluted Share Number.

(xxx)            “Per Share Earnout Consideration” means the Earnout Consideration divided by the Earnout Fully-Diluted Share Number.

(yyy)          “Per Share Merger Consideration” means the Per Share Closing Merger Consideration plus the Per Share Earnout Consideration (if any).

(zzz)            “PEF Warrants” means the warrants to purchase shares of Company Stock issued by the Company pursuant to the Permitted Equity Financing.

(aaaa)         “Permits” mean all permits, licenses, consents, franchises, approvals, registrations, certificates, variances and other authorizations required to be obtained from any Governmental Authority or other Person in connection with the operation of the Business and necessary to conduct the Business as presently conducted.

(bbbb)        “Permitted Encumbrances” mean (i) liens which are removed on or prior to the Closing Date, (ii) statutory liens or encumbrances for Taxes, assessments or other governmental charges not due and payable or the amount or validity of which is being contested in good faith, (iii) mechanics’, materialmens’, carriers’, workers’, repairers’ and similar Liens that arise in the ordinary course of the Business, that relate to amounts not yet delinquent, or that are being contested in good faith through appropriate Proceedings, (iv) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Authority, (v) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Encumbrances, if any, that would not reasonably be expected to result in material liability or otherwise materially interfere with the conduct of the Business in substantially the manner currently or proposed to be conducted, or materially affect the marketability or value of the Real Property, (vi) with respect to any Leased Real Property, the interests and rights of the respective lessors with respect thereto (including any statutory landlord liens and any Encumbrance thereon) and any Encumbrance permitted under the applicable lease agreement and any ancillary documents thereto, (vii) non-exclusive licenses to Intellectual Property granted in the ordinary course of the Business to Affiliates or unrelated third parties, and (viii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of the Business.

(cccc)         “Permitted Equity Financing” means the equity financing in the amount of approximately US $12 million to be raised by the Company through the sale and issuance of series preferred stock, the proceeds of which, among other things, will be used to fund the entire US $10 million earnest money escrow deposit for the purchase of an approximately 160-acre agriculturally zoned property located at 645 Laguna Road, Camarillo, California, which equity financing shall not, unless previously approved in writing by the SPAC, be consummated on terms that are materially more favorable to the purchasers of such preferred stock than those reflected in the most recent summary of terms provided by the Company to the SPAC prior to the date of this Agreement.

(dddd)        “Person” means any Governmental Authority, individual, association, joint venture, partnership, corporation, limited liability company, trust, trustee or other entity.

(eeee)        “Proceeding” means any claim, demand, action, suit, litigation, dispute, order, writ, injunction, judgment, assessment, decree, grievance, arbitral action, investigation or other proceeding.

(ffff)           “Pro Forma Balance Sheet” means a pro forma consolidated balance sheet of the SPAC, presented assuming the consummation of the Transaction and any Other Transactions, and all of the transactions contemplated hereby and thereby, and the payment or accrual of all transaction expenses in connection therewith.

(gggg)        “Pro Forma Capitalization Statement” means a capitalization table setting forth the total authorized equity securities and total outstanding equity securities (including convertible securities) of each of the SPAC and Buyer, presented assuming the consummation of the Transaction and any Other Transactions, and all of the transactions contemplated hereby and thereby, including (i) the aggregate number of equity securities of each of the SPAC and Buyer issued or reserved for issuance with respect to the Transaction, (ii) the aggregate number of equity securities of the SPAC issued or reserved for issuance with respect to the Other Transactions, and (iii) the aggregate number of equity securities of each of the SPAC and Buyer issued or reserved for issuance to the Sponsor and its Affiliates.

(hhhh)       “Pro Rata Share” means, in respect of any Seller, the number of shares of Class A common stock of the Company owned by such Seller divided by the number of shares of Class A common stock of the Company owned by all of the Sellers, in each case calculated on an as-converted and fully-diluted basis as set forth on Schedule 4.3(a) of the Company Disclosure Schedules (but not taking into account any shares of Series A Preferred Stock).

(iiii)             “Prospectus” means the non-offering preliminary prospectus and/or final prospectus of the SPAC, and any amendment thereto, as the context requires, containing disclosure regarding the Transaction and, if applicable, the Other Transactions, as the SPAC’s qualifying acquisition.

(jjjj)            “Purchase Price” means the purchase price for the Company Stock which will, subject to the terms hereof, be equal to US $325,000,000.

(kkkk)         “Real Property” means all real property owned or leased by any Acquired Company or in which any Acquired Company otherwise has any interest, together with (i) all buildings and improvements located thereon and (ii) all rights, privileges, interests, easements, hereditaments and appurtenances thereunto in any way incident, appertaining or belonging thereto.

(llll)             “Related Person” means, (i) with respect to a particular individual: (A) each other member of such individual’s family; (B) any Person that is directly or indirectly controlled by any one or more members of such individual’s family; (C) any Person in which members of such individual’s family hold (individually or in the aggregate) a material interest, including an equity interest of 25% or more; and (D) any Person with respect to which one or more members of such individual’s family serves as a director, manager, officer, partner, executor or trustee (or in a similar capacity), and (ii) with respect to a specified Person other than an individual, an Affiliate of that Person.

(mmmm)     “Representation Survival Period” means, (i) for the Seller Individual Representations (excluding the Seller Excluded Representations), the period beginning on the Closing Date and ending on the date that is the fifteen (15) month anniversary of the Closing Date, and (ii) for Buyer’s, Merger Sub’s and the SPAC’s representations and warranties (excluding the Buyer Excluded Representations), the period beginning on the Closing Date and ending on the date that is the fifteen (15) month anniversary of the Closing Date.

(nnnn)       “Representative” means any manager, officer, director, principal, attorney, accountant, agent, employee or other representative of any Person.

(oooo)       “Restricted Territory” means the State of California.

(pppp)       “SEDAR” means the the System for Electronic Document Analysis and Retrieval administered by the Canadian Securities Administrators.

(qqqq)       “Seller Individual Representation” means any representation or warranty concerning a Seller set forth in Sections 4.2(a), 4.4(a), 4.5(a), 4.6(a), 4.7(a) or 4.30.

(rrrr)           “Seller Transaction Expenses” mean, without duplication of amounts taken into account in the calculation of Working Capital or Indebtedness, (i) the costs, fees and expenses incurred by the Acquired Companies in connection with the transactions contemplated by this Agreement for investment bankers, third party consultants, auditors, accountants, tax advisors and legal counsel, (ii) all change in control, retention, or transaction-related bonus amounts payable by the Acquired Companies to, or for the benefit of, current or former employees, officers, contractors or directors of an Acquired Company or their Related Persons as a consequence of the transactions contemplated by this Agreement, whenever payable, including any employer-level payroll or employment Taxes that become payable by any Acquired Company in connection therewith (but excluding any post-Closing liabilities or obligations arising as a result of both (A) the Closing and (B) the occurrence of one or more additional post-Closing events without the consent of the applicable Person under so-called “double trigger” severance provisions contained in any employment-related Contracts), and (iii) overdrafts on any bank account and reimbursement obligations under any credit facility of an Acquired Company acquired by Buyer, in each of the foregoing clauses (i) through (iii) to the extent unpaid as of immediately prior to the Closing on the Closing Date.

(ssss)         “SPAC Board” means the board of directors of the SPAC, as constituted from time to time.

(tttt)           “SPAC Circular” means the notice of the SPAC Shareholder Meeting and, if applicable, the SPAC Warrantholder Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the SPAC Shareholders and, if applicable, the SPAC Warrantholders in connection with the SPAC Meetings, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

(uuuu)       “SPAC Class A Shares” means the class A restricted voting shares in the capital of the SPAC.

(vvvv)        “SPAC Class A Units” means units comprised of one SPAC Class A Share and one-half of a SPAC Class A Share purchase warrant.

(wwww)     “SPAC Class B Shares” means the class B shares in the capital of the SPAC.

(xxxx)          “SPAC Founders” mean the “BRND Founders” as defined in the Prospectus.

(yyyy)        “SPAC Meetings” means, collectively, the SPAC Shareholder Meeting and, if applicable, the SPAC Warrantholder Meeting.

(zzzz)          “SPAC Resolution” means the resolution of the SPAC Shareholders in the form to be mutually agreed to by Buyer and Sellers’ Representative, acting reasonably.

(aaaaa)       “SPAC Securities Authorities” means, collectively, the Alberta Securities Commission, British Columbia Securities Commission, Manitoba Securities Commission, Financial and Consumer Services Commission of New Brunswick, Office of the Superintendent of Securities Service Newfoundland and Labrador, Office of the Superintendent of Securities of Northwest Territories, Nova Scotia Securities Commission, Nunavut Securities Office, Ontario Securities Commission, Office of the Superintendent of Securities of Prince Edward Island, Financial and Consumer Affairs Authority of Saskatchewan, and the Office of the Yukon Superintendent of Securities.

(bbbbb)     “SPAC Securities Laws” means the Securities Act (Ontario) and all the securities Law of each province and territory of Canada, except Quebec, and the rules, regulations and policies of the NEO Exchange.

(ccccc)      “SPAC Shares” means the SPAC Class A Shares and the SPAC Class B Shares (including, following conversion, the SPAC Subordinate Voting Shares into which the SPAC Class A Shares and the Class B Shares convert).

(ddddd)     “SPAC Shareholder Approval” means the approval by votes cast by the SPAC Shareholders of the Transaction, including, if applicable, the Other Transactions and related matters by ordinary resolution (with holders of both classes of the SPAC Shares voting as if they were a single class), or such other approval as may be required by Law.

(eeeee)      “SPAC Shareholder Meeting” means the special meeting of the SPAC Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held to consider the SPAC Resolution and for any other purpose as may be set out in the SPAC Circular.

(fffff)         “SPAC Shareholder Redemption” means the exercise by one or more SPAC Shareholders of their rights to redeem SPAC Class A Shares held by them in accordance with the SPAC’s organizational documents.

(ggggg)     “SPAC Shareholders” means: (i) prior to the effective time of the Closing, the registered or beneficial holders of the SPAC Shares, as the context requires; and (ii) at and after the completion of the Transaction and the Other Transactions, the registered and/or beneficial holders of the SPAC Subordinate Voting Shares and the SPAC Supervoting Shares.

(hhhhh)     “SPAC Subordinate Voting Shares” means the proposed subordinate, restricted and limited voting shares in the capital of the SPAC.

(iiiii)           “SPAC Supervoting Shares” means shares of the SPAC with the terms set out on Schedule 1.1(jjjjj) attached hereto.

(jjjjj)           “SPAC Warrantholder Meeting” means, if applicable, the special meeting of the SPAC Warrantholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held to consider the Warrant Amendment Resolution and for any other purpose as may be set out in the SPAC Circular.

(kkkkk)       “SPAC Warrantholders” means the registered or beneficial holders of the SPAC Warrants.

(lllll)           “SPAC Warrants” means the warrants to purchase SPAC Shares.

(mmmmm)  “Sponsor” means Mercer Park CB II, L.P., a limited partnership formed under the laws of the State of Delaware.

(nnnnn)     “Tangible Personal Property” means all tangible personal property (other than Inventory) owned or leased by any Acquired Company or in which any Acquired Company has any interest including vehicles and production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto.

(ooooo)     “Tax” means any US or Canadian federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, cannabis excise, cultivation, canopy, or manufacturing tax, severance, startup, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), health, unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, value added, goods and services, harmonized, alternative or add-on minimum, estimated, or other tax or similar obligation of any kind whatsoever imposed by any Governmental Authority, including any interest, penalty or addition thereto, whether disputed or not.

(ppppp)     “Tax Return” means any return, declaration, report, form, claim for refund, election or information return or statement filed or required to be filed with a Governmental Authority relating to Taxes, including any schedule or attachment thereto, and any amendment thereof, and where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, each as required to be filed with a Governmental Authority.

(qqqqq)     “Transaction” means the Merger and the other transactions contemplated under this Agreement.

(rrrrr)          “Transfer Taxes” means any sales, use, stock transfer, value added, real property transfer, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto imposed by any Governmental Authority in connection with the transactions contemplated by this Agreement.

(sssss)       “Treasury Regulation” any proposed, temporary and/or final regulations promulgated by the United States Department of Treasury under the Code, as hereafter amended from time to time (and/or any corresponding provisions of any superseding revenue law or regulation).

(ttttt)          “Vested Optionholder” means a holder of Vested Exchanged Options.

(uuuuu)     “VWAP” means, with respect to a given date, the volume weighted average price for a SPAC Subordinate Voting Share on the principal securities exchange on which such security is traded (which is currently the NEO Exchange) during the thirty (30)-day period ending at the official close of trading on the date immediately preceding such given date.

(vvvvv)     “Warrant Amendment Resolution” means, if applicable, a resolution of the SPAC Warrantholders in connection with the Transaction.

(wwwww)  “Working Capital” means, as of 11:59 p.m. Eastern Time on the date immediately preceding the Closing Date, (i) the sum of (A) the Accounts Receivable, (B) the Inventory and (C) the Other Current Assets, minus (ii) the Accounts Payable, subject to Section 1.3.

(xxxxx)        “Working Capital Target” means US $15,000,000.

1.2.       Other Defined Terms. The following terms will have the meanings defined for such terms in the Sections set forth below:

Term	Section

2013 Cole Memo	4.13(b)
Accounting Firm	2.17(c)
Additional Shares	2.18(b)
Anti-Money Laundering Laws	4.26
Apps	4.28
Assumed Option	2.7(a)(i)
Audited Financial Statements	6.19
Balance Sheet Date	4.8(b)
Benefit Arrangements	4.16(i)
Buyer	Introduction
Buyer Disclosure Schedules	5
Buyer Excluded Representation	9.1(a)(ii)
Buyer’s, Merger Sub’s and the SPAC’s Contractual Representations	5.20

Buyer’s, Merger Sub’s and the SPAC’s Extra Contractual Representations	5.20
Buyer’s Counsel	10.15(b)
Cap	9.1(d)(ii)
Certificate	2.9(c)
Certificate of Merger	2.2
Claim	6.11
Closing	3.1
Closing Date	3.1
Closing Indebtedness	1.1(n)
Closing Working Capital Statement	2.5(d) or (e)
Coattail Agreement	2.14
Company	Introduction
Company Closing Cash	1.1(n)
Company Disclosure Schedules	4
Company Intellectual Property	4.12(a)
Company Shareholder Notice	6.17
Confidential Information	9.4
Confidentiality Agreement	6.4(a)
Conversion Offering	6.22(c)
Dissenting Shares	2.8
Draft Working Capital Statement	2.17(a)
Effective Time	2.2
Estimated Cash	2.6(c)(i)
Estimated Closing Merger Consideration	2.6(c)(i)
Estimated Indebtedness	2.6(c)(i)
Estimated Working Capital	2.6(c)(i)
Exchange Agent	2.9(b)
Exchange Rights Agreement	2.14
Founder Subscription Agreements	Introduction
Holdback Shares	2.6(d)
Indemnified Party	9.1(e)
Indemnifying Party	9.1(e)
Intended Tax Treatment	Introduction
Leased Real Property	4.10(a)
Letter of Transmittal	2.9(c)
Lockup Agreement	2.14
Merger Consideration Spreadsheet	2.6(c)(i)
Non-Accredited Seller	2.9(i)
OFAC	4.27
Outside Date	8.1(b)(i)
Owned Real Property	4.10(b)
Party	Introduction
Pension Plans	4.16(a)
Personal Information	4.28

PIPE Investment	Introduction
PIPE Investment Amount	Introduction
PIPE Investor	Introduction
Post-Closing Straddle Period	9.9(c)
Post-Signing Matters	6.18
Pre-Closing Straddle Period	9.8(c)
Pre-Closing Tax Periods	9.8(a)
Principal Seller	9.5
Privacy Requirements	4.28
Registration Rights Agreement	2.14
Related Party Transaction	4.17
Releasee	9.9
RSU	2.7(a)(iii)
Sanctions	4.27
Security Breach	4.28
Seller	Introduction
Seller Excluded Representation	9.1(a)(i)
Seller Fundamental Representations	9.1(a)(i)
Sellers’ and the Company’s Contractual Representations	4.34
Sellers’ and the Company’s Extra Contractual Representations	4.34
Sellers’ Counsel	10.15(a)
Sellers’ Representative	Introduction
SPAC	Introduction
SPAC Board Recommendation	6.10(b)
SPAC Closing Cash	7.3(g)
SPAC Closing Statement	3.2
SPAC Financial Statements	5.10(a)
SPAC Incentive Plan	9.10
Investor Rights Agreement	2.15
Straddle Period	9.8(c)
Subscription Agreements	Introduction
Surrender Documentation	2.9(c)
Surviving Corporation	2.1
Tax Act	10.16
Tax Representations	9.1(a)(i)
Tax Matter	9.8(g)
Third Party Claim	9.1(e)
Threshold	9.1(d)(i)
Unvested Exchanged Option	2.7(a)(iii)
Vested Exchanged Option	2.7(a)(ii)
Welfare Plans	4.16(b)

1.3.       Construction of Defined Terms. Except as otherwise expressly provided, as used in Article 1 of this Agreement, Accounts Payable, Accounts Receivable, Cash, Indebtedness, Inventory, Other Current Assets and Working Capital of the Acquired Companies will mean the amounts determined in accordance GAAP, provided that the audited financial statements are audited in accordance with US Public Company Accounting Oversight Board principles, consistent with the Acquired Companies’ past practices.

1.4.       Usage of Terms. Except where the context otherwise requires, words importing the singular number will include the plural number and vice versa. Use of the word “including” means “including, without limitation.” When a reference is made to a specific Law, act or statute, such reference shall include any regulations promulgated thereunder. The phrases “provided to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 p.m. Eastern Time on the date that is three (3) Business Days prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form. Any action required by the terms hereof to be taken on a specific day that is not a Business Day shall instead be required to be taken on the next succeeding Business Day, and if the last day of a time period specified herein is a non-Business Day, such period shall be deemed to end on the next succeeding Business Day.

1.5.       References to Articles, Sections, Exhibits and Schedules. All references in this Agreement to Articles, Sections (and other subdivisions), Exhibits and Schedules refer to the corresponding Articles, Sections (and other subdivisions), Exhibits and Schedules of or attached to this Agreement, unless the context expressly, or by necessary implication, otherwise requires.

ARTICLE 2

THE MERGER

2.1.       The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time: (a) Merger Sub will merge with and into the Company; and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

2.2.       Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Buyer and Merger Sub shall cause a certificate of merger in the form attached hereto as Exhibit D (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Buyer in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

2.3.       Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

2.4.       Certificate of Incorporation; By-laws. At the Effective Time: (a) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (b) the by-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Company until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

2.5.       Directors and Officers. The individuals set forth on Schedule 2.5 attached hereto shall be elected, effective as of the Effective Time, to serve as the directors and officers of the Surviving Corporation in the positions set forth opposite their names on such schedule, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

2.6.       Effect of the Merger on Company Securities. At the Effective Time, as a result of the Merger and without any action on the part of Buyer, Merger Sub, the Company or any Seller:

(a)       Cancellation of Certain Company Stock. Shares of Company Stock that are owned by Buyer, Merger Sub or the Company (as treasury stock or otherwise) or any of the Acquired Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)       Treatment of Company Stock.

(i)       Each share of Company Common Stock (collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (x) Shares to be cancelled and retired in accordance with Section 2.6(a), and (y) Dissenting Shares) shall be converted into the right to receive the Per Share Merger Consideration. Subject to Section 2.9(i), the Per Share Merger Consideration to be issued pursuant to this Article 2 shall be in the form of Buyer Exchangeable Shares. The Per Share Merger Consideration shall be allocated among the Company Shareholders in the proportions set forth in the Merger Consideration Spreadsheet, subject to adjustment in accordance with the terms of Section 2.18.

(ii)       Each share of Series A Preferred Stock (the “Preferred Shares”) issued and outstanding immediately prior to the Effective Time (other than (x) shares to be cancelled and retired in accordance with Section 2.6(a), and (y) Dissenting Shares) shall not be cancelled, converted or exchanged in connection with the Merger and shall remain issued and outstanding following the Effective Time.

(c)       Merger Consideration Spreadsheet.

(i)       At least five Business Days before the Closing, the Company shall prepare and deliver to Buyer an updated spreadsheet (the “Merger Consideration Spreadsheet”), certified by the Chief Executive Officer of the Company, which sets forth, as of the Closing Date: (A) the names and addresses of all Company Shareholders and the number of shares of Company Stock held by such Persons; (B) good faith estimates of Working Capital (the “Estimated Working Capital”), Closing Indebtedness (the “Estimated Indebtedness”), and Company Closing Cash (the “Estimated Cash”); (C) a reasonably detailed calculation of the Closing Merger Consideration based upon such estimates (the “Estimated Closing Merger Consideration”), (D) each Company Shareholder’s and Vested Optionholder’s allocation of the Estimated Closing Merger Consideration expressed as both a percentage interest and in terms of the number of Buyer Exchangeable Shares to be issued to each such Person, and (E) each Company Shareholder’s and Vested Optionholder’s allocation of the Earnout Consideration expressed as a percentage interest.

(ii)       The parties agree that Buyer, the SPAC and Merger Sub shall be entitled to rely on the Merger Consideration Spreadsheet in issuing the Buyer Exchangeable Shares under this Article 2 and Buyer, the SPAC and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in the Merger Consideration Spreadsheet.

(d)       Adjustment to Number of Buyer Exchangeable Shares; Holdback Shares. The actual number of Buyer Exchangeable Shares issued under this Section 2.6 shall be subject to adjustment in accordance with the terms of Section 2.18. The Parties hereby agree that US $7,500,000 in value of the Buyer Exchangeable Shares (the “Holdback Shares”) will be held back from the Company Shareholders and Vested Optionholders, on a pro rata basis in accordance with the number of shares of Company Stock (other than Series A Preferred Stock) held by each as set forth in the Merger Consideration Spreadsheet, and not issued as part of the Closing until such adjustment is complete and the final number of Buyer Exchangeable Shares is determined.

(e)       Conversion of Merger Sub Capital Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

2.7.       Options; Warrants.

(a)       At the Effective Time, the Company Incentive Plan and each of the outstanding Company Options, whether vested or unvested, shall cease to represent the right to purchase Company Common Stock and shall be assumed or exchanged by the SPAC in accordance with the terms of this Section 2.7(a).

(i)       At the Effective Time, each Company Option that is an incentive stock option (as defined in Section 422 of the Code) (an “Assumed Option”), whether vested or unvested, shall be assumed by the SPAC and become an option to purchase a number of shares of SPAC Subordinate Voting Shares. Each Assumed Option shall continue to have, and be subject to, the terms and conditions as were applicable to such Assumed Option immediately prior to the Effective Time (including applicable vesting, expiration and forfeiture provisions), subject to the following adjustments: (i) each such Assumed Option shall be exercisable for the number of SPAC Subordinate Voting Shares determined by multiplying (A) the number of shares of Company Stock that were issuable upon exercise of such Assumed Option immediately prior to the Effective Time by (B) the Option Conversion Ratio, with the result rounded down to the nearest whole number of SPAC Subordinate Voting Shares, and (ii) the per share exercise price for shares of SPAC Subordinate Voting Shares issuable upon the exercise of such Assumed Option shall be equal to (x) the exercise price per share of Company Stock at which such Assumed Option was exercisable immediately prior to the Effective Time divided by (y) the Option Conversion Ratio, with the result rounded up to the nearest whole cent. Consistent with the terms of the Company Incentive Plan and the documents governing the outstanding Assumed Options under such Plan, the Transaction will not terminate any of the outstanding Assumed Options. It is the intention of the Parties that the Assumed Options qualify, to the maximum extent permissible, following the Effective Time as incentive stock options as defined in Section 422 of the Code. Within five (5) Business Days following the final determination of the Closing Working Capital Statement pursuant to Section 2.17, the SPAC shall issue to each Person who, immediately prior to the Effective Time, was a holder of an outstanding Assumed Option a document in form and substance satisfactory to Sellers’ Representative evidencing the foregoing assumption of such Assumed Option by the SPAC. At or prior to the Effective Time, the SPAC shall take, or cause to be taken, all corporate action necessary to reserve for issuance a sufficient number of shares of SPAC Subordinate Voting Shares for delivery of Assumed Options assigned to and assumed by it in accordance with, or otherwise to give effect to the provisions of, this Section 2.7(a)(i).

(ii)       At the Effective Time, each vested Company Option that is not an incentive stock option (as defined in Section 422 of the Code) (a “Vested Exchanged Option”) shall be cancelled, extinguished, and represent only the right to receive a number of Buyer Exchangeable Shares equal to (i) (A) the number of shares of Company Stock that were issuable upon exercise of such Vested Exchanged Option immediately prior to the Effective Time multiplied by (B) the excess, if any, of (x) the value of the Per Share Closing Merger Consideration over (y) the exercise price of such Vested Exchanged Option immediately prior to the Effective Time, divided by (ii) $10.00. Such number of Buyer Exchangeable Shares shall be subject to an award agreement to be delivered to the holder of such Vested Exchanged Option within five (5) Business Days following the final determination of the Closing Working Capital Statement pursuant to Section 2.17. Such award agreement shall provide for delivery of such Buyer Exchangeable Shares to such holder on the three (3)-year anniversary of the Closing.

(iii)       At the Effective Time, each unvested Company Option that is not an incentive stock option (as defined in Section 422 of the Code) (an “Unvested Exchanged Option”) shall be cancelled, extinguished, and converted into a restricted unit of Buyer Exchangeable Shares (a “RSU”). The number of Buyer Exchangeable Shares underlying an RSU issued with respect to an Unvested Exchanged Option shall be equal to (i) (A) the number of shares of Company Stock that were issuable upon exercise of such Unvested Exchanged Option immediately prior to the Effective Time multiplied by (B) the excess, if any, of (x) the value of the Per Share Closing Merger Consideration over (y) the per share exercise price of such Unvested Exchanged Option immediately prior to the Effective Time, divided by (ii) $10.00. The vesting schedule applicable to each such RSU shall continue to be the vesting schedule applicable to the Unvested Exchanged Option immediately prior to the Effective Time; provided that any monthly vesting shall be amended to provide for annual vesting on each anniversary of the grant date (e.g., if a Company Option was granted on January 1, 2020 for 480 shares and provided for vesting in equal monthly installments over a four-year period, and the Closing occurred on April 30, 2021, of the 330 unvested shares as of the Closing Date, 90 shares would vest on January 1, 2022, 120 shares would vest on January 1, 2023, and the remaining 120 shares would vest on January 1, 2024). Within five (5) Business Days following the final determination of the Closing Working Capital Statement pursuant to Section 2.17, the SPAC shall issue to each Person who, immediately prior to the Effective Time, was a holder of an outstanding Unvested Exchanged Option such documentation, in form and substance satisfactory to Sellers’ Representative, as is necessary or advisable to evidence the foregoing exchange of such Unvested Exchanged Option. At or prior to the Effective Time, the SPAC shall take, or cause to be taken, all corporate action necessary to give effect to the provisions of this Section 2.7(a)(iii).

(b)       At the Effective Time, each outstanding and unexercised PEF Warrant shall be cancelled, extinguished and converted automatically into a warrant to purchase a number of SPAC Subordinate Voting Shares equal to (i) the number of shares of Company Stock that were issuable upon exercise of such PEF Warrant immediately prior to the Effective Time divided by (ii) 7.874015748031496. Each such PEF Warrant shall be in form and substance reasonably acceptable to the SPAC and otherwise continue to have, and be subject to, the terms and conditions as were applicable to such PEF Warrant immediately prior to the Effective Time; provided that the per share exercise price shall be $10.00. Within five (5) Business Days following the final determination of the Closing Working Capital Statement pursuant to Section 2.17, the SPAC shall issue to each Person who, immediately prior to the Effective Time, was a holder of an outstanding PEF Warrant a document in form and substance satisfactory to Sellers’ Representative evidencing the foregoing conversion of such PEF Warrant. From time to time thereafter as any Earnout Consideration becomes issuable to the Company Shareholders and the Vested Optionholders pursuant to the Investor Rights Agreement, the SPAC shall promptly make such amendments to such document as are necessary to update the number of SPAC Subordinate Voting Shares into which such PEF Warrant converts taking into account such Earnout Consideration. The Company shall comply with all notice provisions of the PEF Warrants applicable to the Transaction. The SPAC shall take, or cause to be taken, all corporate action necessary to give effect to the provisions of this Section 2.7(b).

2.8.       Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.6(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.6(b), without interest thereon. The Company shall provide Buyer prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Buyer shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Buyer, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

2.9.       Surrender and Payment.

(a)       At the Effective Time, all Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.8, each holder of Shares shall cease to have any rights as a shareholder of the Company.

(b)       Prior to the Effective Time, Buyer and the SPAC shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the exchange agent in the Merger.

(c)       As promptly as practicable following the date hereof and in any event not later than 15 Business Days thereafter, the Exchange Agent shall mail to each Company Shareholder that holds Shares a letter of transmittal in substantially the form attached as Exhibit E (a “Letter of Transmittal”), and, if such Shares are represented by a stock certificate (each, a “Certificate”), instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.13), in exchange for the applicable portion of Merger Consideration pursuant to Section 2.6(b). The Exchange Agent shall, no later than the later of: (i) the Closing Date; or (ii) 15 Business Days after receipt of a Letter of Transmittal with respect to Shares duly completed and validly executed in accordance with the instructions thereto (and, if applicable, a Certificate (or affidavits of loss in lieu thereof in accordance with Section 2.13) representing such Shares), together with any other customary documents that the Exchange Agent may reasonably require in connection therewith (collectively, the “Surrender Documentation”), issue to the holder of such Shares such holder’s share as indicated in the Merger Consideration Spreadsheet of the Closing Merger Consideration (minus such holder’s share as indicated in such spreadsheet of the Holdback Shares) with respect to such Shares, and, if applicable, the Certificate representing such Shares shall forthwith be cancelled. The issuance of the Buyer Exchangeable Shares including the Holdback Shares may be in electronic book entry or DRS form without the issuance of physical stock certificates. With respect to each Company Shareholder, until such time as such Company Shareholder’s Buyer Exchangeable Shares shall be deliverable to such Company Shareholder pursuant to this Section 2.9(c), such Buyer Exchangeable Shares will be held in escrow by the Exchange Agent and treated as having been issued at the Closing to such Company Shareholder and outstanding, and such Company Shareholder (i) will be shown as the registered owner thereof on the books and records of Buyer and (ii) shall have all rights to receive on a current basis any dividends or other distributions made with respect to such Buyer Exchangeable Shares which dividends and distributions shall be issued to Exchange Agent, held by Exchange Agent for the benefit of such Company Shareholder, and included as part of such Buyer Exchangeable Shares, but in all cases subject to adjustment in accordance with Section 2.18. In the event that the Letter of Transmittal of a Company Shareholder indicates that such Company Shareholder is a Non-Accredited Seller, (A) the Exchange Agent shall promptly notify Buyer and the SPAC of such status, (B) Buyer and the SPAC, to the extent that neither has reasonable knowledge that such Company Shareholder is an accredited investor, shall promptly deliver or cause to be delivered to the Exchange Agent, for further distribution to such Non-Accredited Seller, the amount in cash payable to such Non-Accredited Seller in respect of the Closing Merger Consideration pursuant to Section 2.9(i), (C) the Exchange Agent shall distribute such cash to such Non-Accredited Seller in lieu of Buyer Exchangeable Shares and (D) the Buyer Exchangeable Shares previously made available to the Exchange Agent in respect of Merger Consideration deliverable to such Non-Accredited Seller shall be returned by the Exchange Agent to Buyer.

(d)       The Exchange Agent shall, with respect to each holder of Shares, no later than the later of: (i) if such holder has previously delivered completed and validly executed Surrender Documentation, five (5) Business Days following the determination of the final number of Buyer Exchangeable Shares to be issued following the determination of the adjustment under Section 2.6(d); or (ii) if such holder has not yet delivered completed and validly executed Surrender Documentation, 15 Business Days after receipt of such completed and validly executed Surrender Documentation, issue to such holder its share as indicated in the Merger Consideration Spreadsheet of the Holdback Shares (and any Additional Shares, if applicable) with respect to such Shares. Until such time as the Holdback Shares shall be released to the Company Shareholders or permanently withheld pursuant to Section 2.18, the Holdback Shares will be held in escrow by the Exchange Agent and treated as having been issued at the Closing to the respective Company Shareholders and outstanding, and the respective Company Shareholders (i) will be shown as the registered owners thereof on the books and records of Buyer and (ii) shall have all rights to vote such Holdback Shares and receive on a current basis any dividends or other distributions made with respect to the Holdback Shares, which dividends and distributions shall be issued to Exchange Agent, held by Exchange Agent for the benefit of the Company Shareholders, and included as part of the Holdback Shares. Notwithstanding the foregoing, with respect to each Non-Accredited Seller, (A) Buyer and the SPAC shall deliver or cause to be delivered to the Exchange Agent, for further distribution to such Non-Accredited Seller in accordance with this Section 2.9(d), the amount in cash payable to such Non-Accredited Seller in respect of the Holdback Shares (and any Additional Shares, if applicable) pursuant to Section 2.9(i), (B) the Exchange Agent shall distribute such cash to such Non-Accredited Seller in lieu of Buyer Exchangeable Shares and (C) the Holdback Shares previously made available to the Exchange Agent in respect of such Non-Accredited Seller shall be returned by the Exchange Agent to Buyer.

(e)       The Exchange Agent shall, with respect to each holder of Shares, no later than the later of: (i) if such holder has previously delivered completed and validly executed Surrender Documentation, the date upon which Buyer Exchangeable Shares become issuable to Company Shareholders as Earnout Consideration pursuant to Article 2 of the Investor Rights Agreement and the Exchange Agent receives such Buyer Exchangeable Shares in respect of such Earnout Consideration; or (ii) if such holder has not yet delivered completed and validly executed Surrender Documentation, 15 Business Days after receipt of such completed and validly executed Surrender Documentation, issue to such holder its share as indicated in the Merger Consideration Spreadsheet of such Earnout Consideration with respect to such Shares. With respect to each Company Shareholder, from and after the Exchange Agent’s receipt of Buyer Exchangeable Shares in respect of Earnout Consideration until such time as such Company Shareholder’s Buyer Exchangeable Shares shall be deliverable to such Company Shareholder pursuant to this Section 2.9(e), such Buyer Exchangeable Shares will be held in escrow by the Exchange Agent and treated as having been issued upon such Earnout Consideration becoming issuable to such Company Shareholder pursuant to the Investor Rights Agreement, and such Company Shareholder (i) will be shown as the registered owner thereof on the books and records of Buyer and (ii) shall have all rights to receive on a current basis any dividends or other distributions made with respect to such Buyer Exchangeable Shares which dividends and distributions shall be issued to Exchange Agent, held by Exchange Agent for the benefit of such Company Shareholder, and included as part of such Buyer Exchangeable Shares. The Exchange Agent shall, no later than the date upon which Buyer Exchangeable Shares become issuable to Vested Optionholders as Earnout Consideration pursuant to Article 2 of the Investor Rights Agreement and the Exchange Agent receives such Buyer Exchangeable Shares in respect of such Earnout Consideration, issue to each Vested Optionholder its share as indicated in the Merger Consideration Spreadsheet of such Earnout Consideration with respect to the Vested Exchanged Options held by such Vested Optionholder. Notwithstanding the foregoing, with respect to each Non-Accredited Seller, (A) Buyer and the SPAC shall deliver or cause to be delivered to the Exchange Agent, for further distribution to such Non-Accredited Seller in accordance with this Section 2.9(e), the amount in cash payable to such Non-Accredited Seller in respect of Earnout Consideration pursuant to Section 2.9(i) and (B) the Exchange Agent shall distribute such cash to such Non-Accredited Seller in lieu of Buyer Exchangeable Shares.

(f)       Until so surrendered, each outstanding Share (and any Certificate that prior to the Effective Time represented Shares) (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Sections 2.6(b) and (d). If after the Effective Time, any Share (or any Certificate that prior to the Effective Time represented a Share) is presented to the Exchange Agent, it shall be cancelled and exchanged as provided in this Section.

(g)       Any portion of the Merger Consideration that remains unclaimed by the Company Shareholders six months after the date upon which such portion of the Merger Consideration became deliverable to the Company Shareholders shall be returned to Buyer or the SPAC, as applicable, upon demand, and any such Company Shareholder who has not exchanged the Surrender Documentation for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Buyer or the SPAC, as applicable, for issuance of such portion of the Merger Consideration. Notwithstanding the foregoing, neither Buyer nor the SPAC shall be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Merger Consideration remaining unclaimed by Company Shareholders two years after the date upon which such portion of the Merger Consideration became deliverable to the Company Shareholders (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Buyer or the SPAC, as applicable, free and clear of any claims or interest of any Person previously entitled thereto.

(h)       Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Buyer or the SPAC, as applicable, upon demand.

(i)       Notwithstanding anything herein to the contrary, in the event that a Seller is not an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended), the Merger Consideration deliverable to such Seller shall be solely in the form of cash (any Seller that receives cash in lieu of Buyer Exchangeable Shares pursuant to this Section 2.9(i), a “Non-Accredited Seller”). The amount of cash payable to a Non-Accredited Seller in respect of Merger Consideration pursuant to the foregoing sentence shall be equal to (i) with respect to the Closing Merger Consideration, the number of Buyer Exchangeable Shares that otherwise would have been deliverable to such Non-Accredited Seller in respect thereof (taking into account the Holdback Shares to be withheld from such Non-Accredited Seller in accordance with Section 2.6(d)) multiplied by $10.00, (ii) with respect to any Holdback Shares and Additional Shares that become deliverable pursuant to Section 2.18, the number of Holdback Shares and Additional Shares that otherwise would have been deliverable to such Non-Accredited Seller pursuant to Section 2.18 multiplied by $10.00, and (iii) with respect to Earnout Consideration, (A) the number of Buyer Exchangeable Shares that otherwise would have been deliverable to such Non-Accredited Seller in respect thereof multiplied by (B) the closing trading price for a SPAC Subordinate Voting Share on the principal securities exchange on which such security is traded on the date immediately preceding the date that such Earnout Consideration becomes deliverable to the Company Shareholders pursuant to the Investor Rights Agreement.

2.10.       No Further Ownership Rights in Company Stock. All Merger Consideration issued or payable in respect of the Shares in accordance with the terms hereof shall be deemed to have been issued, paid or payable in full satisfaction of all rights pertaining to the Shares and in consideration for all obligations, covenants and agreements of the holder thereof set forth in this Agreement and the agreements and documents ancillary hereto (including, without limitation, the indemnification obligations and appointment of Sellers’ Representative set forth in this Agreement and the release set forth in the Letter of Transmittal), and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Shares (or Certificates that prior to the Effective Time represented Shares) are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2 and elsewhere in this Agreement.

2.11.       Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, the outstanding shares of Company Stock, Buyer Exchangeable Shares, or SPAC Shares shall have been changed into a different number of shares or a different class, by reason of the PIPE Investment or any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by SPAC with respect to SPAC Shares or rights to acquire SPAC Shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Stock, Buyer Exchangeable Shares, or SPAC Shares, as applicable, will be appropriately adjusted to provide to the Company Shareholders or the SPAC Shareholders, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 2.11 shall not be construed to permit SPAC or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

2.12.       Withholding Rights. Each of the Exchange Agent, Buyer, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Buyer, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Buyer, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

2.13.       Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such Person of a bond, in such reasonable amount as Buyer may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article 2.

2.14.       Exchange Rights, Coattail, Lockup and Registration Rights Agreements. As a condition to the issuance of Buyer Exchangeable Shares and the closing of the transactions contemplated under this Agreement: (a) the Sellers’ Representative, on behalf of the Company Shareholders, must enter into an exchange rights agreement substantially in the form attached hereto as Exhibit F setting forth the rights and obligations of the Buyer Exchangeable Shares (collectively, the “Exchange Rights Agreement”), and (b) the Company Founders must enter into: (i) a lockup agreement, substantially in the form attached hereto as Exhibit G, pursuant to which 50% of the Buyer Exchangeable Shares issued to the Company Founders will be subject to a six (6) month lock-up period and the remaining 50% of the Buyer Exchangeable Shares issued to the Company Founders will be issued and be subject to a twelve (12) month lock-up period (collectively, the “Lockup Agreement”); and (ii) a Coattail Agreement, substantially in the form attached hereto as Exhibit H (the “Coattail Agreement”). At Closing, the Sponsor and the Company Founders shall be granted registration rights by the SPAC as set out in a registration rights agreement substantially in the form attached hereto as Exhibit I (the “Registration Rights Agreement”).

2.15.       Investor Rights Agreement. Simultaneous with signing of this Agreement, Sponsor, certain of the Sellers and certain other parties thereto shall have entered into an Investor Rights Agreement, in the form attached hereto as Exhibit J (the “Investor Rights Agreement”), pursuant to which: (a) post-closing, Sponsor and certain other parties may be required to forfeit certain SPAC sponsor shares; (b) Sponsor and certain other parties will agree to vote in favor of the transactions contemplated herein; and (c) Sponsor will be entitled, for as long as it holds at least 50% of the SPAC Shares it owned at Closing (not including any forfeited shares) to put forward one nominee, represented initially by Robert J. Mendola, as a director of the SPAC. Prior to the Closing, the Company and the Sellers’ Representative shall use commercially reasonable efforts to obtain a duly executed joinder to the Investor Rights Agreement from each holder of shares of Class B common stock of the Company that did not execute the Investor Rights Agreement on the date hereof.

2.16.       [Reserved].

2.17.       Preparation of Working Capital Statement.

(a)       Within ninety (90) days following the Closing Date (or such other date as is mutually agreed to by Sellers’ Representative and Buyer in writing), Buyer will prepare and deliver to the Sellers’ Representative a draft consolidated statement (the “Draft Working Capital Statement”) of: (i) a balance sheet of the Acquired Companies as of 11:59 p.m. Eastern Time on the date immediately preceding the Closing Date; (ii) based on such balance sheet, Buyer’s calculation of the Working Capital, Closing Indebtedness, and Company Closing Cash; and (iii) a calculation of the Closing Merger Consideration substituting the calculations of Working Capital, Closing Indebtedness, and Company Closing Cash set forth in the Draft Working Capital Statement for the Estimated Working Capital, Estimated Indebtedness, and Estimated Cash set forth in the Merger Consideration Spreadsheet, respectively. The Draft Working Capital Statement will be prepared in accordance with Section 1.3 and will include reasonable detail on the computation thereof. If the Buyer fails to deliver the Draft Working Capital Statement within the aforementioned ninety (90) day period (or such other period as was mutually agreed to by Sellers’ Representative and Buyer in writing), no adjustment to the Estimated Closing Merger Consideration will be made under Section 2.18, unless Sellers’ Representative notifies Buyer to the contrary in writing within five (5) Business Days after the expiration of the aforementioned ninety (90) day period. In the event that the Sellers’ Representative so notifies Buyer within such five (5) Business Day period, the Sellers’ Representative shall prepare and deliver to Buyer within thirty (30) days following such notice the Draft Working Capital Statement and this Section 2.17 shall continue to apply to the determination of the Closing Working Capital Statement, mutatis mutandis. During such thirty (30)-day period, Buyer will provide access, upon every reasonable request, to the Sellers’ Representative and the Representatives of the Sellers to all books, records, and appropriate personnel of Buyer, SPAC, the Acquired Companies and their respective auditors for purposes of preparing the Draft Working Capital Statement. If the Sellers’ Representative fails to deliver the Draft Working Capital Statement within such thirty (30)-day period, no adjustment to the Estimated Closing Merger Consideration will be made under Section 2.18.

(b)       The Sellers’ Representative will have twenty (20) Business Days to review the Draft Working Capital Statement following receipt of it and the Sellers’ Representative must notify the Buyer in writing if the Sellers’ Representative has any objections to the Draft Working Capital Statement within such period. The notice of objection must contain a statement of the basis of each of the objections and each amount in dispute. The Buyer will provide access, upon every reasonable request, to the Sellers’ Representative and the Representatives of the Sellers to all work papers and books and records of the Buyer’, SPAC’, the Acquired Companies and their respective auditors’ and the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of the Draft Working Capital Statement, subject to, if applicable, execution and delivery by the Sellers’ Representative and the Representatives of Sellers of any agreement or other document, including any release, waiver or indemnity that the Buyer’s auditors may reasonably require prior to providing such access.

(c)       If the Sellers’ Representative sends a notice of objection of the Draft Working Capital Statement in accordance with Section 2.17(b), the Sellers’ Representative, on the one hand, and the Buyer and/or SPAC, on the other hand, will promptly make commercially reasonable efforts to try to resolve such objections within twenty (20) Business Days following receipt of the notice of objection. Failing resolution of any objection to the Draft Working Capital Statement raised by the Sellers’ Representative, only the amount(s) in dispute will be submitted for determination to an independent firm of chartered professional accountants with sufficient experience representing companies conducting business within the cannabis industry mutually agreed to by the Sellers’ Representative and the Buyer (and, failing such agreement between the Sellers’ Representative and the Buyer within a further period of five (5) Business Days, each of the Sellers’ Representative and the Buyer shall select a firm of chartered professional accountants and such firms shall mutually agree upon a third independent firm of chartered professional accountants that will determine all disputes (the “Accounting Firm”)). The Accounting Firm will identify a member of the firm to act in such mandate and will determine the procedures applicable to the resolution of the amounts in dispute with the primary purposes of minimizing expenses of the parties and expediting the accurate resolution of the dispute. The determination of such Accounting Firm of the amount(s) in dispute and any corresponding changes flowing from the resolution of such amounts in dispute will be final and binding upon the Parties and will not be subject to appeal, absent manifest error. Such Accounting Firm will be deemed to be acting as experts and not as arbitrators. Notwithstanding the foregoing, the determination of such Accounting Firm of the amount(s) in dispute will in no event be more favorable to the Buyer than reflected in the Draft Working Capital Statement delivered by the Buyer or more favorable to the Sellers than shown in the proposed changes to the Draft Working Capital Statement delivered by the Sellers’ Representative under its notice of objection pursuant to Section 2.17(b). During the review by the Accounting Firm, the Buyer and the Sellers’ Representative will each make available to such Accounting Firm, such individuals and such information, facilities, books, records and work papers as may be reasonably required by the Accounting Firm to fulfill its obligations hereunder during normal business hours (such access not to unreasonably disrupt the operations of the Buyer, the Acquired Companies, or the Sellers).

(d)       If the Sellers’ Representative does not notify the Buyer of any objection to the Draft Working Capital Statement within the twenty (20) Business Day period set forth in Section 2.17(b), the Sellers will be deemed to have accepted and approved the Draft Working Capital Statement and such Draft Working Capital Statement will be final, conclusive and binding upon the Parties, absent manifest error and will become the “Closing Working Capital Statement” on the next Business Day following the end of such period.

(e)       If the Sellers’ Representative sends a notice of objection in accordance with Section 2.17(b), the Sellers’ Representative and Buyer will revise the Draft Working Capital Statement to reflect the final resolution or final determination of such objections under Section 2.17(c) within five (5) Business Days following such final resolution or determination. Such revised Draft Working Capital Statement will be final, conclusive and binding upon the Parties, absent manifest error. The Draft Working Capital Statement will become the “Closing Working Capital Statement” on the next Business Day following revision of the Draft Working Capital Statement under this Section 2.17(e).

(f)       The Sellers’ Representative (on behalf of the Sellers) and the Buyer will each bear their own fees and expenses, including the fees and expenses of their respective auditors, in preparing or reviewing, as the case may be, the Draft Working Capital Statement. In the case of a dispute and the retention of the Accounting Firm to determine such amount(s) in dispute, the costs and expenses of such Accounting Firm will be borne by Buyer, on the one hand, and the Sellers’ Representative (on behalf of Sellers), on the other hand, in such amount(s) as will be determined by the Accounting Firm based on the proportion that the aggregate amount of disputed items submitted to the Accounting Firm that is unsuccessfully disputed by Buyer, on the one hand, or the Sellers’ Representative, on the other hand, as determined by the Accounting Firm, bears to the total amount of such disputed items so referred to the Accounting Firm for resolution. However, the Sellers and the Buyer will each bear their own costs in presenting their respective cases to such Accounting Firm.

(g)       The Parties agree that the procedure set forth in this Section 2.17 for resolving disputes with respect to the Draft Working Capital Statement is the sole and exclusive method of resolving such disputes, absent manifest error; provided that (i) the authority of the Accounting Firm pursuant to this Section 2.17 shall be limited solely to the resolution of the calculation of amounts in dispute, and all other disputes between the parties (including with respect to the contractual interpretation of this Section 2.17) shall be resolved in accordance with Section 10.4, and (ii) subject to Section 10.4 (except the requirement to arbitrate set forth in Section 10.4(b)), this Section 2.17(g) will not prohibit any Party from instigating litigation to compel specific performance of this Section 2.17 or to enforce the determination of the Accounting Firm.

2.18.       Working Capital Adjustment to Merger Consideration.

(a)       If the Closing Merger Consideration set forth in the Closing Working Capital Statement is less than the Estimated Closing Merger Consideration by more than US $500,000, (i) the full amount of such shortfall shall be offset by a reduction to the number of Holdback Shares (with each Holdback Share having a deemed value equal to the value of such Holdback Share at the Closing) and (ii) the number of Holdback Shares that remain following such reduction shall be delivered to the Company Shareholders in accordance with Section 2.9(d). If the number of Holdback Shares are insufficient to offset the full amount of any shortfall, the amount of such unsatisfied shortfall shall be satisfied by reducing the number of Buyer Exchangeable Shares issued or to be issued under Section 2.9 to the Company Shareholders (and, if applicable, the Vested Optionholders) on a pro rata basis in accordance with their respective percentage interest allocations as set forth in the Merger Consideration Spreadsheet (with each Buyer Exchangeable Share having a deemed value equal to the value of such Buyer Exchangeable Share at the Closing). In the case of issued Buyer Exchangeable Shares, each of the Company Shareholders (and, if applicable, the Vested Optionholders) shall surrender for cancellation the requisite number of Buyer Exchangeable Shares and will cooperate fully with the Buyer and the Exchange Agent with respect to same.

(b)       If the Closing Merger Consideration set forth in the Closing Working Capital Statement is greater than the Estimated Closing Merger Consideration by more than US $500,000, (i) the full amount of the Holdback Shares shall be delivered to the Company Shareholders in accordance with Section 2.9(d) and (ii) the Buyer shall deliver to the Exchange Agent, for further delivery to the Company Shareholders in accordance with Section 2.9(d), an additional number of Buyer Exchangeable Shares (“Additional Shares”) representing a value equal to the amount of such excess (with each Buyer Exchangeable Share having a deemed value equal to the value of a Buyer Exchangeable Share at the Closing).

2.19.       No Effect on Other Rights. Except as set forth in Section 9.1(h)(v), the determination and adjustment of the Purchase Price in accordance with the provisions of this Article 2 will not limit or affect any other rights or causes of action either the Buyer or the Sellers may have with respect to the representations, warranties, covenants and indemnities in its favor contained in this Agreement.

ARTICLE 3

CLOSING

3.1.       Closing. The closing of the Transaction (the “Closing”) will take place remotely via the electronic exchange of documents and signatures as soon as practicable following the satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) and in any event within three (3) Business Days thereafter, or on such other date as Buyer and Sellers’ Representative may mutually determine (the “Closing Date”). The Closing will be deemed to have occurred at 8:00 a.m., Eastern time, on the Closing Date.

3.2.       SPAC Closing Statement. Not more than seven calendar days after the date that holders of SPAC Class A Shares may no longer elect redemption in accordance with the SPAC Shareholder Redemption, SPAC shall prepare and deliver to the Company a statement (the “SPAC Closing Statement”) setting forth: (a) the aggregate amount of cash in the Escrow Account (prior to giving effect to the SPAC Shareholder Redemption); (b) the aggregate amount of all payments required to be made in connection with the SPAC Shareholder Redemption; (c) the SPAC’s good faith estimate of the aggregate amount due and payable for the SPAC’s, the Merger Sub’s and the Buyer’s expenses related to the closing of the Transaction, including all costs, fees, expenses and payments contingent on the closing of the Transaction; (d) the SPAC’s good faith estimate of the aggregate amount of debt and other payables on the SPAC’s balance sheet as of the closing of the Transaction; and (e) the SPAC’s good faith estimate of the SPAC Closing Cash resulting therefrom, in each case, including reasonable supporting detail therefor. From and after delivery of the SPAC Closing Statement until the Closing, SPAC shall (i) provide the Company and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of SPAC, Buyer, and Merger Sub and to senior management personnel of SPAC, Buyer, and Merger Sub, in each case, to the extent reasonably requested by the Company or any of its Representatives in connection with their review of the SPAC Closing Statement, (ii) cooperate with the Company  and its Representatives in connection with their review of the SPAC Closing Statement and the components thereof and (iii) consider in good faith any comments to the SPAC Closing Statement provided by the Company prior to the Closing Date.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

OF SELLERS AND THE COMPANY

Except as set forth on the disclosure schedules delivered by the Company to Buyer on the date hereof (the “Company Disclosure Schedules”), (i) each Seller represents and warrants to Buyer, Merger Sub and the SPAC (solely with respect to such Seller’s Seller Individual Representations, severally and not jointly), and (ii) the Company represents and warrants to Buyer, Merger Sub and the SPAC (solely with respect to the representations and warranties in this Article 4 excluding any Seller Individual Representation), that the statements contained in this Article 4 made by such Person are correct and complete as of the date hereof. A fact or matter disclosed in the Company Disclosure Schedules with respect to one section or subsection thereof will be deemed to be disclosed with respect to each other section or subsection where such disclosure is applicable to the extent that it is reasonably apparent from reading such Company Disclosure Schedule that such disclosure is applicable to such other sections. Notwithstanding anything to the contrary provided in this Agreement (in addition to any specific exception to Federal Cannabis Laws set forth in this Article 4), all representations, warranties covenants and disclosures of the Acquired Companies and the Sellers in this Article 4 are being made with exception to and not with respect to Federal Cannabis Laws. Notwithstanding anything in this Agreement to the contrary, all of the representations and warranties set forth in this Article 4 (other than those set forth in the first sentence of Section 4.3(b)) made with respect to an Acquired Subsidiary that is not, directly or indirectly, controlled by the Company shall be deemed made solely to the actual knowledge of the Key Employees; provided that, solely with respect to subsidiaries of [Redacted in accordance with section 12.2(5) on National Instrument 51-102 – confidentiality provisions in the acquisition agreement with respect to the Acquired Subsidiary]., the representation set forth in the first sentence of Section 4.3(b) is made solely to the actual knowledge of the Key Employees.

4.1.       Organization and Authority of the Acquired Companies to Conduct Business. Each Acquired Company is duly organized, validly existing and in active status under the laws of its jurisdiction of formation. Each Acquired Company is duly qualified and in good standing in each jurisdiction where it is required to be qualified, except where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies. Except as set forth on Schedule 4.1 of the Company Disclosure Schedules, the Acquired Companies do not have any Affiliates that are not individuals (other than other Acquired Companies) and no Affiliate of Acquired Companies owns or has any interest in any of the assets used in the Business (other than other Acquired Companies). Each Acquired Company has full corporate or limited liability company power and authority, as applicable, to conduct its business as it is presently being conducted and to own and lease its properties and assets, except where the failure to possess such power and authority would not reasonably be expected to result in material liability or otherwise materially interfere with the conduct of the Business in the manner currently conducted.

4.2.       Power and Authority; Binding Effect.

(a)       Such Seller has all necessary power and authority and have taken all action necessary to authorize, execute and deliver this Agreement, and the Transaction, and to perform such Seller’s obligations under this Agreement (except under Federal Cannabis Laws). This Agreement has been duly executed and delivered by such Seller and constitutes a legal (except under Federal Cannabis Laws), valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations and Federal Cannabis Laws.

(b)       The Company has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement, to consummate the Transaction, and to perform its obligations under this Agreement (except under Federal Cannabis Laws). This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations and Federal Cannabis Laws.

(c)       The Company Board Approval and the Company Shareholder Approval have each been obtained and are in full force and the Company has delivered executed copies of the Company Board Approval and the Company Shareholder Approval to the Buyer.

4.3.       Equity Information.

(a)       As of the date hereof, the Company Stock is held exclusively by the Company Shareholders, in the amounts set forth on Schedule 4.3(a) of the Company Disclosure Schedules. The Company Stock represent 100% of the outstanding equity interests of the Company. The Company Stock have been duly authorized and validly issued and has been issued in compliance with applicable securities Law. The Company has made available to Buyer true, correct and complete copies of the organizational documents of the Acquired Companies, each as currently in effect. The minute books of each Acquired Company contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken by members, managers or other governing bodies through the date hereof. All such minute books of the Acquired Companies have been made available to Buyer. Except as set forth on Schedule 4.3(a), there are not now outstanding any other equity interests, phantom equity interests or other securities, or any options, warrants or any rights related to any Acquired Company or to any other equity interests, phantom equity interests or other securities of any Acquired Company. There are no agreements of any kind relating to the issuance of any equity interests of any Acquired Company, or any convertible or exchangeable securities or any options, warrants or other rights relating to the equity interests of any Acquired Company. There are no voting agreements, voting trusts, buy-sell agreements, options or right of first purchase agreements or other agreements of any kind relating to the Company Stock.

(b)       Schedule 4.3(a) sets forth a list of each of the Acquired Subsidiaries, including (i) its name and jurisdiction of incorporation or formation, (ii) the number of issued and outstanding shares of each class of its capital stock, units, partnership interests or membership interests, as applicable, and (iii) the holder of such ownership interests. All of the issued and outstanding shares of capital stock of each Acquired Subsidiary have been duly authorized and are validly issued, fully paid, and non-assessable and issued in compliance with applicable Law and not subject to or held in violation of any purchase option, call option, right of first refusal, preemptive rights, subscription right, equity holders’ agreement, voting agreement or any similar right under applicable Law or the organizational documents of the Acquired Companies. Except as set forth on Schedule 4.3(b), the Company or one or more Acquired Subsidiaries hold of record and own beneficially all of the outstanding equity interests of each Acquired Subsidiary free and clear of any Encumbrances (other than Encumbrances arising under applicable federal and state securities Law, and California Cannabis Laws). Neither the Company nor any Acquired Subsidiary controls directly or indirectly or has any direct or indirect equity interests in any corporation, partnership, trust, or other business association that is not an Acquired Subsidiary. Neither the Company nor any Acquired Subsidiary has an obligation to, or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person, or to provide funds to, make an investment in (in the form of a loan, capital contribution or otherwise) or provide any guarantee with respect to the obligations of, any other Person.

4.4.       Title.

(a)       Each Seller owns good title to the Company Stock set forth next to such Seller’s name on Schedule 4.3(a) of the Company Disclosure Schedules, free and clear of all Encumbrances (other than Encumbrances arising under applicable federal and state securities Law, or California Cannabis Laws). Subject to the California Cannabis Laws at Closing, each Seller has the full and unrestricted power to sell, assign, transfer and deliver the Company Stock that such Seller owns pursuant to the terms of this Agreement. No Seller is a Party to any option, warrant, purchase right or other contract or commitment that could (including upon the occurrence of any contingency or event) require such Seller to sell, transfer or otherwise dispose of any of the Company Stock or any interest therein, other than this Agreement. Other than this Agreement, no Seller is a Party to any voting trust, proxy or other agreement or understanding with respect to such Seller’s ownership, voting or transfer of, or otherwise related to, the Company Stock that such Seller owns.

(b)       Except as set forth on Schedule 4.4(b) of the Company Disclosure Schedules and except for Permitted Encumbrances, each Acquired Company has good title to, valid leasehold interests in, or valid licenses to use, all of its assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

4.5.       No Conflict or Violation.

(a)       The execution and delivery of this Agreement, the consummation of the Transaction, and the fulfillment of the terms of this Agreement, do not and will not result in or constitute (i) except as set forth on Schedule 4.5(a) of the Company Disclosure Schedules, a breach of, a loss of rights under, or an event, occurrence, condition or act which is or, with the giving of notice or the lapse of time, would become, a material default under, or result in the acceleration of any obligations under, any term or provision of, any material contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which any Seller is a party, (ii) a violation by any Seller of any statute, rule, regulation, ordinance, by-law, code, order, judgment, writ, injunction, decree or award applicable to any Seller which could result in a penalty or a loss of privilege (except for Federal Cannabis Laws) or (iii) an imposition of any Encumbrance (other than Permitted Encumbrances) on the Company Stock, except, in each case, for such violations, conflicts, breaches, defaults, or impositions which would not, individually or in the aggregate, reasonably be expected to materially interfere with, prevent, or materially delay the ability of such Seller to enter into or perform its obligations under this Agreement or to consummate the Transaction.

(b)       The execution and delivery of this Agreement, the consummation of the Transaction, and the fulfillment of the terms of this Agreement, do not and will not result in or constitute (i) a violation of or conflict with any provision of the organizational or other governing documents of any Acquired Company, (ii) except as set forth on Schedule 4.5(b) of the Company Disclosure Schedules, a breach of, a loss of rights under, or an event, occurrence, condition or act which is or, with the giving of notice or the lapse of time, would become, a material default under, or result in the acceleration of any obligations under, any term or provision of, any material contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which any Acquired Company is a party, (iii) a violation by any Acquired Company of any statute, rule, regulation, ordinance, by-law, code, order, judgment, writ, injunction, decree or award applicable to such Acquired Company which could result in a penalty or a loss of privilege (except for Federal Cannabis Laws) or (iv) an imposition of any Encumbrance (other than a Permitted Encumbrance) on the assets of any Acquired Company, except, in the case of clauses (ii)-(iv), as would not reasonably be expected to result in material liability or otherwise materially interfere with the conduct of the Business in the manner currently conducted.

4.6.       Consents and Approvals.

(a)       Except as otherwise set forth on Schedule 4.6(a) of the Company Disclosure Schedules including any requirements under the California Cannabis Laws set forth on such schedule, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or other Person is required to be made or obtained by such Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction, except for any such consent, approval, authorization, declaration, filing, or registration the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to materially interfere with, prevent, or materially delay the ability of such Seller to enter into or perform its obligations under this Agreement or to consummate the Transaction.

(b)       Except as otherwise set forth on Schedule 4.6(b) of the Company Disclosure Schedules including any requirements under the California Cannabis Laws set forth on such schedule, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or other Person is required to be made or obtained by any Acquired Company in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction or will be necessary to ensure the continuing validity and effectiveness immediately following the Closing of any Permit or Material Contract of any Acquired Company, as applicable, except for any such consent, approval, authorization, declaration, filing, or registration the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to result in material liability or otherwise materially interfere with the conduct of the Business in the manner currently conducted or materially interfere with, prevent, or materially delay the consummation of the Transaction.

4.7.       No Proceedings.

(a)       With respect to each Seller, there is no material Proceeding pending or, to the Knowledge of such Seller, threatened against, relating to or affecting in any adverse manner, the Transaction.

(b)       With respect to each Acquired Company, there is no material Proceeding pending or, to the Knowledge of the Company, threatened against, relating to or affecting in any adverse manner, the Transaction.

4.8.       Financial Statements; Unknown Liabilities.

(a)       The Company has made available to Buyer the Financial Statements. The Financial Statements fairly present in all material respects the financial condition and the results of operations of each Acquired Company as of their respective dates and for the periods then ended in accordance with GAAP applied on a consistent basis, subject to, in the case of any unaudited Financial Statements, normal year-end adjustments. The books and records of each Acquired Company from which the Financial Statements were prepared fairly reflect the assets, liabilities and operations of such Acquired Company in all material respects, and the Financial Statements are in conformity therewith in all material respects.

(b)       Except as disclosed in Schedule 4.8(b)(i) of the Company Disclosure Schedules, there are no material liabilities or obligations of any nature, whether absolute, accrued, contingent, known, unknown, matured, unmatured or otherwise, which would have been required to be disclosed or provided for in financial statements of any Acquired Company in accordance with GAAP, except (i) liabilities and obligations reflected in or reserved against in the Financial Statements as of December 31, 2020 (the “Balance Sheet Date”) and (ii) liabilities and obligations incurred between the Balance Sheet Date and the Closing Date in the ordinary course of the Business of such Acquired Company (none of which results from, arises out of or relates to any breach of contract, breach of warranty, tort, infringement or violation of Law (except for Federal Cannabis Laws)), including, without limitation, the Seller Transaction Expenses and those incurred under this Agreement and/or in connection with the Transaction. Except as disclosed in Schedule 4.8(b)(ii) of the Company Disclosure Schedules, no Acquired Company has any Indebtedness as of the date hereof that would be required to be repaid at Closing pursuant to the terms of such Indebtedness.

(c)       The representations and warranties set forth in Section 4.8(a) will be made with respect to and will apply to the Audited Financial Statements once they have been completed and delivered to Buyer prior to Closing in accordance with Section 7.2(f).

4.9.       Taxes. Except as set forth on Schedule 4.9:

(a)       each Acquired Company has properly and timely filed or caused to be filed, or shall timely file or cause to be filed, all Tax Returns which are required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects,

(b)       each Acquired Company has timely paid or caused to be paid all Taxes due by it (whether or not shown on any Tax Return),

(c)       no deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority in writing against any Acquired Company that remains unpaid, and to the Knowledge of the Company, no such assessment or asserted Tax Liability has been threatened orally,

(d)       no Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions obtained in the ordinary course of business),

(e)       no written claim has been made, and to the Knowledge of the Company, no oral claims have been made, since any of the Acquired Companies’ respective dates of formation, by any Governmental Authority in any jurisdiction where the Acquired Companies do not file a Tax Return that any of the Acquired Companies are or may be subject to Taxes by such jurisdiction in respect of Taxes that would be the subject of such Tax Return,

(f)       no Acquired Company has waived any statute of limitations in respect of Taxes or consented to extend the time in which any Tax may be assessed or collected by any Governmental Authority, which waiver or consent is still in effect,

(g)       each of the Acquired Companies has timely (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Laws with respect to Tax withholding,

(h)       there are no (and since November 9, 2018, there have not been any) actions or any written notices of inquiry with respect to any actions pending against or with respect to the Company regarding Taxes, and to the Knowledge of the Company no such action or audit has been threatened in writing against or with respect to the Company regarding Taxes,

(i)       no Acquired Company has engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes,

(j)       no Acquired Company is a party to or bound by any Tax allocation, Tax indemnity or Tax sharing agreement with any Person that obligates it to make any payment computed by reference to Taxes, taxable income or taxable losses of any other Person (other than agreements or contracts entered into in the ordinary course of business and not primarily related to Taxes),

(k)       no Acquired Company (A) has been a member of an affiliated group as defined in Code Section 1504 (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Tax law), other than a group the common parent of which is the Company, and (B) has liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise (other than agreements or contracts entered into in the ordinary course of business and not primarily related to Taxes), other than the Company or any of its Affiliates,

(l)       no Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in method of accounting made prior to the Closing; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. law) entered into prior to the Closing; (C) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. law) with respect to a transaction occurring prior to the Closing; (D) installment sale or open transaction disposition made prior to the Closing; (E) prepaid amount received or deferred revenue accrued prior to the Closing; or (F) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date,

(m)       each of the Acquired Companies has properly collected and remitted any required sales, use, value added and similar Taxes with respect to sales made or services provided to its customers and has properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales made or services provided without charging or remitting sales, use, value added or similar Taxes that qualify as exempt from sales or similar Taxes,

(n)       no Acquired Company is a party to any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(1) (or any corresponding or similar provision of state, local or non-U.S. law),

(o)       no Acquired Company within the past two (2) years or otherwise has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361 (or any corresponding or similar provision of state, local or non-U.S. law) during the three-year period ending on the Closing Date,

(p)       there are no Encumbrances for Taxes (other than statutory liens for Taxes not yet due and payable or Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon the assets of any Acquired Company,

(q)       no Acquired Company has received any private letter or request for ruling from the Internal Revenue Service (or any comparable ruling from any other Governmental Authority),

(r)           no Acquired Company has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or been subject to taxation in any country other than the country of its organization or incorporation,

(s)          the Company has at all times since incorporation been classified as a C corporation for U.S. federal income Tax purposes, and

(t)           no Acquired Company has (a) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (b) received or claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act, or (c) deferred any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) (for example, by failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order.

(u)          Schedule 4.9 of the Company Disclosure Schedules lists all material Tax holidays, abatements, exemptions, incentives and similar grants made or awarded to each Acquired Company by any Governmental Authority, and each Acquired Company has complied, in all material respects, with all terms and conditions related thereto, does not have any outstanding Tax liabilities thereunder and will not incur any liabilities thereunder as a result of the transactions contemplated by this Agreement.

4.10.       Real Property.

(a)          Schedule 4.10(a) of the Company Disclosure Schedules lists the street address of each parcel of Real Property leased by each Acquired Company (the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases for each parcel of Leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder. The Acquired Companies have made available to Buyer true, accurate and complete copies of (i) all Leases, and (ii) any material reciprocal easement agreements, declarations of restrictive covenants, utility contracts, roof warranties, shopping center association or co-op agreements and all other agreements that could impose material obligations on Buyer as a tenant under the Leases, including all amendments, extensions and renewals with respect to (i) and (ii).

(b)          Schedule 4.10(b) of the Company Disclosure Schedules sets forth each parcel of real property owned by the Acquired Companies and used in or necessary for the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including with respect to each property, the address location and use. Sellers have delivered to Buyer copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired the Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Acquired Companies with respect to each such parcel. With respect to each parcel of Owned Real Property and except as provided in the documents provided to Buyer:

(i)         The Acquired Company that owns the Owned Real Property has good and marketable fee simple title, free and clear of all Encumbrances, except for Permitted Encumbrances;

(ii)        except as set forth on Schedule 4.10(b) of the Company Disclosure Schedules, no Acquired Company has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii)       there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(c)          Except as set forth on Schedule 4.10(c) of the Company Disclosure Schedules: (i) none of the Real Property is subject to any commitment for sale or use by any Person other than the applicable Acquired Company; (ii) none of the Real Property is subject to any Encumbrance (other than Permitted Encumbrances) which in any material respect interferes with or impairs the value, transferability or present and continued use thereof in the usual and normal conduct of the Business; (iii) the Owned Real Property, and to the Knowledge of the Company, the Leased Real Property and each user thereof, is in compliance in all material respects with all Governmental Requirements (including without limitation all zoning, subdivision and other applicable land use ordinances) and all existing covenants, conditions, restrictions and easements, and the current use of the Real Property does not constitute a non-conforming use under the applicable zoning ordinances; and (iv) no material default or breach exists with respect to, and no Acquired Company has received any written notice of any material default or breach under, any Encumbrance affecting any of the Real Property.

(d)          There are no condemnation or eminent domain proceedings pending, or to the Knowledge of the Company, contemplated or threatened, against the Real Property or any part thereof, and no Acquired Company has received written notice of any desire of any Governmental Authority to take or use the Real Property or any part thereof. To the Knowledge of the Company, there are no existing contemplated or threatened, general or special assessments affecting the Real Property or any portion thereof.

(e)          No Acquired Company has received written notice of, nor does any Acquired Company have Knowledge of, any pending or threatened action, suit, claim, investigation or other legal proceeding (including without limitation condemnation or eminent domain proceeding) before any Governmental Authority which relates to the ownership, maintenance, use or operation of the Real Property and which would reasonably be expected to materially adversely affect the use of the Real Property, nor does any Acquired Company have Knowledge of any fact which would reasonably be expected to give rise to any such action, suit, claim, investigation or other legal proceeding or any type of existing or intended use of any real property adjacent to the Real Property which would reasonably be expected to materially adversely affect the use of the Real Property.

(f)           None of the Real Property is located within any area determined to be flood-prone under the Federal Flood Protection Act of 1973, or any comparable state or local Law. No Acquired Company has received any written notice from any insurance company of any defects or inadequacies in the Real Property or any part thereof which would materially and adversely affect the insurability of the Real Property or the premiums for the insurance thereof, and no written notice has been given to any Acquired Company by any insurance company which has issued a policy with respect to any portion of the Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work which has not been complied with. To the Knowledge of the Company, all water, sewer, gas, electric, telephone and drainage facilities and all other utilities required by Law or for the normal use and operation of the Real Property are installed to the improvements situated on the Real Property, are connected pursuant to valid permits, enter the Real Property through adjoining public streets and are otherwise adequate in all material respects for the present operation of the Business and in compliance in all material respects with all Law applicable thereto. Access to and from the Real Property is via public streets, which streets are sufficient for the present operation of the Business. To the Knowledge of the Company, the buildings and improvements on the Real Property (including the heating, air conditioning, mechanical, electrical and other systems used in connection therewith) are in a reasonable state of repair, ordinary wear and tear excepted, have been well maintained and are free from infestation by termites, other wood destroying insects, and, except in de minimis respects, vermin and other pests. There are no repairs or replacements for Real Property exceeding US $100,000 for any single repair or replacement, or US $250,000 or more in the aggregate for all repairs and replacements, which are currently contemplated by any Acquired Company, or which, to the Knowledge of the Company, should be made in order to maintain said buildings and improvements in a reasonable state of repair.

4.11.       Tangible Personal Property.

(a)          Except as would not reasonably be expected to result in material liability or otherwise materially interfere with the conduct of the Business in the manner currently conducted, the Acquired Companies own and have good title to the Owned Tangible Personal Property and have a valid leasehold interest in the Tangible Personal Property leased by each Acquired Company. Except as set forth on Schedule 4.11 of the Company Disclosure Schedules, the Owned Tangible Personal Property is free and clear of any Encumbrances (other than Permitted Encumbrances). Except as set forth on Schedule 4.11 of the Company Disclosure Schedules, all of the Tangible Personal Property is primarily located at the Real Property.

(b)          The Tangible Personal Property is, taken as a whole, in reasonable working order and adequate for its intended use in all material respects, subject to ordinary wear and tear and normal repairs and replacements.

4.12.       Intellectual Property.

(a)          Schedule 4.12 of the Company Disclosure Schedules sets forth a list of: (i) all patents, patent applications, copyright registrations, trademark applications and trademark registrations owned by each Acquired Company; (ii) all patents, patent applications, copyright registrations, trademark applications and trademark registrations licensed to each Acquired Company by a third party; (iii) each trade name or unregistered trademark used by each Acquired Company in connection with its Business as currently conducted; and (iv) all licenses pursuant to which any material Intellectual Property owned by an Acquired Company (“Company Intellectual Property”) is licensed to a third party (other than commercially available shrink-wrap or click-through end-user license agreements).

(b)          Each Acquired Company has taken commercially reasonable steps to exercise control over, maintain and protect each item of Company Intellectual Property. The Company Intellectual Property is valid and enforceable. All required filings and fees related to the registered Company Intellectual Property, if any, have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars. All such registered Company Intellectual Property is in good standing and not subject to an abandonment or cancellation claim. Each Acquired Company has exercised reasonable control over the quality of Business products bearing the Company Intellectual Property.

(c)          No Acquired Company has received written notice from any third party regarding any assertion or claim challenging the validity of any Intellectual Property owned by an Acquired Company that is used in the Business; and, except as set forth on Schedule 4.12 of the Company Disclosure Schedules, no Acquired Company has received written notice from any third party regarding any actual or potential infringement by any Acquired Company of any Intellectual Property of any third party that is necessary for the conduct of the Business as currently conducted.

(d)          (i) There is no Intellectual Property necessary for the conduct of the Business as currently conducted other than the Intellectual Property owned by or licensed to the Acquired Companies, (ii) each item of Intellectual Property owned or used by the Acquired Companies immediately prior to the Closing Date will be owned or available for use by the Acquired Companies on substantially similar terms and conditions immediately subsequent to the date hereof and (iii) the Acquired Companies have taken commercially reasonable steps to maintain and protect each item of Company Intellectual Property.

(e)          Other than as set forth in Schedule 4.12 of the Company Disclosure Schedules, the Acquired Companies are not bound by or a party to any material license agreements with respect to the Company Intellectual Property. Neither the execution of this Agreement nor the consummation of the Transaction will result in the loss or impairment of, or require Acquired Companies or Buyer to pay any additional royalty, license fee or other compensation to any third party, in respect of any Acquired Company’s right to own or use the Company Intellectual Property.

4.13.       Compliance with Law and Permits.

(a)          Except as set forth on Schedule 4.13(a) of the Company Disclosure Schedules, the conduct of the Business is in compliance in all material respects with all applicable Governmental Requirements and Permits, except the Federal Cannabis Laws.

(b)          Each Acquired Company operates in compliance in all material respects with the United States Department of Justice guidance to United States Attorneys regarding enforcement priorities for prosecuting marijuana-related crimes, as set forth in the memorandum issued by Deputy Attorney General James Cole, dated August 29, 2013 (the “2013 Cole Memo”). Irrespective of the 2013 Cole Memo’s rescission by then-Attorney General Jeff Sessions in January 2018, and Congress’ failure to enact the Sensible Enforcement of Cannabis Act in 2019, each Acquired Company is cognizant of the United States Department of Justice’s lack of prosecutions of any conduct which would have fallen within the 2013 Cole Memo, and of the bipartisan support for maintaining at least those minimum protections from prosecution, and each Acquired Company has continued to operate in compliance with the 2013 Cole Memo. As part of its compliance with the 2013 Cole Memo, each Acquired Company has used commercially reasonable efforts to ensure that such Acquired Company does not: (i) distribute marijuana to minors; (ii) direct revenue from the sale of marijuana to criminal enterprises, gangs, and cartels, or otherwise have any involvement with such groups; (iii) divert marijuana from states where it is legal under state law in some form to other states; (iv) use state-authorized marijuana activity as a cover or pretext for the trafficking of other illegal drugs or other illegal activity; (v) use violence or firearms in the cultivation and distribution of marijuana; (vi) contribute to drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use; (vii) grow or possess marijuana on public lands; or (viii) promote marijuana possession or use on federal property.

(c)          The Acquired Companies only operate in jurisdictions that have enacted laws legalizing cannabis. Each Acquired Company is in compliance in all material respects with all applicable state and local laws and regulatory systems, including California Cannabis Laws, controlling the cultivation, harvesting, production, handling, storage, distribution, sale, and possession of cannabis. No Acquired Company imports or exports cannabis products from or to any state or foreign country.

(d)          Except as set forth on Schedule 4.13(d) of the Company Disclosure Schedules, no Acquired Company has ever received any written notice from any Governmental Authority to the effect that, or has otherwise been advised that, such Acquired Company is not in compliance in all material respects with any applicable Governmental Requirement, and to the Knowledge of the Company there are no presently existing facts, circumstances or events which, with notice or lapse of time, would result in material violations of any applicable Governmental Requirement or Permit.

(e)          Schedule 4.13(e) of the Company Disclosure Schedules identifies all material Permits issued to each Acquired Company and currently in effect. Except as set forth on Schedule 4.13 of the Company Disclosure Schedules, the Permits constitute all permits, consents, licenses, franchises, authorizations and approvals used in the operation of and necessary to conduct the Business as currently conducted. All of the Permits are valid and in full force and effect, the Acquired Companies are not in violation of any such Permits and no Proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any of the Permits.

4.14.       Litigation. Except as set forth on Schedule 4.14 of the Company Disclosure Schedules, there is no Proceeding pending or, to the Knowledge of the Company, currently threatened which is a Proceeding involving any Acquired Company or its properties, assets or business or a Proceeding relating to the Business and against or relating to any shareholder, member, director, manager, officer or employee of any Acquired Company, in each case which, if adversely determined, would reasonably be expected to result in liability to the Acquired Companies of US $100,000 or more.

4.15.       Labor Matters.

(a)          Schedule 4.15 of the Company Disclosure Schedules identifies for each current employee of each Acquired Company with a current annual compensation (base salary plus bonus) in excess of US $100,000, his or her name, his or her position or job title, his or her base compensation and bonus compensation earned in the 2020 fiscal year of such Acquired Company, and his or her 2021 base compensation. Except as set forth on Schedule 4.15 of the Company Disclosure Schedules: (i) each Acquired Company has no obligations under any written or oral labor agreement, collective bargaining agreement or other agreement with any labor organization or employee group; (ii) no Acquired Company is currently engaged in any unfair labor practice and there is no unfair labor practice charge or other employee-related or employment-related complaint against any Acquired Company pending or, to the Knowledge of the Company, threatened before any Governmental Authority; (iii) there is currently no labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute or arbitration pending or, to the Knowledge of the Company, threatened against any Acquired Company and no material grievance is currently being asserted by any employee of any Acquired Company; (iv) no Acquired Company has experienced a labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute at any time during the three (3) years immediately preceding the date of this Agreement; and (v) there is no organizational campaign being conducted or, to the Knowledge of the Company, contemplated and there is no pending or, to the Knowledge of the Company, threatened petition before any Governmental Authority or other dispute as to the representation of any employees of any Acquired Company.

(b)          Except as set forth on Schedule 4.15 of the Company Disclosure Schedules, no Acquired Company has terminated the employment of any employee whose annual compensation was greater than US $100,000 in 2020 or anticipated to be greater than US $100,000 in 2021, during the ninety (90) days preceding the date hereof.

4.16.       Employee Benefit Plans.

(a)          Schedule 4.16(a) of the Company Disclosure Schedules sets forth a list identifying each Employee Pension Benefit Plan of each Acquired Company (the “Pension Plans”). Except as set forth on Schedule 4.16(a) of the Company Disclosure Schedules, neither any Acquired Company nor any ERISA Affiliate of any Acquired Company has sponsored or contributed to or been required to contribute to an Employee Pension Benefit Plan that is subject to Title IV of ERISA, subject to Section 412 of the Code, or a multiemployer plan within the meaning of 3(37) of ERISA.

(b)          Schedule 4.16(b) of the Company Disclosure Schedules sets forth a list identifying each Employee Welfare Benefit Plan (the “Welfare Plans”) of each Acquired Company.

(c)          With respect to each Employee Benefit Plan, each Acquired Company has delivered or has made available to Buyer complete copies, if applicable, of: (i) all written plan documents (or, if not written, a summary of material plan terms), including, insurance contracts or other funding vehicles and all amendments thereto; and (ii) all summary plan descriptions, including any summary of material modifications.

(d)          There has been no amendment to, written interpretation or announcement (whether or not written) by any Acquired Company relating to, or change in employee participation or coverage under any Employee Benefit Plan that would increase materially the expense of maintaining such Employee Benefit Plan above the level of expense incurred in respect of such Employee Benefit Plan for the most recent plan year with respect to Employee Benefit Plans (other than increases in the ordinary course of the Business or increases due to changes in Internal Revenue Service limits).

(e)          Each Employee Benefit Plan has been maintained in material compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to, ERISA and the Code, which are applicable to such Employee Benefit Plan.

(f)           With respect to each Employee Benefit Plan, there are no pending or, to the Knowledge of the Company, threatened: (i) claims, suits or other proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, other than ordinary and usual claims for benefits by participants or beneficiaries; or (ii) suits, investigations or other proceedings by any Governmental Authority.

(g)          Except as set forth on Schedule 4.16(g) of the company Disclosure Schedules, no Welfare Plan or Benefits Arrangement provides severance, post-employment salary continuation, or post-employment death, disability, health or medical, or life insurance coverage or benefits (whether or not insured) with respect to current or former employees (or their spouses or dependents) of each Acquired Company beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary) or (iii) are provided pursuant to an insurance policy under which the premiums were paid while a former employee was employed by an Acquired Company.

(h)          Each Acquired Company has complied with, and satisfied, in all material respects, the requirements of COBRA with respect to each Welfare Plan that is subject to the requirements of COBRA. Each Welfare Plan which is a group health plan, within the meaning of Section 9832(a) of the Code, has complied with and satisfied the applicable requirements of Sections 9801 and 9802 of the Code.

(i)           Schedule 4.16(i) of the Company Disclosure Schedules contains a list identifying each employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), disability benefits, supplemental employment benefits, vacation benefits, retirement benefits, deferred compensation, bonuses, profit-sharing, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement compensation or benefit which: (i) is not an Welfare Plan or a Pension Plan; and (ii) has been maintained by each Acquired Company with respect to any employee or former employee of such Acquired Company or to which an Acquired Company may have any material liability. Such contracts, plans and arrangements are referred to collectively as the “Benefit Arrangements.” True and complete copies or descriptions of the Benefit Arrangements have been made available to Buyer. Each Benefit Arrangement has been maintained in material compliance with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

(j)           No payment or benefit provided pursuant to any agreement, between each Acquired Company and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and Internal Revenue Service guidance thereunder), will or may provide for the deferral of compensation subject to Section 409A of the Code that is not in material compliance with Section 409A of the Code. Each stock option and stock appreciation right, if any, was granted with an exercise price that was not less than the fair market value of the underlying common stock on the date the option or right was granted based upon a reasonable valuation method. The execution and delivery of this Agreement and the consummation of the Transaction will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any agreement that will or may result in any payment of deferred compensation which will not be in compliance with Section 409A of the Code if timely paid in accordance with the terms of the agreement.

(k)          There is no contract, agreement, plan or arrangement covering any current or former employee, consultant, director or other service provider of each Acquired Company that, individually or in aggregate, could give rise to the payment by any Acquired Company, directly or indirectly, of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(l)           No Acquired Company is a Party to, or otherwise obligated under, any Employee Benefit Plan or Benefit Arrangement, that provides for a gross-up, make-whole or other additional payment with respect to any Taxes, including those imposed by Sections 409A and 4999 of the Code.

(m)         To the Knowledge of the Company, each individual who renders services to any Acquired Company and is classified as having the status of an independent contractor, consultant or other non-employee status is properly classified for all purposes, including eligibility to participate in the Employee Benefit Plans.

(n)          Each Acquired Company and each applicable Employee Benefit Plan and Benefit Arrangement are in material compliance with the Patient Protection and Affordable Care Act, including all applicable filing and reporting, all waiting period, and offers of coverage requirements thereunder. No excise tax or penalty under the Patient Protection and Affordable Care Act has been, or is reasonably expected to be, imposed or become due with respect to any period prior to the Closing.

4.17.       Transactions with Certain Persons. Except as set forth on Schedule 4.17 of the Company Disclosure Schedules or as otherwise disclosed in this Agreement, to the Knowledge of the Company: (i) no Related Person (other than another Acquired Company) is presently or at any time during the past two (2) years has been a party to any transaction with any Acquired Company (A) providing for the furnishing of services to or by (other than for services as officers or employees of an Acquired Company), (B) providing for the rental or sale of real or personal property to or from or (C) otherwise requiring payments to or from (other than for services as officers or employees of an Acquired Company), such Related Person (a “Related Party Transaction”); and (ii) no shareholder, member, director, manager, officer or employee or any other direct or indirect beneficial owner of any Acquired Company is related to any other shareholder, member, director, manager, officer or employee or any other direct or indirect beneficial owner of any Acquired Company by blood or marriage. Except as set forth on Schedule 4.17 of the Company Disclosure Schedules, there is no outstanding amount in excess of US $100,000 owing (including pursuant to any advance, note or other indebtedness instrument) from any Acquired Company to any Related Person identified on Schedule 4.17 of the Company Disclosure Schedules or from any Related Person identified on Schedule 4.17 of the Company Disclosure Schedules to any Acquired Company.

4.18.       Insurance. Schedule 4.18 of the Company Disclosure Schedules contains a complete and accurate list of all current policies or binders of Insurance (showing as to each policy or binder the carrier, policy number and a general description of the type of coverage provided) maintained by each Acquired Company and relating to its properties, assets, operations and personnel. Except as set forth on Schedule 4.18 of the Company Disclosure Schedules, all of the Insurance is “occurrence” based insurance. Subject to the Enforceability Limitations, the Insurance is in full force and effect and sufficient for compliance in all material respects with all requirements of applicable Law and of all contracts to which each Acquired Company is a party. No Acquired Company is in material default under any of the Insurance, and no Acquired Company has failed to give any notice or to present any claim under any of the Insurance in a timely manner. No written notice of cancellation, termination, reduction in coverage or material increase in premium (other than reductions in coverage or increases in premiums in the ordinary course) has been received with respect to any of the Insurance, and all premiums due and payable with respect to any of the Insurance have been paid. Except as disclosed on Schedule 4.18 of the Company Disclosure Schedules, no Acquired Company has experienced claims in excess of current coverage of the Insurance. Except as disclosed on Schedule 4.18 of the Company Disclosure Schedules, to the Knowledge of the Company there will be no material retrospective insurance premiums or charges or any other similar adjustment on or with respect to any of the Insurance for any period or occurrence through the Closing Date.

4.19.       Inventory; No Product Recalls.

(a)          Except as set forth on Schedule 4.19 of the Company Disclosure Schedules: (i) all of the Inventory is owned by the Acquired Companies free and clear of any Encumbrances (other than Permitted Encumbrances) and is located at the Real Property; (ii) no material amount of the Inventory is on consignment; and (iii) the Inventory as reflected in the Financial Statements has been valued in a manner consistent with past practices and procedures and in accordance with GAAP. The levels of the Inventories are consistent in all material respects with the level of Inventories that have been maintained by each Acquired Company before the date of this Agreement in the ordinary course of the Business and consistent with past practices in light of seasonal adjustments, market fluctuations and the requirements of customers of the Business. All Inventory produced by each Acquired Company, or its Affiliates, was cultivated, harvested, produced, tested, handled and delivered in accordance with all applicable Law (except for the Federal Cannabis Laws) in all material respects. No Acquired Company has used any substance, including but not limited to pesticides, prohibited by laws applicable in the states and localities in which such Acquired Company operates, in any prohibited amount at any stage of the cultivation, harvesting, handling, storage or delivery of Inventory. Each Acquired Company has performed (or caused to be performed by third parties) all tests and obtained all test certificates and certificates of ingredients required by applicable Law or industry practice, including but not limited to tests for microbials, contaminants, residuals, and pesticides. Each Acquired Company’s Inventory does not contain any prohibited pesticides, contaminants or any other substance prohibited by any Law. All Inventory produced by each Acquired Company, or its Affiliates, was cultivated, harvested, produced, tested, handled and delivered in accordance with all applicable Law (except for the Federal Cannabis Laws) in all material respects. All Inventory purchased by each Acquired Company from third parties was, to the Knowledge of the Company, cultivated, harvested, produced, tested, handled and delivered in accordance with all applicable Law (except for the Federal Cannabis Laws) in all material respects, and was purchased from suppliers that are duly licensed to cultivate, harvest and produce such products.

(b)          No recalls or withdrawals of products developed, produced, distributed or sold by any Acquired Company have been required by any Acquired Company or any Governmental Authority with respect to the products supplied by any Acquired Company.

4.20.       Accounts Receivable. All of the Accounts Receivable of each Acquired Company are bona fide receivables, are reflected on the books and records of such Acquired Company and arose in the ordinary course of the Business. Except as set forth on Schedule 4.20 of the Company Disclosure Schedules, except to the extent reserved against the Accounts Receivables on the Financial Statements or except pursuant to the terms of any applicable Contract, the Accounts Receivable are free and clear of Encumbrances (other than Permitted Encumbrances), there is no right of offset against any of the Accounts Receivable, and no agreement for deduction or discount has been made with respect to any of the Accounts Receivable other than in the ordinary course of the Business and as to ordinary trade discounts.

4.21.       Material Contracts. Schedule 4.21 contains a true and correct list or description of the Material Contracts that are in effect as of the date of this Agreement. True and correct copies of the Material Contracts, including all amendments applicable thereto, have been made available to Buyer. Each of the Material Contracts is enforceable against the applicable Acquired Company and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, in each case except as such enforcement may be limited by Enforceability Limitations. None of the Acquired Companies nor, to the Knowledge of the Company, any other party to any Material Contract, is in material default thereunder or in material breach thereof, and no Acquired Company has during the past twelve (12) months prior to the date hereof obtained or granted any material waiver of or under any provision of any Material Contract except for routine waivers granted or sought in the ordinary course of the Business. To the Knowledge of the Company, there exists no event, occurrence, condition or act which constitutes or, with the giving of notice, the lapse of time or the happening of any future event or condition, would reasonably be expected to become a material default by any Acquired Company or, to the Knowledge of the Company, any other party under any Material Contracts. To the Knowledge of the Company, there is not any default threatened in writing under any Material Contracts.

4.22.       Suppliers. Schedule 4.22 of the Company Disclosure Schedules contain a list of the five (5) largest suppliers of the Business for the Company’s 2020 fiscal year. Except as set forth on Schedule 4.22 of the Company Disclosure Schedules, none of the suppliers set forth on Schedule 4.22 of the Company Disclosure Schedules has informed in writing any Acquired Company that it intends to terminate its relationship with any Acquired Company, and no Acquired Company has Knowledge that any such supplier intends to terminate such relationship or of any material problem or dispute with any such supplier.

4.23.       Bank Accounts; Powers of Attorney. Schedule 4.23 of the Company Disclosure Schedules contains a true, complete and correct list of all bank accounts and safe deposit boxes maintained by each Acquired Company and all Persons entitled to draw thereon, to withdraw therefrom or with access thereto, a description of all lock box arrangements for each Acquired Company and a description of all powers of attorney granted by each Acquired Company.

4.24.       Environmental Matters. Except as set forth on Schedule 4.24 of the Company Disclosure Schedules, each Acquired Company and its assets and operations are now and at all times prior to the date hereof have been in compliance in all material respects with all applicable Environmental Laws and environmental Permits, including those applicable to the use, storage, management, disposal, or release of Hazardous Substances, and are, to the Knowledge of the Company, not currently or potentially the subject of any Environmental Claims and there is no factual or legal basis which could give rise to a potential or actual liability or obligation under any Environmental Laws or environmental Permits. No Acquired Company has retained or assumed, by contract or operation of Law, any liability or obligation of any other Person under or relating to any Environmental Law. The Real Property (including any formerly owned, leased, operated or used Real Property) of each Acquired Company are now and at all times prior to the date hereof during the Company’s use thereof have been in compliance in all material respects with all applicable Environmental Laws and environmental Permits, and are, to the Knowledge of the Company, not currently or potentially the subject of any Environmental Claims and there is no factual or legal basis which could give rise to a potential or actual liability or obligation under any Environmental Laws or environmental Permits. Each Acquired Company has provided or otherwise made available all material environmental reports, studies, audits, site assessments, and other similar environmental documents in their possession or under their control with respect to each Acquired Company and any of the Real Property (including any formerly owned, leased, operated or used Real Property).

4.25.       No Unlawful Contributions or Other Payments. Neither any Acquired Company nor, to the Knowledge of the Company, any equity owner, director, manager, officer, agent, employee, affiliate, or other person acting on behalf of any Acquired Company has: (a) used any company funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government or regulatory official or employee; (c) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or (d) violated in the preceding five (5) years or is in violation of any provision of (i) the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, (ii) any applicable Law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or (iii) any other anti-bribery or anti-corruption statute or regulation. The Acquired Companies have instituted and maintained and enforced policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

4.26.       Compliance with Anti-Money Laundering Laws. Except with respect to the Federal Cannabis Laws, the operations of each Acquired Company are and have been conducted at all times in the preceding five (5) years in compliance in all material respects with all applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable anti-money laundering statutes of all jurisdictions where each Acquired Company conducts business, the rules and regulations thereunder and any related or similar rules, regulations, or guidelines issued, administered, or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”); and no action, suit, or proceeding by or before any court or governmental agency, authority, or body or any arbitrator involving any Acquired Company with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened in writing.

4.27.       Compliance with OFAC. Neither any Acquired Company nor, to the Knowledge of the Company, any director, manager, officer, agent, employee or Affiliate of any Acquired Company is a Person that is, or is owned or controlled by a Person that is, currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”). Since each Acquired Company’s inception, such Acquired Company has not knowingly engaged in during the preceding five (5) years and is not now knowingly engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, and Syria.

4.28.       Privacy. To the Company’s knowledge, the Acquired Companies have not experienced any security incident in which any information that is protected by any applicable privacy or data security law or relating to any identified or identifiable natural person (“Personal Information”) was or reasonably may have been stolen, lost or accessed without authorization while in the Acquired Companies’ possession, custody or control (“Security Breach”). The Acquired Companies’ practices concerning collection, use, analysis, retention, storage, protection, security, transfer, disclosure and disposal of Personal Information materially comply with, and have not violated in any material respect, any Contract, applicable Laws regarding privacy and security of Personal Information, or written privacy statements of the Acquired Companies, including privacy policies (collectively, “Privacy Requirements”). The Acquired Companies have posted to its websites and each of its online services, including all mobile applications (“Apps”), terms of use or service and a privacy policy that complies in all material respects with the Privacy Requirements and that accurately reflects the Acquired Companies’ practices concerning the collection, use, and disclosure of Personal Information by the site, service or App. The Acquired Companies have not used any software that is installed on consumers’ or customers’ devices and used by any Person on behalf of the Acquired Companies to monitor, record or transmit information about activities occurring on the devices on which it is installed, or about data that is stored or created on, transmitted from or transmitted to the computers on which it is installed, in each case, in a manner that materially violates any Privacy Requirements. No complaint relating to an improper use or disclosure of any Personal Information, or any Security Breach, has been made, filed or, to the Knowledge of the Company, threatened against the Acquired Companies. To the Company’s knowledge, there has been no material unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Acquired Companies or a breach of any other material obligation relating to such proprietary or confidential information.

4.29.       Absence of Certain Changes. Except (i) as set forth on Schedule 4.29 of the Company Disclosure Schedules, (ii) for any actions taken in response to COVID-19 Measures or (iii) contemplated by this Agreement, since the Balance Sheet Date through the date hereof, each Acquired Company (or, in the case of subparagraph (f) below, the Acquired Companies taken as a whole):

(a)          has carried on the Business substantially in the same manner as conducted prior to the Balance Sheet Date and has not engaged in any transaction or activity, entered into or amended any agreement or made any commitment except in the ordinary course of the Business;

(b)          has used reasonable commercial efforts to preserve its existence and business organization intact and to preserve its properties, assets and relationships with its employees, suppliers, customers and others with whom it has business relations;

(c)          has not (i) granted any increase in compensation in excess of twenty percent (20%) to any employee or (ii) entered into, or amend in any material respect, any Employee Benefit Plan or Benefit Arrangements;

(d)          has not entered into any settlement with respect to any Proceeding against or relating to it or any of its officers, directors, employees, or properties, assets or business involving more than US $100,000 individually or US $250,000 in the aggregate;

(e)          has not (i) granted any special conditions with respect to any Account Receivable other than in the ordinary course of the Business (e.g., extended terms), (ii) failed to pay any Account Payable in excess of US $100,000 individually or US $250,000 in the aggregate on a timely basis in the ordinary course of the Business consistent with past practice, (iii) except as disclosed in this Agreement, made or committed to make any capital expenditures in excess of US $250,000 in the aggregate, (iv) taken any action designed or having the effect of accelerating or deferring the generation of Accounts Receivable in a manner inconsistent with past practice or (v) started up or acquired any new business line which is not similar to or complementary to any existing business line;

(f)           have not experienced any Material Adverse Effect with respect to the Acquired Companies taken as a whole; and

(g)          has not made any material change in accounting methods or principles.

4.30.       No Brokers. Except as set forth on Schedule 4.30 of the Company Disclosure Schedule, no Acquired Company or any Seller has entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the Transaction.

4.31.       Independent Investigations. Notwithstanding anything contained in this Agreement to the contrary, but subject to Section 10.13, each Seller and each Acquired Company acknowledges and agrees that none of Buyer, Merger Sub, the SPAC, or any other Person (including any Non-Party) is making, has made, or will be deemed to make or have made, any representations or warranties whatsoever relating to the Buyer, Merger Sub, the SPAC, their business or the transactions contemplated by this Agreement, whether express or implied, at law or in equity, beyond the Buyer’s, Merger Sub’s and the SPAC’s Contractual Representations. In furtherance, not limitation, of the foregoing, each Seller and each Acquired Company (on behalf of itself and any Non-Party or other Person claiming by, through, or on behalf of each Seller or each Acquired Company) hereby:

(a)          disclaims the existence of, and Seller’s and each Acquired Company’s (or such Non-Party or other Person’s) reliance on, any other representations or warranties (including any Buyer’s, Merger Sub’s and the SPAC’s Extra Contractual Representations but excluding Buyer’s, Merger Sub’s and the SPAC’s Contractual Representations), whether alleged to have been made by Buyer, Merger Sub, the SPAC, or any of their respective Non-Parties,

(b)          acknowledges and agrees that:

(i)         no Non-Party (or other Party hereto as to a given Party hereto) has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement, and subject to the limited remedies herein provided;

(ii)        none of the Buyer, Merger Sub, the SPAC, or any of their respective Non-Parties nor any other Person is making, has made, or will be deemed to make or have made, any representation or warranty, express or implied, other than the Buyer’s, Merger Sub’s and the SPAC’s Contractual Representations;

(iii)       none of the Buyer, Merger Sub, the SPAC, or any of their respective Non-Parties or any other Person will have any liability whatsoever to each Seller or any Acquired Company or any other Person resulting from the distribution to Sellers, each Acquired Company or their respective Representatives, or each Seller’s or each Acquired Company’s use of, any materials constituting Buyer’s, Merger Sub’s and the SPAC’s Extra Contractual Representations or otherwise relating to the Buyer, Merger Sub, the SPAC, or their businesses, or the transactions contemplated by this Agreement, except with respect to any specific applicable Sellers’ and the Company’s Contractual Representations;

(iv)       each Seller (other than the Non-Accredited Sellers) and each Acquired Company has conducted to its satisfaction its own independent investigation of the condition, operations and business of the Buyer, Merger Sub, the SPAC and their businesses and, in making its determination to proceed with the transactions contemplated by this Agreement, each such Seller and each Acquired Company has relied solely on the results of its own independent investigation; and

(v)        each Seller (other than the Non-Accredited Sellers) and each Acquired Company is an informed and sophisticated Person, and has engaged advisors experienced in the evaluation of transactions as contemplated hereunder and the acquisition of securities such as the Buyer Exchangeable Shares and the SPAC Shares exchangeable therefor.

4.32.       Sufficiency of Assets. As of the Closing, except with respect to matters addressed by any agreement entered into by the Parties in connection with the Closing, the Acquired Companies’ assets (and liabilities) will constitute all the assets necessary for (and liabilities accrued from) the operation of the Business in all material respects in substantially the manner conducted as of immediately prior to the Closing.

4.33.       Prospectus Disclosures. None of the information supplied or to be supplied by or on behalf of the Acquired Companies for inclusion or incorporation by reference in the Prospectus or the SPAC Circular will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Acquired Companies with respect to statements made or incorporated by reference in the Prospectus or the SPAC Circular based on information that was not supplied by or on behalf of the Acquired Companies.

4.34.       No Other Representations or Warranties; Schedules. Except for those representations and warranties expressly given by the Sellers and the Company in this Article 4 (as modified by the Company Disclosure Schedule) (collectively, the “Sellers’ and the Company’s Contractual Representations”), none of the Company, any Seller, or any other Person makes or has made (or will be deemed to make or have made) any other representation or warranty, expressed or implied, at law or in equity, by statute or otherwise, with respect to the Acquired Companies, the transactions contemplated by this Agreement, or any of the Acquired Companies’ business, assets, liabilities, operations, prospects, or condition (financial or otherwise). Except for the Sellers’ and the Company’s Contractual Representations, the Company and each Seller (directly and on behalf of all Non-Parties) hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, omission, or information made, not made, communicated, or furnished (whether orally or in writing, in any data room relating to the transactions contemplated by this Agreement, in management presentations, functional “break-out” discussions, responses to questions or requests submitted by or on behalf of Buyer, Merger Sub, or the SPAC or in any other form in consideration for investigation of the transactions contemplated by this Agreement) to Buyer, Merger Sub, the SPAC or any of their respective Affiliates or representatives (including any opinion, information, forecast, projection, or advice that may have been or may be provided to Buyer, Merger Sub, the SPAC or their respective Affiliates or Representatives by the Company, any Seller or any Non-Party). Without limiting the generality of the foregoing, except for any specific applicable Sellers’ and the Company’s Contractual Representations, neither the Company, any Seller, or any of their respective Non-Parties makes, has made, or will be deemed to make or have made (and each hereby expressly disclaims), any representation or warranty to Buyer, Merger Sub, the SPAC or their Non-Parties regarding any of the following (the “Sellers’ and the Company’s Extra Contractual Representations”): (i) merchantability or fitness of any assets for any particular purpose; (ii) the nature or extent of any liabilities; (iii) the prospects of the business; (iv) the probable success or profitability of the Business; or (v) the accuracy or completeness of any confidential information memoranda, documents, projections, material, statement, data, or other information (financial or otherwise) provided to Buyer, Merger Sub, the SPAC or their respective Affiliates or delivered or made available to Buyer, Merger Sub, the SPAC and their respective Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, or in respect of any other matter or thing whatsoever. The disclosure of any matter or item in any section of the Company Disclosure Schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER, MERGER SUB AND SPAC

Except as set forth on the disclosure schedules delivered by Buyer to Sellers and the Company on the date hereof (the “Buyer Disclosure Schedules”), Buyer, Merger Sub and the SPAC, jointly and severally, represent and warrant as of the date hereof to Sellers and the Company as follows:

5.1.         Organization and Good Standing. Each of Buyer and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The SPAC is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia. Each of the SPAC, Buyer and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on the SPAC, Buyer, and Merger Sub. Each of the SPAC, Buyer and Merger Sub has full organizational power and authority, as applicable, to conduct its business as it is presently being conducted and to own and lease its properties and assets, except where the failure to possess such power and authority would not reasonably be expected to result in material liability or otherwise materially interfere with the conduct of the business of the SPAC, Buyer, and Merger Sub. Complete and correct copies of the constating documents of each of the SPAC, the Buyer and Merger Sub, and all amendments thereto, have been made available to the Company. None of the SPAC, Buyer or Merger Sub is in violation of the provisions of its constating documents.

5.2.         No Prior Buyer or Merger Sub Operations. Each of Buyer and Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

5.3.         Authority; Authorization; Binding Effect. Each of the SPAC, Merger Sub and Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transaction and to perform its obligations under this Agreement (except under Federal Cannabis Laws). This Agreement has been duly executed and delivered by each of the SPAC, Merger Sub and Buyer and constitutes a legal (except under Federal Cannabis Laws), valid and binding obligation of the SPAC, Merger Sub and Buyer, enforceable against the SPAC, Merger Sub and Buyer in accordance with its terms, except as such enforcement may be limited by Enforceability Limitations. At a meeting duly called and held, the SPAC Board has unanimously: (a) determined that this Agreement and the Transaction are fair to and in the best interests of the SPAC Shareholders; (b) determined that the aggregate fair market value of the Acquired Companies, together with all other Persons to be acquired pursuant to the Other Transactions, is equal to at least 80% of the amount held in the Escrow Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (c) approved this Agreement and the Transaction; and (d) resolved to recommend to the SPAC Shareholders approval of this Agreement and the Transaction. Assuming a quorum is present at the SPAC Meeting, as adjourned or postponed, the only vote of any of the SPAC Shareholders necessary in connection with the entry into this Agreement by the SPAC, the consummation of the Transaction, and the approval of the SPAC Resolution is the affirmative vote of a majority-in-interest of the SPAC Shareholders.

5.4.         No Conflict or Violation. The execution and delivery of this Agreement, the consummation of the Transaction and the performance by each of the SPAC, Merger Sub and Buyer of their obligations under this Agreement, do not and will not result in or constitute (i) a violation of or a conflict with any provision of the certificate of incorporation, articles or by-laws of the SPAC, Merger Sub or Buyer, as applicable, (ii) a breach of, a loss of rights under, or constitute an event, occurrence, condition or act which is or, with the giving of notice, the lapse of time or the happening of any future event or condition, would become, a material default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which the SPAC, Merger Sub or Buyer is a party, (iii) a violation by the SPAC, Merger Sub or Buyer of any statute, rule, regulation, ordinance, by-law, code, order, judgment, writ, injunction, decree or award (except for Federal Cannabis Laws), or (iv) the creation of any material Encumbrances (other than Permitted Encumbrances) upon any of the properties or assets of the SPAC, Buyer, or Merger Sub, or give rise to any right of notice, modification, acceleration, payment, suspension, withdrawal or termination, or to the loss of any rights or benefits of any material Encumbrances (other than Permitted Encumbrances).

5.5.         Consents and Approvals. Except as set forth on Schedule 5.5 of the Buyer Disclosure Schedules, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by the SPAC, Merger Sub or Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction, except for any such consent, approval, authorization, declaration, filing, or registration the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to (a) materially interfere with, prevent, or materially delay the ability of the SPAC, Buyer, or Merger Sub to enter into or perform its obligations under this Agreement or to consummate the Transaction, or (b) result in material liability or otherwise materially interfere with the conduct of the business of the SPAC, Buyer, and Merger Sub.

5.6.         No Proceedings. There is no Proceeding pending or, to the knowledge of the SPAC, Merger Sub or Buyer, threatened against, relating to or affecting in any material adverse manner the SPAC, Buyer, Merger Sub, their respective properties, assets or businesses, or their respective ability to consummate the Transaction.

5.7.         No Brokers. Except as set forth on Schedule 5.7 of the Buyer Disclosure Schedules, SPAC, Merger Sub and Buyer have not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, underwriting fee, deferred underwriting fee, brokerage commission or similar payment in connection with the Transaction.

5.8.         Capitalization.

(a)          The number of authorized shares of capital stock of each class and the number of issued shares of capital stock of each class of Buyer, Merger Sub and the SPAC, as of the date hereof, are set forth on Schedule 5.8(a) of Buyer Disclosure Schedules. All of the issued and outstanding SPAC Shares (including the SPAC Supervoting Shares to be issued pursuant to the Founder Subscription Agreements), the SPAC Warrants, and the Buyer Exchangeable Shares (i) have been or will be, as applicable, duly authorized and validly issued and are fully paid and non-assessable, (ii) were or will be, as applicable, issued in compliance in all material respects with applicable Law, and (iii) were not or will not be, as applicable, issued in breach or violation of any preemptive rights or Contract. As of the Closing Date, the SPAC will have sufficient authorized but unissued shares to meet its obligations under the Exchange Rights Agreement. Except for the shares to be issued under the Exchange Rights Agreement and any equity interests of Buyer and Merger Sub, the SPAC or their respective Affiliates to be issued pursuant to the Other Transactions or in connection with the PIPE Investment, the shares, rights and warrants as specified in the Final IPO Prospectus, and the equity interests contemplated under the SPAC’s management incentive program: (a) there are not now outstanding any other equity interests, phantom equity interests or other securities, or any options, warrants or any rights related to Buyer, Merger Sub or the SPAC or to any other equity interests, phantom equity interests or other securities of Buyer, Merger Sub or the SPAC; (b) there are no agreements of any kind relating to the issuance of any equity interests of Buyer, Merger Sub or the SPAC, or any convertible or exchangeable securities or any options, warrants or other rights relating to the equity interests of Buyer, Merger Sub, or the SPAC; and (c) there are no voting agreements, voting trusts, buy-sell agreements, options or right of first purchase agreements or other agreements of any kind relating to the equity interests of Buyer, Merger Sub or the SPAC.

(b)          Except as disclosed in the SPAC’s organizational documents, there are no outstanding contractual obligations of the SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of the SPAC, Buyer or Merger Sub. There are no outstanding bonds, debentures, notes or other indebtedness of the SPAC, Buyer, or Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the SPAC Shareholders may vote. None of the SPAC, Buyer, or Merger Sub is a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Shares or any other equity securities of the SPAC, Buyer, or Merger Sub. The SPAC does not, directly or indirectly, own or have any right to acquire any capital stock or any other equity securities in any Person, other than Buyer and Merger Sub.

5.9.         Securities Law Matters.

(a)          The SPAC Class A Shares are listed and posted for trading on the NEO Exchange and the SPAC is not in default of the rules, regulations or policies of the NEO Exchange in any material respect. None of the SPAC, the Buyer or Merger Sub is in breach of any securities Laws in any material respect. None of the SPAC, the Buyer or Merger Sub is subject to continuous, periodic, or other disclosure requirements under any securities Laws in any jurisdiction other than the provinces and territories of Canada. No delisting, suspension of trading in or cease trade or other order or restriction with respect to the securities of the SPAC, the Buyer, or Merger Sub, and no Proceeding of any SPAC Securities Authority, other Governmental Authority or the NEO Exchange with respect to any such securities, is pending, in effect or ongoing or, to the knowledge of the SPAC, has been threatened or is expected to be implemented or undertaken. None of the SPAC nor any of its Affiliates has taken any action in an attempt to terminate the listing of the SPAC Shares or SPAC Warrants under the SPAC Securities Laws.

(b)          The SPAC is a “reporting issuer” or the equivalent thereof in each of the provinces and territories of Canada (other than Quebec). The SPAC has not taken any action to cease to be a reporting issuer in any province or territory nor has the SPAC received notification from any SPAC Securities Authority seeking to revoke the reporting issuer status of the SPAC. Neither the Buyer nor Merger Sub is a reporting issuer (or its equivalent) in any jurisdiction.

(c)          The SPAC has timely filed or furnished all filings required to be filed or furnished by the SPAC with any Governmental Authority (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of National Instrument 51-102 – Continuous Disclosure Obligations), as modified by the exemptive relief granted by the SPAC Securities Authorities in the Final IPO Prospectus. Each such filing has complied as filed with applicable Law and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any misrepresentation.

(d)          The SPAC has not filed any confidential material change report (which at the date of this Agreement remains both material and confidential) or any other confidential filings filed to or furnished with, as applicable, any SPAC Securities Authority other than an exemptive relief application regarding financial statements to be included in the Prospectus. There are no outstanding or unresolved comments in comment letters from any SPAC Securities Authority with respect to any of filings by the SPAC and, to the knowledge of the SPAC, none of the SPAC, the Buyer or Merger Sub, or any filing by any such entity, is the subject of an ongoing audit, review, comment or investigation by any SPAC Securities Authority or other Governmental Authority.

(e)          Each of the issuance of the Buyer Exchangeable Shares by the Buyer in satisfaction of the Merger Consideration, the issuance of the SPAC Supervoting Shares by the SPAC pursuant to the Founder Subscription Agreements, and the issuance of Subordinate Voting Shares upon exchange of the Buyer Exchangeable Shares, is exempt from the prospectus and registration requirements of applicable securities Laws and such securities (assuming the holder is not, and does not become, a “control person” of the SPAC) will not be subject to any statutory hold period or other restriction on transfer, other than any contractual agreements entered into with respect to such securities, it being understood that such contractual agreements will provide that the SPAC Supervoting Shares are not transferrable except in accordance with the terms of such contractual agreements.

5.10.       Financial Statements; Undisclosed Liabilities.

(a)          The audited financial statements of the SPAC for the period from April 16, 2019 through December 31, 2019 (including the notes thereto and the auditor’s report thereon) (the “SPAC Financial Statements”) were, and any audited financial statements to be included or incorporated by reference in the Prospectus will be, prepared in accordance with IFRS consistently applied (except as otherwise indicated in such financial statements and the notes thereto and in the related report of the SPAC’s independent auditors, as the case may be) and fairly present or will fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of the SPAC as of the date thereof and for the period indicated therein.

(b)          The SPAC does not intend to correct or restate, nor to the knowledge of the SPAC, is there any basis for any correction or restatement of, any aspect of any of the financial statements of the SPAC referred to herein. The selected financial data and the summary financial information included in any filing by the SPAC present fairly the information shown in such filing and have been compiled on a basis consistent with that of the SPAC Financial Statements. The other financial and operational information included in any filings by the SPAC presents fairly the information included in such filings.

(c)          There are no off-balance sheet transactions, arrangements, or obligations (including contingent obligations) of the SPAC with unconsolidated entities or persons.

5.11.       Independent Investigations. Notwithstanding anything contained in this Agreement to the contrary, each of Buyer, Merger Sub and the SPAC acknowledges and agrees that none of the Acquired Companies, any Seller, or any other Person (including any Non-Party) is making, has made, or will be deemed to make or have made, any representations or warranties whatsoever relating to the Acquired Companies, the Business or the transactions contemplated by this Agreement, whether express or implied, at law or in equity, beyond the Sellers’ and each Acquired Company’s Contractual Representations. In furtherance, not limitation, of the foregoing, Buyer, Merger Sub and the SPAC (on behalf of itself and any Non-Party or other Person claiming by, through, or on behalf of Buyer, Merger Sub or the SPAC) hereby:

(a)          disclaims the existence of, and Buyer’s, Merger Sub’s and the SPAC’s (or such Non-Party or other Person’s) reliance on, any other representations or warranties (including any Sellers’ and the Acquired Companies’ Extra Contractual Representations but excluding Sellers’ and the Acquired Companies’ Contractual Representations), whether alleged to have been made by any Acquired Company, a Seller, or any of their respective Non-Parties,

(b)          acknowledges and agrees that:

(i)         no Non-Party (or other Party hereto as to a given Party hereto) has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided;

(ii)        none of the Acquired Companies, any Seller, or any of their respective Non-Parties nor any other Person is making, has made, or will be deemed to make or have made, any representation or warranty, express or implied, other than the Sellers’ and the Company’s Contractual Representations set forth herein;

(iii)       none of the Acquired Companies, any Seller, or any of their respective Non-Parties or any other Person will have any liability whatsoever to Buyer, Merger Sub, the SPAC, or any other Person resulting from the distribution to Buyer, the SPAC or their respective Representatives, or Buyer’s, Merger Sub’s or the SPAC’s use of, any materials constituting Sellers’ and the Company’s Extra Contractual Representations or otherwise relating to the Acquired Companies, the Business, any Seller, or the transactions contemplated by this Agreement, except with respect to any specific applicable Buyer’s, Merger Sub’s and the SPAC’s Contractual Representations;

(iv)       each of Buyer, Merger Sub and the SPAC has conducted to its satisfaction its own independent investigation of the condition, operations and business of the Acquired Companies and the Business and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Buyer, Merger Sub and the SPAC has relied solely on the results of its own independent investigation; and

(v)        each of Buyer, Merger Sub and the SPAC is an informed and sophisticated Person, and has engaged advisors experienced in the evaluation and purchase of companies such as the Company as contemplated hereunder and the acquisition of securities such as the Company Stock.

5.12.       Financial Ability; Escrow Account. As of the date hereof, there is at least Four Hundred Million and 00/100 U.S. Dollars ($400,000,000.00) invested in the Escrow Account. Prior to the Closing, none of the funds held in the Escrow Account may be released except in accordance with the Escrow Agreement, the SPAC’s organizational documents, the IPO Underwriting Agreement and the Final IPO Prospectus. SPAC has performed all material obligations required to be performed by it under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Escrow Agreement, and no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a default or breach thereunder. There are no Proceedings pending with respect to the Escrow Account. Since the creation of the Escrow Account, the SPAC has not released any money from the Escrow Account (other than interest income earned on the principal held in the Escrow Account as permitted by the Escrow Agreement). As of the Effective Time, the obligations of the SPAC to dissolve or liquidate pursuant to the SPAC’s organizational documents shall terminate, and, as of the Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC’s organizational documents to dissolve and liquidate the assets of the SPAC by reason of the consummation of the Transaction. To the SPAC’s knowledge, following the Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Escrow Account except to the extent such SPAC Shareholder shall have validly elected to tender its SPAC Shares for redemption pursuant to the SPAC Shareholder Redemption. The Escrow Agreement is in full force and effect and are a legal, valid and binding obligation of the SPAC and, to the knowledge of the SPAC, enforceable in accordance with its terms as such enforcement may be limited by Enforceability Limitations. The Escrow Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified in any respect and, to the knowledge of the SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, which would entitle any Person (other than SPAC Shareholders who shall have elected to redeem their SPAC Shares pursuant to the SPAC Shareholder Redemption) to any portion of the proceeds in the Escrow Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Sellers and the Company contained herein and the compliance by the Sellers and the Company with their respective obligations hereunder, the SPAC has no reason to believe that any of the conditions to the use of funds in the Escrow Account will not be satisfied or that the funds available in the Escrow Account will not be available to SPAC on the Closing Date.

5.13.       Business Activities.

(a)       Since its incorporation, the SPAC has not conducted any business activities other than activities directed toward the accomplishment of the Transaction and the Other Transactions or other qualifying transactions. Except as set forth in the SPAC’s organizational documents, there is no agreement, commitment or Order binding upon the SPAC, Buyer, or Merger Sub or to which the SPAC, Buyer, or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the SPAC, Buyer, Merger Sub, any acquisition of property by the SPAC, Buyer, or Merger Sub, or the conduct of business by the SPAC, Buyer, or Merger Sub, other than such effects, individually or in the aggregate, which have not, and would not reasonably be expected to, (a) materially interfere with, prevent, or materially delay the ability of the SPAC, Buyer, or Merger Sub to enter into or perform its obligations under this Agreement or to consummate the Transaction, or (b) result in material liability or otherwise materially interfere with the conduct of the business of the SPAC, Buyer, and Merger Sub.

(b)       Except for this Agreement, for any reimbursement obligations of the SPAC to the Sponsor that will be satisfied and discharged at or prior to the Closing, or as set forth on Schedule 5.13(b) of the Buyer Disclosure Schedule, the SPAC is not, and has never been, party to any Contract with any other Person that would require payments by the SPAC in excess of US $200,000 in the aggregate with respect to any individual Contract or more than US $750,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby and Contracts set forth on Schedule 5.13(b) of the Buyer Disclosure Schedule).

(c)       There is no liability, debt or obligation against the SPAC, Buyer, or Merger Sub, except for liabilities, debts and obligations (i) reflected or reserved for on the SPAC’s balance sheet as of December 31, 2020, or disclosed in the notes thereto (other than any such liabilities, debts and obligations not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to the SPAC, Buyer, and Merger Sub), (ii) that have arisen since December 31, 2020 in the ordinary course of the operation of business of the SPAC (other than any such liabilities, debts and obligations as are not and would not be, in the aggregate, material to the SPAC), (iii) disclosed in the Buyer Disclosure Schedules or (iv) incurred in connection with or contemplated by this Agreement, the Transaction, and/or the Other Transactions.

5.14.       Tax Matters.

(a)       All material Tax Returns required by Law to be filed by the SPAC, Buyer, and Merger Sub have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)       All material amounts of Taxes due and owing by the SPAC, Buyer, and Merger Sub have been paid.

(c)       The SPAC has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Laws with respect to Tax withholding.

(d)       Neither the SPAC, Buyer, nor Merger Sub has engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither the SPAC, Buyer, nor Merger Sub has received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the SPAC, no such claims have been threatened. No written claim has been made, and to the knowledge of the SPAC, no oral claim has been made, since the SPAC’s incorporation, by any Governmental Authority in a jurisdiction where SPAC, Buyer, or Merger Sub does not file a Tax Return that SPAC, Buyer, or Merger Sub is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the SPAC, Buyer, or Merger Sub and no written request for any such waiver or extension is currently pending.

(e)       There are no Encumbrances with respect to Taxes on any of the assets of the SPAC, Buyer, or Merger Sub.

(f)       Neither the SPAC, Buyer, or Merger Sub is a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(g)       Neither the SPAC, Buyer, or Merger Sub has taken or agreed to take any action not contemplated by this Agreement that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(h)       It is intended that, upon the consummation of the Merger, the SPAC shall be treated as a United States corporation for United States federal income Tax purposes (as well as treated as a Canadian taxpayer for Canadian income tax purposes to the extent applicable).

5.15.       Related Party Transactions. Except as described in the public filings of the SPAC, and any reimbursement obligations of the SPAC to the Sponsor which will be fully settled at or prior to Closing, there are no transactions, contracts, side letters, arrangements or understandings between the SPAC, Buyer, or Merger Sub, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of the SPAC, Buyer, or Merger Sub, on the other hand, other than pursuant to customary employment arrangements.

5.16.       Prospectus Disclosures. At the time of its filing with the NEO Exchange and the SPAC Securities Authorities, the Prospectus (i) will comply in all material respects (except all information provided for inclusion by the Company or its Affiliates or the counterparties to the Other Transactions, for which the SPAC makes no representations or warranties) with the requirements of the SPAC Securities Laws pursuant to which it will be prepared (subject to any exemption that may be granted by the NEO Exchange or the SPAC Securities Authorities to be evidenced by the issuance of a receipt for the prospectus) and, as applicable, filed, and (ii) all the information and statements contained therein (except all information provided for inclusion by the Company or its Affiliates or by the counterparties to the Other Transactions, for which the SPAC makes no representations or warranties) will at the date of filing thereof be, true and correct in all material respects, contain no misrepresentation and constitute full, true and plain disclosure of all material facts relating to the SPAC, the Buyer or Merger Sub as required by applicable SPAC Securities Laws, and no material fact or information will have been omitted from such disclosure (except for information provided for inclusion by the Company or its Affiliates or by the counterparties to the Other Transactions, for which the SPAC makes no representations or warranties) which is required to be stated in such disclosure or is necessary to make the statements or information contained in such disclosure not misleading in light of the circumstances under which they are to be made.

5.17.       Subsidiaries. The SPAC does not have any direct or indirect equity interests in any corporation, partnership, trust, or other business association other than the Buyer and Merger Sub.

5.18.       Qualifying Transaction. The Transaction satisfies the requirements of section 10.16(15) of the NEO Exchange listing manual.

5.19.       Subscription Agreements. The SPAC has delivered to the Company a true, correct and complete copy of the fully executed Subscription Agreements as in effect as of the date hereof. Each of the Subscription Agreements is, as of the date hereof, in full force and effect (assuming that each such Subscription Agreement has been duly authorized by the applicable PIPE Investor), and as of the date hereof, none of the Subscription Agreements has been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and, to the knowledge of the SPAC, no such amendment or modification is contemplated as of the date hereof. The SPAC is not in material breach of any of the terms or conditions set forth in any of the Subscription Agreements. The SPAC (i) has no knowledge that any event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under any of the Subscription Agreements, (ii) has no knowledge of any fact, event or other occurrence that makes any of the representations or warranties of the SPAC in any of the Subscription Agreements inaccurate in any material respect and (iii) has no knowledge that any of the conditions to the consummation of the transactions contemplated by the Subscription Agreements will not be satisfied when required thereunder or that the transaction proceeds contemplated by the Subscription Agreements will not be made available when required thereunder. As of the date of this Agreement, no PIPE Investor has notified the SPAC in writing of its intention to terminate all or any portion of the PIPE Investment Amount or not to provide the financing contemplated thereunder. Other than as set forth in the PIPE Subscription Agreements delivered to the Company in connection with the execution of this Agreement, (i) there are no conditions precedent or contingencies to the obligations of the parties under the Subscription Agreements to make the full PIPE Investment Amount available to the SPAC on the terms therein, and (ii) to the knowledge of the SPAC, there are no side letters or other agreements, understandings, contracts or arrangements (written, oral or otherwise) related to the Subscription Agreements or the PIPE Investment, other than those entered into with the placement agents of the PIPE Investment (if any).

5.20.       No Other Representations or Warranties; Schedules. Subject to Section 10.13, except for those representations and warranties expressly given by Buyer, Merger Sub and the SPAC in this Article 5 (as modified by the Buyer Disclosure Schedule) (collectively, the “Buyer’s, Merger Sub’s and the SPAC’s Contractual Representations”), neither the Buyer, Merger Sub or the SPAC, or any other Person makes or has made (or will be deemed to make or have made) any other representation or warranty, expressed or implied, at law or in equity, by statute or otherwise, with respect to the Buyer, Merger Sub, the SPAC or the transactions contemplated by this Agreement, or any of the Buyer’s, Merger Sub’s or the SPAC’s business, assets, liabilities, operations, prospects, or condition (financial or otherwise). Except for the Buyer’s, Merger Sub’s and the SPAC’s Contractual Representations, the Buyer, Merger Sub and the SPAC (directly and on behalf of all Non-Parties) hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, omission, or information made, not made, communicated, or furnished (whether orally or in writing, in any data room relating to the transactions contemplated by this Agreement, in management presentations, functional “break-out” discussions, responses to questions or requests submitted by or on behalf of the Sellers or the Acquired Companies or in any other form in consideration for investigation of the transactions contemplated by this Agreement) to Sellers, the Company or any of their respective Affiliates or representatives (including any opinion, information, forecast, projection, or advice that may have been or may be provided to Sellers, the Company or their respective Affiliates or Representatives by Buyer, Merger Sub and the SPAC or any Non-Party). Without limiting the generality of the foregoing, except for any specific applicable Buyer’s, Merger Sub’s and the SPAC’s Contractual Representations, neither the Buyer, Merger Sub or the SPAC, or any of their respective Non-Parties makes, has made, or will be deemed to make or have made (and each hereby expressly disclaims), any representation or warranty to Sellers or the Acquired Companies or their Non-Parties regarding any of the following (the “Buyer’s, Merger Sub’s and the SPAC’s Extra Contractual Representations”): (a) merchantability or fitness of any assets for any particular purpose; (b) the nature or extent of any liabilities; (c) the prospects of their business; (d) the probable success or profitability of their business; or (e) the accuracy or completeness of any confidential information memoranda, documents, projections, material, statement, data, or other information (financial or otherwise) provided to Sellers, the Acquired Companies or their respective Affiliates or delivered or made available to Sellers, the Acquired Companies and their respective Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, or in respect of any other matter or thing whatsoever. The disclosure of any matter or item in any section of the Buyer Disclosure Schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE 6

PRE-CLOSING COVENANTS

6.1.       Reasonable Commercial Efforts. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date:

(a)       Each Party will each cooperate with the other Parties and use its commercially reasonable efforts to promptly: (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and the ancillary documents referenced in this Agreement and applicable Law to consummate and make effective the Transaction as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party and/or Governmental Authority necessary, proper or advisable to consummate the Transaction (other than with respect to those under the HSR Act, if applicable, which are addressed in Section 6.15); (iii) execute and deliver such documents, certificates and other papers as a Party may reasonably request to evidence the other Party’s satisfaction of its obligations hereunder; and (iv) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under all agreements relating to an Other Transaction to consummate and make effective such Other Transaction as soon as practicable. Subject to applicable Law relating to the exchange of information and in addition to Section 6.1(c), the Parties will have the right to review in advance, and, to the extent practicable, each will consult the others on, any information relating to each Acquired Company and Sellers or Buyer and its Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transaction.

(b)       Without limiting the forgoing, the Parties will: (i) cooperate with one another promptly to determine whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any applicable Law and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations or approvals.

(c)       Without limiting Section 6.1(a), each Party will use its commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any Order that would restrain, prevent or delay the Closing of the Transaction, including defending through litigation or arbitration on the merits any claim asserted in any court by any Person.

(d)       Each Party will keep the other Party reasonably apprised of the status of matters relating to the completion of the Transaction and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority (whether domestic, foreign or supranational). In that regard, each Party will without limitation: (i) promptly notify the other Party of, and if in writing, subject to applicable Law relating to the exchange of information, furnish the other Party with copies of (or, in the case of oral communications, advise the other orally of) any material communications from or with any Governmental Authority with respect to the Transaction; (ii) to the extent practicable, permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed written (or any proposed oral) material communication with any such Governmental Authority with respect to the Transaction; (iii) not participate in any meeting with any such Governmental Authority unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate thereat; (iv) subject to applicable Law relating to the exchange of information, furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to this Agreement, any ancillary documents and the Transaction (but, for the avoidance of doubt, not including any disclosure containing confidential or privileged information); and (v) furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority.

(e)       Notwithstanding anything to the contrary contained in this Agreement (including in Article 5), the SPAC shall be permitted to propose extending the date by which it must complete its qualifying acquisition for up to 12 months and hold a meeting of its shareholders in respect thereof.

6.2.       Company Operation of Business. Except: (a) for the consummation of the Transaction; (b) as set forth on Schedule 6.2 of the Company Disclosure Schedules or as otherwise expressly contemplated by this Agreement or any ancillary document; (c) as required by Law, or (d) to the extent consented to by Buyer or the SPAC (such consent not to be unreasonably withheld, conditioned or delayed; provided that, Buyer or the SPAC may withhold consent if it reasonably determines that the action to be taken or omitted would materially negatively affect the value of the Company or the value of the SPAC post-closing or would delay the Closing), during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company will, and the Company and the Sellers will cause each controlled Acquired Subsidiary to, and use commercially reasonable efforts to cause each non-controlled Acquired Subsidiary to, (i) conduct the Business in the ordinary course of the Business, (ii) pay each Acquired Company’s debts and Taxes when due unless subject to good faith dispute, (iii) pay or perform other obligations in the ordinary course of the Business subject to good faith disputes over whether payment or performance is owing, and (iv) use all commercially reasonable efforts, consistent with past practices and policies (including recent past practice in light of COVID-19 that is reasonable and prudent from a business perspective at the time of the taking or omission of such actions, and any action taken, or omitted to be taken, that relates to, or arises out of, COVID-19 that is reasonable and prudent from a business perspective at the time so taken or omitted shall be deemed to be consistent with past practice), to preserve its present business organizations, keep available the services of each Acquired Company’s employees, preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, and reasonably pursue all of its cannabis-related license applications. Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Acquired Companies from taking or failing to take any action, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures that is reasonable and prudent from a business perspective at the time so taken or omitted and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Agreement in any way and (y) no such actions or failure to take such actions shall serve as a basis for Buyer or SPAC to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied if such actions are reasonable and prudent from a business perspective at the time so taken or omitted and do not otherwise violate any other provision of this Agreement. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company will promptly notify Buyer of any event or occurrence of which the Company receives Knowledge, and that the Company believes would have a Material Adverse Effect on the Acquired Companies. Without limiting the generality of the foregoing, except as set forth on Schedule 6.2 of the Company Disclosure Schedules, expressly contemplated by this Agreement, or any ancillary document, in connection with the Permitted Equity Financing (including, for the avoidance of doubt, in connection with the termination of any outstanding Indebtedness in connection therewith), or required by Law, from the date hereof until the earlier to occur of the termination of this Agreement and the Closing Date, the Company will not, and Sellers and the Company will not cause any controlled Acquired Company to, do any of the following, and will use commercially reasonable efforts to cause any non-controlled Acquired Company not to do any of the following, without the prior written or email consent of Buyer or the SPAC (not to be unreasonably withheld, conditioned or delayed; provided that, Buyer or the SPAC may withhold consent if it reasonably determines that the action to be taken or omitted would materially negatively affect the value of the Company or the value of the SPAC post-closing or would delay the Closing):

(a)       adopt or propose any change to its organizational documents;

(b)       merge or consolidate with any other Person or acquire equity interests or assets of any other Person or effect any business combination, recapitalization or similar transaction;

(c)       in connection with an Acquisition Proposal or otherwise, sell, lease, license, encumber or otherwise dispose of any material amount of assets, securities or other property, individually or in the aggregate, in excess of US $250,000, except: (i) if required pursuant to existing Contracts or commitments; (ii) in the ordinary course of the Business (including sale of Inventory and the disposition of assets deemed by the Company to be obsolete); or (iii) as otherwise contemplated in this Agreement;

(d)       except where Sellers reasonably believe that the Working Capital will not be materially less than the Working Capital Target, or except as otherwise contemplated in this Agreement, declare, set aside or pay any dividend or other distribution with respect to its equity interests (other than any dividends or distributions from any controlled subsidiary to the Company or any other controlled subsidiary);

(e)       issue any equity interests or rights thereto, except if required pursuant to existing Contracts or commitments;

(f)       incur additional Indebtedness, or amend the terms of any existing Indebtedness, or create or incur any Encumbrance on any of its assets other than: (i) in the ordinary course of the Business; (ii) Permitted Encumbrances; and (iii) borrowings under lines of credit or similar working capital facilities of the Business.

(g)       make any material loan, advance or capital contribution to or investment in any Person other than trade credit in the ordinary course of the Business, loans or advances made to controlled Acquired Companies, and employee loans not in excess of US $250,000 in the aggregate;

(h)       grant to any employee any increase in compensation or benefits, except in the ordinary course of the Business and consistent with past practice, as reflected in the budget or financial forecast previously provided to Buyer, or as may be required under existing agreements or Employee Benefit Plans;

(i)       enter into or establish any material Employee Benefit Plan;

(j)       enter into, or commit to enter into, any (i) new employment agreement with an annual salary in excess of US $100,000 or (ii) collective bargaining agreement, except as may be required pursuant to existing Contracts or commitments;

(k)       enter into any Related Party Transaction (other than transactions between or among controlled Acquired Companies);

(l)       terminate or amend any Material Contract outside of the ordinary course of the Business other than as may be required to consummate the Transaction or due to uncured breach by the counterparty;

(m)       enter into any settlement with respect to any Proceeding against or relating to it involving an amount in excess of US $250,000 in the aggregate;

(n)       change any method of accounting or accounting principles or practice or cash management practices;

(o)       transfer any cannabis-related license application; or

(p)       agree or commit to do any of the foregoing.

Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that, in each case except as expressly provided herein, (i) prior to Closing nothing contained in this Agreement shall give Buyer, SPAC, or Merger Sub, directly or indirectly, the right to control or direct the operation of the Acquired Companies, and (ii) prior to Closing, the Sellers and the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control, discretion and supervision over their respective businesses and operations.

6.3.       Publicity. Except as otherwise required under this Agreement, the Parties will use their reasonable efforts: to (a) develop a joint communication plan with respect to this Agreement and the Transaction; (b) ensure that all press releases and other public statements with respect to this Agreement and the Transaction will be consistent with such joint communication plan; and (c) consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to this Agreement, the Transaction and the Other Transactions, provide to the other Party for review a copy of any such press release or statement, and not issue any such press release or make any such public statement without the other Party’s consent, unless either Party determines in good faith in consultation with such Party’s legal counsel that such disclosure is required under applicable Law or any listing agreement with or rules and regulations of a stock exchange. This Section 6.3 will not restrict communications by the SPAC, the Acquired Companies and its Affiliates that do not relate to the Transaction or the Other Transactions.

6.4.       Access.

(a)       During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Acquired Companies will permit (or, with respect to non-controlled Acquired Subsidiaries, the Company will use commercially reasonable efforts to cause such Acquired Subsidiaries to permit) representatives of Buyer (including legal counsel and accountants) to have, upon reasonable prior written notice, reasonable access during normal business hours and under reasonable circumstances, and in a manner so as not to interfere with the normal business operations of the Acquired Companies and so as to comply with any then-applicable COVID-19 Measures, to the premises, personnel, books, records (including Tax Returns (but excluding income Tax Returns of any federal consolidated (and state combined or unitary) group of which each Acquired Company is a member and limited with respect to all other Tax Returns and correspondence with accountants to the portions of such Tax Returns and correspondence with accountants that specifically relate to the Acquired Companies)), Material Contracts, and documents of or pertaining to the Acquired Companies. Buyer and its Affiliates and Representatives shall be permitted to perform environmental sampling, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions, with the prior written consent of the Sellers’ Representative (which consent may not be unreasonably withheld, delayed or conditioned). Neither Buyer, the SPAC nor any of their respective Representatives will contact any employee, customer, supplier or landlord of any Acquired Company without the prior written consent of such Acquired Company, and such Acquired Company shall have the right to have a Representative participate in any such discussion. Notwithstanding anything to the contrary in this Section 6.4(a), the Acquired Companies and Sellers will not be required to provide information that (i) would violate applicable Law, (ii) would violate confidentiality obligations that the Acquired Companies or the Sellers have to third parties; provided that the Sellers’ Representative shall give notice to Buyer of the fact that such documents or information are being withheld, thereafter shall use its reasonable best efforts to obtain a waiver of such obligation from the third parties, and, until such waiver is obtained provide such documents and information to the fullest extent permissible without violating such obligations, (iii) relates to the sale process of the Acquired Companies, bids received from other Persons in connection with the transactions contemplated by this Agreement and information and analysis relating to such bids, or (iv) constitutes information protected by the attorney/client and/or attorney work product privilege. Buyer will comply with, and will cause its Representatives to comply with, all of its obligations under the confidentiality agreement previously signed with respect to the Transaction (the “Confidentiality Agreement”), between the Company and the SPAC with respect to the terms and conditions of this Agreement and the Transaction and the Acquired Companies’ information disclosed pursuant to this Section 6.4(a), which agreement will remain in full force and effect until the Closing Date and survive any termination of this Agreement in accordance with the terms of the Confidentiality Agreement.

(b)       During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, SPAC will permit representatives of the Sellers and the Company (including legal counsel and accountants) to have, upon reasonable prior written notice, reasonable access during normal business hours and under reasonable circumstances, and in a manner so as not to interfere with the normal business operations of SPAC and its Affiliates and so as to comply with any then-applicable COVID-19 Measures, to the premises, personnel, books, records, contracts, and documents of or pertaining to SPAC, Buyer and Merger Sub. Notwithstanding anything to the contrary in this Section 6.4(b), SPAC, Buyer and Merger Sub will not be required to provide information that (i) would violate applicable Law, (ii) would violate confidentiality obligations that SPAC, Buyer, or Merger Sub have to third parties; provided that SPAC shall give notice to the Sellers’ Representative of the fact that such documents or information are being withheld and thereafter shall use its commercially reasonable efforts to cause such documents or information, as applicable, to be made available in a manner that would not cause such a violation, or (iii) constitutes information protected by the attorney/client and/or attorney work product privilege. The Company will comply with, and will cause its Representatives to comply with, all of its obligations under the Confidentiality Agreement with respect to the terms and conditions of this Agreement and the Transaction and the information disclosed by SPAC, Buyer, and Merger Sub pursuant to this Section 6.4(b), which agreement will remain in full force and effect until the Closing Date and survive any termination of this Agreement in accordance with the terms of the Confidentiality Agreement.

6.5.       Notification of Certain Matters. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, except as prohibited by applicable Law, each Party will give prompt notice to the other Parties: of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing such that the conditions set forth in Section 7.2(a) or Section 7.3(a) would not be satisfied; and (b) any material failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder such that the conditions set forth in Section 7.2(b) or Section 7.3(b) would not be satisfied.

6.6.       No Solicitation.

(a)       During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, Sellers will not, nor will they authorize or permit any Acquired Company to (or, with respect to non-controlled Acquired Subsidiaries, Sellers shall use reasonable best efforts to cause such Acquired Subsidiaries not to), nor will they authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, a Seller or any Acquired Company (or, with respect to non-controlled Acquired Subsidiaries, Sellers shall use reasonable best efforts to cause such Acquired Subsidiaries not to so authorize or permit any such Persons), to knowingly or intentionally: (i) directly or indirectly solicit, initiate or encourage the submission of, any Acquisition Proposal; (ii) enter into any agreement with respect to or consummate any Acquisition Proposal; or (iii) directly or indirectly participate in any substantive discussions or negotiations regarding, furnish to any Person any confidential information with respect to, or take any other action to facilitate the making of, an Acquisition Proposal.

(b)       During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, Sellers and the Company promptly will advise Buyer orally and in writing of any Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal and provide Buyer with copies of any documents related to such Acquisition Proposal. Sellers and the Company will keep Buyer reasonably informed of the status (including any change to the material terms thereof) of any such Acquisition Proposal.

6.7.       Seller Loans. Except as set forth on Schedule 6.7 of the Company Disclosure Schedules, at the Closing, all loans, and the obligations relating thereto, between any Seller, on the one hand, and any Acquired Company, on the other hand, will be terminated.

6.8.       The Prospectus.

(a)       Buyer and the SPAC will, in consultation with the Company and its advisors, as promptly as reasonably practicable, prepare and file the Prospectus with the NEO Exchange and the Ontario Securities Commission or any other applicable SPAC Securities Authorities, in accordance with the NEO Exchange listing manual (as pertains to special purpose acquisition corporations), as the same was varied by the NEO Exchange, as reflected in the Final IPO Prospectus. The Company will provide such assistance at its sole cost, as may be reasonably required in connection with the preparation of the Prospectus, and Buyer and the SPAC agree that all information relating to the Company in the Prospectus, including the financial statements referred to in Section 6.8(b), will be in form and content satisfactory to the Company and the SPAC, acting reasonably.

(b)       The Company will provide Buyer and the SPAC and their auditors access to and the opportunity to review all financial statements and financial information of the Acquired Companies that is required in connection with the preparation of the Prospectus. The Company hereby: (i) consents to the inclusion of any such financial statements in the Prospectus, and (ii) agrees to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial or other expert information required to be included in the Prospectus. The Company further agrees to provide such financial information and assistance at its sole cost, as may be reasonably required in connection with any pre-filing or exemptive relief application in respect of disclosure in the Prospectus and in connection with the preparation of any pro-forma financial statements for inclusion in the Prospectus. The Sellers will certify to the SPAC that all information and statements related to the Acquired Companies will be at the date the information and statements are provided, and will be at the proposed date of filing of the preliminary and final Prospectus, true and correct, contain no misrepresentation and constitute full, true and plain disclosure of all material facts relating to the Acquired Companies as required by applicable SPAC Securities Laws and no material fact or information will have been omitted from such disclosure which is required to be stated in such disclosure or is necessary to make the statements or information contained in such disclosure not misleading in light of the circumstances under which they are made.

(c)       Buyer and the SPAC will use their commercially reasonable efforts to obtain approval of the NEO Exchange and a receipt for the SPAC’s final Prospectus from the SPAC Securities Authorities, including providing or submitting on a timely basis all documentation and information that is reasonably required or advisable in connection with obtaining such approvals.

(d)       Buyer and the SPAC will jointly seek to ensure that the Prospectus complies in all material respects with applicable Law and does not contain any misrepresentation (except that the SPAC and the Buyer will not be responsible for any information or financial statements relating to the Acquired Companies). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Prospectus, then (i) such Party shall promptly inform the other Parties thereof, (ii) the Parties shall prepare and mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) upon an amendment or supplement to the Prospectus to the extent required by Law; and (iii) Buyer and SPAC shall file such mutually agreed upon amendment or supplement with the NEO Exchange and the Ontario Securities Commission or any other applicable SPAC Securities Authority.

(e)       Buyer and the SPAC will give the Company and its auditors and legal counsel a reasonable opportunity to review and comment on drafts of the Prospectus and other related documents, and will give reasonable consideration to any comments made by the Company and its auditors and legal counsel, and will, subject to obtaining the NEO Exchange and the SPAC Securities Authorities clearance, cause the Prospectus to be filed on SEDAR (and sent to each SPAC Shareholder) as required by applicable Law.

6.9.       The SPAC Meetings. Subject to the terms of this Agreement, the SPAC will:

(a)       promptly upon obtaining clearance from the NEO Exchange and the SPAC Securities Authorities, convene and conduct the SPAC Meetings in accordance with the SPAC’s constitutive documents and applicable Law for the purpose of considering the SPAC Resolution and, if applicable, the Warrant Amendment Resolution and for any other proper purpose as may be set out in the SPAC Circular, including share capital structure changes and, if required, for the purposes of changing the name of the SPAC and approving an advance notice by-law, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the SPAC Meetings without the prior written consent of the Company, except in the case of an adjournment or postponement as required for quorum purposes, which adjournment or postponement shall be for a period of no longer than ten (10) days;

(b)       use commercially reasonable efforts to take all actions necessary (in its discretion or at the request of the Company) to obtain the SPAC Shareholder Approval, including soliciting proxies (without being obliged to use a formal proxy solicitation service) in favor of the approval of the SPAC Resolution and against any resolution submitted by any SPAC Shareholder that is inconsistent with the SPAC Resolution;

(c)       consult with the Company in fixing the date of the SPAC Shareholder Meeting and the record date, give notice to the Company of the SPAC Shareholder Meeting and allow Company’s Representatives to attend the SPAC Shareholder Meeting;

(d)       promptly advise the Company at such times as the Company may reasonably request and at least on a daily basis on each of the last ten (10) business days prior to the date of the SPAC Shareholder Meeting, as to the aggregate tally of the proxies received by the SPAC in respect of the SPAC Resolution and aggregate notices of redemption of the SPAC Class A Shares; and

(e)       not change the record date for the SPAC Shareholders entitled to vote at the SPAC Shareholder Meeting in connection with any adjournment or postponement of the SPAC Shareholder Meeting, or change any other matters in connection with the SPAC Shareholder Meeting unless required by Law or approved by the Company.

6.10.       The SPAC Circular.

(a)       The SPAC will, as promptly as reasonably practicable, prepare and complete, in consultation with the Company, the SPAC Circular together with any other documents required by Law in connection with the SPAC Meetings, the Transaction and the Other Transactions, and the SPAC will, subject to obtaining the NEO Exchange approval and receipts for its final Prospectus from the SPAC Securities Authorities, cause the SPAC Circular and such other documents to be filed with the SPAC Securities Authorities and sent to each SPAC Shareholder, SPAC Warrantholder, if applicable, and other Persons as required by applicable Law.

(b)       Buyer and the SPAC will ensure that the SPAC Circular complies in all material respects with applicable Law, does not contain any misrepresentation (except that Buyer and the SPAC will not be responsible for any information relating to the Acquired Companies, or their business and affairs that is contained in the SPAC Circular) and provides the SPAC Shareholders with sufficient information to permit them to form a reasoned judgment concerning the matters to be placed before the SPAC Meetings. Without limiting the generality of the foregoing, the SPAC Circular will include a statement that the SPAC Board has unanimously determined that the SPAC Resolution is in the best interests of the SPAC and fair to the SPAC Shareholders and recommends that the SPAC Shareholders vote in favor of the SPAC Resolution (the “SPAC Board Recommendation”) and will include a statement that the Sponsor and each director and senior officer of the SPAC will vote all their SPAC Shares in favor of the SPAC Resolution, and against any resolution submitted by any SPAC Shareholder that is inconsistent therewith, and will not be redeeming any of their SPAC Shares. Except if the Company suffers a Material Adverse Effect, the SPAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation for any reason. Buyer and the SPAC agree that their obligations to establish a record date for, duly call, and give notice of the SPAC Shareholder Meeting for the purpose of seeking the SPAC Shareholder Approval shall not be affected by any intervening event or circumstance.

(c)       The SPAC will give the Company and its auditors and legal counsel a reasonable opportunity to review and comment on drafts of the SPAC Circular and other related documents, and will give reasonable consideration to any comments made by the Company and its auditors and their counsel, and agrees that all information relating to the Company included in the SPAC Circular will be in a form and content satisfactory to the Company, acting reasonably.

(d)       The Company will provide to the SPAC in writing all necessary information concerning the Acquired Companies that is required by applicable Law to be included by the SPAC in the SPAC Circular or other related documents, use reasonable commercial efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the SPAC Circular and to the identification in the SPAC Circular of each such advisor, and will ensure that such information does not contain any misrepresentation concerning the Acquired Companies.

(e)       Each Party will promptly notify the other Party if it becomes aware that the SPAC Circular contains a misrepresentation or otherwise requires an amendment or supplement. The Parties will cooperate in the preparation of any such amendment or supplement as required or appropriate, and the SPAC will promptly mail, file or otherwise publicly disseminate any such amendment or supplement as required or appropriate to the SPAC Shareholders and, if required by Law, file the same with the SPAC Securities Authorities or any other Governmental Authority as required.

6.11.       Waiver of Access to Escrow Account. Notwithstanding anything to the contrary in this Agreement, Sellers and the Company hereby irrevocably waive and release, and upon written request by Buyer or the SPAC at any time, will cause any controlled related party or Affiliate, and will use reasonable best efforts to cause any other related party or Affiliate, of Sellers and the Company, to waive and release, on substantially similar terms, any and all right, title, interest, causes of action and claims of any kind, whether in tort or contract or otherwise (each, a “Claim”), in or to, and any and all right to seek payment of any amounts due to it in connection with the Transaction or this Agreement: (a) out of, the Escrow Account; or (b) from monies or other assets released from the Escrow Account that are payable to the SPAC Shareholders or the IPO Underwriter, and hereby irrevocably waive and release any Claim they may have in the future, as a result of, or arising out of, this Agreement or the Transaction, which Claim would reduce, encumber or otherwise adversely affect: (i) the Escrow Account, (ii) any monies or other assets in the Escrow Account or (iii) monies or other assets released from the Escrow Account that are payable to the SPAC Shareholders or the IPO Underwriter, and further agree not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Escrow Account, any monies or other assets in the Escrow Account, or monies or other assets released from the Escrow Account that are payable to the SPAC Shareholders or the IPO Underwriter, for any reason whatsoever or to bring any proceedings against the Escrow Account, Buyer, the SPAC, the IPO Underwriter, the Escrow Agent or any other Person in connection therewith. Notwithstanding the foregoing, nothing herein shall serve to limit or prohibit the rights of the Sellers or the Company to pursue a claim against SPAC or any of its Affiliates for legal relief against assets held outside the Escrow Account. The Parties will use their reasonable best efforts to obtain a waiver and release, in form and substance the same as, or substantially similar to, this Section 6.11, from each party to any Other Transaction.

6.12.       Auditor Consents. Sellers and the Company will take all commercially reasonable action to cause the Company’s auditors to consent to the use of the Acquired Companies’ financial statements in any Prospectus or SPAC Circular.

6.13.       Other Transactions.

(a)       Each Party will cooperate with the other Parties and use its commercially reasonable efforts to identify and structure Other Transactions. The entry into of any Other Transaction will be subject to the written approval of the Parties, which approval shall not be unreasonably withheld, delayed or conditioned. The entry into any Other Transaction shall occur before the Prospectus filing date.

(b)       The Parties will (i) keep each other reasonably informed as to the status of and any material changes to the terms and conditions of the Other Transactions; and (ii) provide each other with documents and information with respect to Other Transactions, subject to, in each case of the foregoing clauses (i) and (ii), the execution of customary confidentiality or non-disclosure agreements as may be reasonably requested by the disclosing Party or the parties to such Other Transactions.

6.14.       SPAC Closing Cash.

(a)       Buyer and the SPAC will use reasonable commercial efforts to promptly obtain private placement debt or equity financing to replace any deficiency in the SPAC Closing Cash, including any deficiency caused by any excessive shareholder redemptions of the SPAC Class A Shares in connection with the Transaction and the Other Transactions. Without limiting the foregoing, the Buyer and the SPAC shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to (i) consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements; (ii) satisfy in all material respects on a timely basis all conditions and covenants applicable to them in the Subscription Agreements and otherwise comply with their obligations thereunder; (iii) in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at the time contemplated thereby; (iv) deliver notices to counterparties to the Subscription Agreements at least five Business Days prior to the Closing to cause them to fund their obligations at least three Business Days prior to the date that the Closing is scheduled to occur hereunder; and (v) use commercially reasonable efforts to enforce their rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or any of their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, Buyer and the SPAC shall give the Company prompt (and, in any event, within one (1) Business Day) written notice: (A) of any request from a PIPE Investor for any material amendment to its Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (B) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any material breach or default) by any PIPE Investor under its Subscription Agreement, to the extent known by Buyer or the SPAC; and (C) of the receipt of any written notice from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, material breach or default, termination or repudiation by any PIPE Investor under its Subscription Agreement. Buyer and the SPAC shall deliver all notices they are required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the PIPE Investment concurrently with the Closing. The Company Founders and the Sellers shall have protection from any dilution caused by discounted shares (below a value of $10.00 each payable to the SPAC) being issued as part of the PIPE Investment. No additional SPAC Warrants shall be issued to the Sponsor, the SPAC Founders, or the Company Shareholders in connection with the PIPE Investment.

(b)       Sellers and the Company will provide Buyer and the SPAC with reasonable commercial assistance in attempting to obtain private placement debt or equity financing to replace any such deficiency.

6.15.       HSR Act.

(a)       Without limiting the generality of anything contained in Section 6.1, each Party agrees to: (i) within fifteen (15) Business Days of the later of the date hereof and the date of determination that a filing is required, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement; (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act by the United States Federal Trade Commission or the United States Department of Justice; and (iii) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.15 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as practicable. Buyer, one the one hand, and the Sellers’ Representative, on the other hand, will be entitled to jointly direct the antitrust defense of the transactions contemplated by this Agreement, or negotiations with, any Governmental Authority or other third party relating to the transactions contemplated by this Agreement or regulatory filings under applicable competition Law, subject to the provisions of this Section 6.15. Each Party will use their reasonable best efforts to provide full and effective support of the other Parties in all material respects in all such negotiations and other discussions or actions to the extent requested. No Party will make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Authority with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically agreed between Buyer and the Sellers’ Representative. Buyer will be responsible for all filing fees in connection with any filings made under the HSR Act pursuant to this Section 6.15. No Party will commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or applicable competition Law, without the prior written consent of the other Parties. If any request for additional information and documents, including a “second request” under the HSR Act, is received from any Governmental Authority then the Parties will use commercially reasonable efforts to substantially comply with any such request at the earliest practicable date.

(b)       Without limiting the generality of the Parties’ undertakings pursuant to subsection (a) above, each of the Parties will use reasonable best efforts to:

(i)       respond as promptly as practicable to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any ancillary document;

(ii)       avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any ancillary document; and

(iii)       in the event any Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any ancillary document has been issued, to have such Order vacated or lifted, including by pursuing all available avenues of administrative and judicial appeal, unless, by mutual agreement, Buyer and the Sellers’ Representative decide that litigation is not in their respective best interests.

(c)       All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between a Party and any Governmental Authority in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential or privileged information) will be disclosed to the other Parties hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party will give notice to the other Parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the Transaction, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact (to the extent such attendance or participation is permitted by the Governmental Authority).

(d)       Notwithstanding the foregoing, nothing in this Agreement will require, or be construed to require, Buyer, the SPAC, the Acquired Companies or any of their respective Affiliates to agree to: (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the SPAC, the Acquired Companies or any of their respective current or potential Affiliates, including those being purchased in the Other Transactions; (ii) any conditions relating to, or changes or restrictions in, the operations of Buyer, the SPAC, or the Acquired Companies; (iii) any material modification or waiver of the terms and conditions of this Agreement; or (iv) any material modification or waiver of the terms and conditions of any of the Other Transactions or terminate any of the Other Transactions.

6.16.       NEO Exchange Guidelines. The Acquired Companies will use reasonable efforts to comply with numbered paragraphs 1, 2 and 3 of the NEO Exchange “Guidance Regarding Companies with Marijuana-Related Activities established and/or with assets in the US seeking to list securities on the NEO Exchange,” dated July 11, 2018 (a copy of which is attached as Exhibit K).

6.17.       Company Shareholder Notice. Promptly following, but in no event later than five (5) Business Days after the date of this Agreement, the Company shall prepare and mail a notice (the “Company Shareholder Notice”) to every Company Shareholder that did not execute the Company Shareholder Approval. The Company Shareholder Notice shall: (a) be a statement to the effect that the Company’s Board of Directors determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Company Shareholders, and has approved and adopted this Agreement, the Merger and the other transactions contemplated hereby; (b) provide the Company Shareholders to whom it is sent with notice of the Company Shareholder Approval, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company; and (c) notify such Company Shareholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Company Shareholders Notice shall include therewith a copy of Section 262 of Delaware Law and all such other information as Buyer shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Company Shareholder must demand appraisal of such Company Shareholder’s Company Stock as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Company Shareholders in accordance with this Section 6.17 shall be subject to Buyer’s advance review and reasonable approval.

6.18.       Updates to Company Disclosure Schedules. Prior to Closing, the Company and Sellers shall deliver to Buyer all updates to the Company Disclosure Schedules, if any, that would be necessary to cause the satisfaction of the closing condition set forth in Section 7.2(a), taking into account any such updates. With respect to any such updates: (a) any matter, fact, event or circumstance that occurred or was in existence on or prior to, or that arises from or relates to the period of time on or prior to the date of this Agreement, shall not be considered as part of the Company Disclosure Schedules for purposes of Closing and shall not be deemed to have cured or remedied any breach of any representation and warranty made by the Company or the Sellers as of the date of this Agreement; and (b) any matter, fact, event or circumstance that first occurred or came into existence following, or that first arises from or relates to the period of time following, the date of this Agreement and is not otherwise related to a breach of an interim covenant of the Company or any Seller set forth in Section 6.2 of this Agreement (“Post-Signing Matters”) shall be deemed to be part of the Company Disclosure Schedules; provided, however, that if the Post-Signing Matters (as reasonably determined by the Buyer, the Company and the Sellers’ Representative) would result in the failure to satisfy the closing condition set forth in Section 7.2(a), then Buyer shall have the option, at its sole option and election: (A) to terminate this Agreement in accordance with Section 8.1(c) (and such termination shall have the effects set forth in Section 8.3), or (B) if the Buyer does not elect to terminate this Agreement pursuant to the immediately preceding clause (A) and the Closing occurs, to seek indemnification for such Post-Signing Matters pursuant to Section 9.1(b)(i)(1) or 9.1(b)(ii)(1), as applicable; provided that if the Losses associated with Post-Signing Matters do not exceed US $1,000,000 in the aggregate and the Closing occurs, then such Post-Signing Matters shall be deemed to have become part of the Company Disclosure Schedules and shall qualify all of the representations and warranties set forth herein for all purposes of this Agreement, including without limitation as it relates to indemnification claims.

6.19.       Financial Statements. The Sellers will cause to be prepared for delivery to Buyer prior to the Closing audited consolidated annual financial statements with respect to the Acquired Companies for the fiscal years ended December 31, 2018, December 31, 2019, and December 31, 2020, in each case prepared in accordance with GAAP and audited in accordance with US Public Company Accounting Oversight Board principles (the “Audited Financial Statements”). Following the date of this Agreement, the SPAC shall file an exemptive relief application with, and use commercially reasonable efforts to obtain an exemptive relief order from, the SPAC Securities Authorities to allow the financial statements of the SPAC, including the financial statements of the Acquired Companies, to be prepared in accordance with GAAP rather than IRFS.

6.20.       SPAC Listing and Public Filings. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, SPAC shall (i) use commercially reasonable efforts to ensure SPAC remains listed as a public company on, and for the SPAC Shares and SPAC Warrants to be listed on, the NEO Exchange, and (ii) keep current and timely file all reports required to be filed or furnished with the applicable SPAC Securities Authorities and otherwise comply in all material respects with its reporting obligations under applicable SPAC Securities Laws.

6.21.       SPAC Operation of Business. Except: (a) for or in connection with the consummation of the Transaction; (b) as set forth on Schedule 6.21 of the Buyer Disclosure Schedules or as otherwise expressly contemplated by this Agreement or any ancillary document; (c) as required by Law, or (d) to the extent consented to by the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, each of SPAC, Buyer, and Merger Sub shall not (i) adopt or propose any change to its organizational documents or the agreement(s) governing the Escrow Account, (ii) declare, set aside or pay any dividend or other distribution with respect to its capital stock or other equity interests, (iii) split, combine, or reclassify any of its capital stock or other equity interests, (iv) other than in connection with the SPAC Shareholder Redemption or as otherwise required by its organizational documents in order to consummate the Transaction or the Other Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its capital stock or other equity interests, (v) make, change or revoke any material income tax election, adopt or change any accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, (vi) enter into, renew or amend in any material respect, any transaction or contract with any of its Affiliates, the Sponsor, anyone related by blood, marriage or adoption to the Sponsor or any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater, (vii) waive, release, compromise, settle or satisfy any pending or threatened material claim, liability, or Proceeding, (viii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (except for costs and expenses incurred in connection with the Transaction), (ix) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any of its capital stock or other equity interests, or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than the issuance of SPAC Shares in connection with the exercise of any SPAC Warrants outstanding on the date hereof, or (x) amend, modify or waive any of the terms or rights set forth in any SPAC Warrant, including any amendment, modification or reduction of the warrant price set forth therein, other than as contemplated by the Warrant Amendment Resolution.

6.22.       Company Notes; Company Warrants; Series A Preferred Stock.

(a)       The Company shall (i) comply with all notice provisions of the Company Notes applicable to the Transaction and (ii) obtain from the holders of the Company Notes prior to the Closing all elections, consents, and waivers as are necessary in order to cause the Company Notes to be repaid and discharged or converted into shares of Company Stock pursuant to the terms of the Company Notes.

(b)       The Company shall (i) comply with all notice provisions of the Company Warrant applicable to the Transaction and (ii) take such actions as are necessary in order to cause the Company Warrant to be cancelled, extinguished and exercised for shares of Company Stock prior to the Closing.

(c)       Promptly following the date hereof, the Company shall provide written notice to the holders of shares of Series A Preferred Stock (including the holders of any securities convertible into, or exchangeable or exercisable for, shares of Series A Preferred Stock), which notice shall offer to such holders the option to convert such shares or securities, as applicable, into shares of the Class A common stock of the Company prior to the Closing (the “Conversion Offering”). The Company shall provide a draft of such notice to the SPAC prior to distribution, shall consider in good faith any comments provided by the SPAC, and the final form of such notice shall be subject to the prior written approval of the SPAC (not to be unreasonably withheld, conditioned or delayed). In the event that any such holder elects to exercise such conversion option, the applicable shares or securities shall convert into shares of Class A common stock of the Company prior to the Effective Time and such shares shall then be converted into the right to receive the Per Share Merger Consideration in accordance with Section 2.6(b). Prior to the Closing, the Company shall file with the Secretary of State of the State of Delaware such amendments to its certificate of designation as are necessary to consummate the conversions contemplated by this Section 6.22(c), including (i) adding a conversion right that enables shares of Series A Preferred Stock to convert into shares of Class A common stock of the Company and (ii) removing redemption rights (if any) applicable to the Series A Preferred Stock that would be triggered by the transactions contemplated by this Agreement.

6.23.       Other Transactions Financial Statements. The Sellers will use their reasonable best efforts to obtain, and if obtained will deliver to the Buyer, audited financial statements of the entities to be acquired in the Other Transactions which meet the applicable requirements to be disclosed in the Prospectus.

ARTICLE 7

CONDITIONS TO OBLIGATION TO CLOSE

7.1.      Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Transaction will be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by a Party with respect only to itself, in whole or in part, to the extent permitted by applicable Law:

(a)       Proceedings.

(i)       No Governmental Authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered, other than the Federal Cannabis Laws, any statute, rule, regulation, or Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction.

(ii)      No Proceeding will have been commenced and remain pending against any Party which would reasonably be expected to prevent the Closing (either by way of injunction or other legal remedy); provided, that such Proceeding is not attributable to any breach or violation of Buyer or the SPAC of the terms of this Agreement or any Other Transaction.

(b)       Consents and Approvals. Sellers and the Acquired Companies will have received all of the consents and approvals set out in Schedules 4.6(a) and (b) of the Company Disclosure Schedules on terms satisfactory to both Parties, acting reasonably. Buyer will have received all of the consents and approvals set out in Schedule 5.5 of the Buyer Disclosure Schedules on terms satisfactory to both Parties, acting reasonably.

(c)       Shareholder Approval. The SPAC will have received the SPAC Shareholder Approval.

(d)       HSR. The waiting period applicable to the transactions contemplated by this Agreement shall have expired or early termination shall have been granted.

(e)       NEO Exchange Approval. The approval of the NEO Exchange shall have been obtained by the SPAC to enable the Transaction to qualify as the SPAC’s Qualifying Transaction and the listing of the SPAC Subordinate Voting Shares on the NEO Exchange after the Closing Date.

(f)       Prospectus Receipt. A final receipt for the Prospectus shall have been issued by or on behalf of the SPAC Securities Authorities.

(g)      Termination of Strategic Opportunities Agreement. The Strategic Opportunities Agreement, executed by the SPAC and AYR Wellness Inc. (formerly known as AYR Strategies Inc.) shall have been terminated.

(h)      Conversion of SPAC Class A Shares, SPAC Class B Shares and SPAC Multiple Voting Shares. On or prior to the Effective Time, all of the existing SPAC Class A Shares and SPAC Class B Shares issued and outstanding immediately prior to the Closing shall have been converted, directly or indirectly, into SPAC Subordinate Voting Shares, but for greater certainty, excluding any SPAC Class A Shares which were redeemed.

(i)       Investor Rights Agreement. The Investor Rights Agreement shall be in full force and effect and neither the SPAC nor the Sponsor nor any other party to it shall be in breach thereof, shall have failed to perform thereunder or shall have threatened to terminate or repudiate the Investor Rights Agreement.

7.2.     Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the Transaction are subject to satisfaction or waiver of the following additional conditions:

(a)       Representations and Warranties. The representations and warranties of Sellers and the Company (other than the Seller Fundamental Representations) set forth in this Agreement will be true and correct in all material respects (giving effect to the applicable exceptions set forth in the Company Disclosure Schedules but without giving effect to any limitation as to “materiality” or “Material Adverse Effect”) as of the Closing Date, as if made as of such time (except to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties will be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Acquired Companies. The Seller Fundamental Representations will be true and correct in all material respects as of the Closing Date, as if made as of such time (except to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties will be true and correct as of such date). Buyer will have received a certificate signed on behalf the Acquired Companies to such effect solely with respect to the Seller Excluded Representations and the other Seller Individual Representations.

(b)      Agreements and Covenants. Each Seller and the Company will have performed and complied with all of their respective covenants hereunder in all material respects through the Closing.

(c)       Documents. All of the documents, instruments and agreements to be executed and/or delivered pursuant to this Agreement, including, but not limited to, the Exchange Rights Agreement, the Lockup Agreement, the Coattail Agreement and the Registration Rights Agreement will have been executed by the Parties thereto other than Buyer and the SPAC and delivered to Buyer.

(d)      No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect on the Acquired Companies will have occurred and be continuing.

(e)       Data Site. Sellers will have delivered to Buyer a CD-Rom or thumb drive containing electronic copies of all documents in the electronic data site for the Transaction as of the date of this Agreement (or, alternatively, Sellers shall cause such data site to remain available to Buyer for a reasonable time following the Closing in order to permit Buyer to download a full copy of such data site).

(f)       Audited Financial Statements. Sellers will have delivered the Audited Financial Statements to Buyer. The representations and warranties of Sellers and the Company in Section 4.8(a) as applied to the Audited Financial Statements will be true and correct in all material respects as of the Closing Date, as if made as of such time (except to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties will be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Acquired Companies.

(g)       Dissenters Rights. Holders of no more than ten percent (10%) of the outstanding shares of Company Stock as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 262 of the DGCL with respect to such shares of Company Stock.

(h)       Regulatory Opinions. If requested by the NEO Exchange in connection with the approval of the transactions contemplated by this Agreement, Sellers will have delivered to Buyer on the Closing Date for submission to the NEO Exchange such regulatory legal opinions by the Company’s cannabis regulatory counsel as are necessary to strictly meet the requirement of the NEO Exchange.

(i)       Cash for Non-Accredited Investors. The amount of cash payable to Non-Accredited Investors under Section 2.9(i) subpart (i) shall not exceed US $750,000.

7.3.     Additional Conditions to Obligations of Sellers and the Company. The obligations of Sellers and the Company to effect the Transaction are subject to satisfaction or waiver of the following additional conditions:

(a)       Representations and Warranties. The representations and warranties of Buyer, Merger Sub and the SPAC (other than the Buyer Excluded Representations) set forth in this Agreement will be true and correct in all material respects (giving effect to the applicable exceptions set forth in the Buyer Disclosure Schedules but without giving effect to any limitation as to “materiality” or “Material Adverse Effect”) as of the Closing Date, as if made as of such time (except to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties will be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect on Buyer, SPAC, and Merger Sub. The Buyer Excluded Representations will be true and correct in all material respects as of the Closing Date, as if made as of such time (except to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties will be true and correct as of such date). Sellers will have received a certificate signed on behalf of Buyer, Merger Sub and the SPAC to such effect.

(b)       Agreements and Covenants. Buyer, Merger Sub and the SPAC will have performed and complied with all of their covenants hereunder in all material respects through the Closing.

(c)       Documents. All of the documents, instruments and agreements to be executed and/or delivered pursuant to this Agreement, including without limitation, the Exchange Rights Agreement, the Coattail Agreement, the Lockup Agreement and the Registration Rights Agreement, will have been executed by the Parties thereto other than Sellers and the Company and delivered to the Sellers’ Representative.

(d)       No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect on Buyer or the SPAC (excluding any effect caused by any excessive shareholder redemptions described in Section 6.14) will have occurred and be continuing.

(e)       Employment Agreements. Each of the Key Employees will have executed and delivered an employment agreement with the applicable Acquired Company, with annual compensation that is the same as his or her annual compensation preceding the date of this Agreement, the effectiveness of which agreements is only conditioned upon the occurrence of the Closing.

(f)       Opinion. Buyer shall have delivered to Sellers’ Representative an opinion of legal counsel for SPAC as to Exchangeable Shares and SPAC Class B shares regarding, among others, valid issuance of such securities on a fully paid, non-assessable basis and freely-tradable nature of such securities subject to the applicable lockup terms set forth in this Agreement and applicable Law, in the form mutually acceptable to the Parties, acting reasonably.

(g)       SPAC Closing Cash. At the Closing, the SPAC will have a minimum of US $185,000,000 in cash: (i) before any cash consideration, as applicable, is payable for any Other Transactions; (ii) after any payments due and payable for the SPAC’s, the Merger Sub’s and the Buyer’s expenses related to the closing of the Transaction, including all costs, fees, expenses and payments contingent on the closing of the Transaction; (iii) after reduction for the aggregate amount of payments required to be made in connection with the SPAC Stockholder Redemption; (iv) plus the Aggregate PIPE Proceeds, the proceeds from any additional PIPE or other equity or debt offerings (not including the Permitted Equity Financing); and (v) after taking into account any estimated debt or payables on the SPAC’s balance sheet as of the closing of the Transaction (collectively, the “SPAC Closing Cash”). Sellers will have received a certificate signed on behalf of Buyer, Merger Sub and the SPAC to such effect.

(h)       Share Consideration. Buyer and the SPAC shall have delivered to the Exchange Agent the Buyer Exchangeable Shares constituting the Estimated Closing Merger Consideration, to be held and delivered by the Exchange Agent to the Company Shareholders in accordance with Section 2.9.

(i)       Pro Forma Capitalization and Balance Sheet. The Company shall have received the Pro Forma Capitalization Statement and Pro Forma Balance Sheet, each certified by the Chief Executive Officer or Chief Financial Officer of the SPAC, dated as of the Closing Date.

(j)       Founder Subscription Agreements. The SPAC Supervoting Shares shall have been issued to the Company Founders in accordance with the Founder Subscription Agreements.

(k)       Class B Shareholder Approval. Notwithstanding anything in this Agreement to the contrary (including, without limitation, Section 7.3(g)) if the SPAC Closing Cash is less than $250,000,000, the holders of at least two-thirds (2/3rds) of the then outstanding shares of Class B common stock of the Company shall have approved the consummation of the Closing (it being acknowledged and agreed that, as the transactions contemplated by this Agreement will have been approved by the requisite majority at the SPAC Meetings at that time, no material amendments to this Agreement, the Investor Rights Agreement or any other agreement will be able to be requested by any holders of Company Class B common stock at that time).

ARTICLE 8

TERMINATION

8.1.      Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing:

(a)       By mutual written consent of Buyer and the Sellers’ Representative;

(b)       By either Buyer or Sellers’ Representative if:

(i)       the Closing has not occurred on or before July 31, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.1(b)(i) will not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or before such date; provided, further that if the only closing condition that remains to be satisfied (other than closing conditions that, by their terms, can only be satisfied as of Closing) is approval under the HSR Act, the Outside Date may, at the option of Buyer, be extended for successive thirty (30)-day periods upon Buyer providing the Sellers’ Representative with written notice of such extension on or prior to the then-current Outside Date; provided, further, that in no event shall the Outside Date be extended beyond September 30, 2021;

(ii)      a Governmental Authority will have issued an Order or taken any other action (excluding any Order or action arising under, relating to or in connection with the Federal Cannabis Laws), in each case that has become final and non-appealable and that restrains, enjoins or otherwise prohibits the Transaction or any part of it; provided, that the right to terminate this Agreement under this Section 8.1(b)(ii) will not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the issuance of such Order or such action; or

(iii)     the SPAC Shareholder Approval is not obtained at the SPAC Shareholder Meeting (subject to any adjournment or postponement of the SPAC Shareholder Meeting); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to Buyer if, at the time of such termination, Buyer, Merger Sub or SPAC is in material uncured breach of Section 6.9 or Section 6.10;

(c)       By Buyer, if (i) any of the representations and warranties of Sellers and the Company in this Agreement become untrue or inaccurate such that Section 7.2(a) would not be satisfied or (ii) there has been a material breach on the part of the Company or any of the Sellers of any of its covenants or agreements contained in this Agreement such that Section 7.2(b) would not be satisfied; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Buyer, Merger Sub, or SPAC is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(d)       By Sellers’ Representative, if (i) any of the representations and warranties of Buyer, Merger Sub, or SPAC in this Agreement become untrue or inaccurate such that Section 7.3(a) would not be satisfied or (ii) there has been a material breach on the part of Buyer, Merger Sub, or SPAC of any of its covenants or agreements contained in this Agreement such that Section 7.3(b) would not be satisfied; provided that the Sellers’ Representative shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if any of the Sellers or the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

8.2.      Notice of Termination. If Buyer intends to terminate this Agreement under Sections 8.1(b) or (c), or if Sellers’ Representative intends to terminate this Agreement under Sections 8.1(b) or (d), such Person will provide the other Parties with written notice of their intent, indicating in reasonable detail the deficiencies relied upon to terminate this Agreement, and, solely in the case of termination pursuant to Sections 8.1(c) or (d), the applicable Party or Parties will have a 30 day cure period from the date of receipt of notice (but not later than the Outside Date) in which to correct the deficiency or deficiencies identified in the notice, to the extent that such deficiencies are curable.

8.3.      Effect of Termination. Except as provided in this Section 8.3, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than this Section 8.3, Section 6.3, the last sentence of Sections 6.4(a), the last sentence of Section 6.4(b), Section 6.11 and Article 10, which will survive such termination) will forthwith become void, and there will be no liability on the part of any Party or any of their respective officers or directors to the other and all rights and obligations of any Party will cease, except that nothing in this Section 8.3 will relieve any Party from liability for Fraud in the giving of any representations or warranties or for any willful and material breach, prior to termination of this Agreement in accordance with its terms, of any covenant or agreement contained in this Agreement.

ARTICLE 9

COVENANTS AND CONDUCT OF THE PARTIES AFTER CLOSING

9.1.     Survival and Indemnifications.

(a)       Survival of Representations, Warranties, Covenants and Agreements.

(i)       None of the representations and warranties of Sellers or the Company contained in this Agreement will survive the Closing Date, all such representations and warranties shall terminate and expire upon the occurrence of the Closing, and there shall be no liability after the Closing in respect thereof; except that the representations and warranties in Section 4.1 (Organization and Authority of the Company to Conduct Business), Section 4.2 (Power and Authority; Binding Effect), Section 4.3 (Equity Information), Section 4.4(a) (Title), and Section 4.30 (No Brokers) (collectively, the “Seller Fundamental Representations”) will survive the Closing until the expiration of all applicable statutes of limitations (giving effect to any waiver, or extension thereof), the representations and warranties made in Section 4.9 (Taxes) (the “Tax Representations”) will survive the Closing until sixty (60) days following the expiration of all applicable statute of limitations (giving effect to any waiver, or extension thereof), the representations and warranties made in Section 4.33 (Prospectus Disclosures) (together with the Seller Fundamental Representations and the Tax Representations, the “Seller Excluded Representations”) will survive the Closing for a period of three (3) years, and the Seller Individual Representations (other than those constituting Seller Fundamental Representations) will survive the Closing for the Representation Survival Period. Any claim made by Buyer for a breached Seller Excluded Representation or a breached Seller Individual Representation contained in this Agreement must be initiated by Buyer or the SPAC prior to the above-referenced expiration date. Any written claim for breach of representation and warranty delivered in accordance with Section 9.1(e) prior to the above-referenced applicable expiration date or applicable expiration date referenced in Section 9.1(a)(ii), as applicable, to the Party against whom such indemnification is sought will survive thereafter and, solely as to any such claim, such expiration, if any, will not affect the rights to indemnification under this Article 9 of the Party making such claim. Any claim made by Buyer or the SPAC based on Fraud in the giving of such representations and warranties will survive indefinitely. All of the representations and warranties of Sellers or the Company contained in this Agreement will in no respect be limited or diminished by any past or future inspection, investigation, examination or possession on the part of Buyer, the SPAC or their Representatives. All covenants and agreements made by Sellers or the Company contained in this Agreement shall terminate and expire upon the occurrence of the Closing and there shall be no liability after the Closing in respect thereof; provided that any covenant or agreement made by Sellers contained in this Agreement which by its nature requires performance following the Closing (including the indemnification obligations of Sellers set forth in this Section 9.1) will survive the Closing Date until fully performed or discharged.

(ii)     All representations and warranties of Buyer, Merger Sub and the SPAC contained in this Agreement will survive the Closing Date for the duration of the applicable Representation Survival Period; except that the representations and warranties in Section 5.1 (Organization and Good Standing), Section 5.2 (Authority; Authorization; Binding Effect), Section 5.7 (No Brokers), and Section 5.8 (Capitalization) (collectively, the “Buyer Excluded Representations”) will survive the Closing until the expiration of all applicable statutes of limitations (giving effect to any waiver, or extension thereof). Any claim made by Sellers for a breached representation or warranty of Buyer, Merger Sub or the SPAC contained in this Agreement must be initiated prior to the above-referenced applicable expiration date. Any claim made by Sellers based on Fraud in the giving of such representations and warranties will survive indefinitely. All of the representations and warranties of Buyer, Merger Sub and the SPAC contained in this Agreement will in no respect be limited or diminished by any past or future inspection, investigation, examination or possession on the part of Sellers or their Representatives. All covenants and agreements made by Buyer, Merger Sub and the SPAC contained in this Agreement shall terminate and expire upon the occurrence of the Closing and there shall be no liability after the Closing in respect thereof; provided that any covenant or agreement made by Buyer and the SPAC contained in this Agreement which by its nature requires performance following the Closing (including the indemnification obligations of Buyer, Merger Sub and the SPAC set forth in this Section 9.1) will survive the Closing Date until fully performed or discharged.

(b)      Indemnification by Sellers.

(i)       Subject to the provisions of this Section 9.1, from and after the Closing, Sellers hereby, severally in accordance with their respective Pro Rata Shares, agree to defend, indemnify and hold harmless Buyer, Merger Sub, the SPAC and their Affiliates, and the directors, officers and employees of Buyer, Merger Sub, the SPAC and their Affiliates, from, against and in respect of the following:

(1)       any and all Losses suffered or incurred by any of them by reason of any breached or untrue Seller Excluded Representation (excluding the Seller Individual Representations);

(2)       any and all Losses suffered or incurred by any of them attributable to (i) any liability, payment or obligation in respect of any Taxes owing by Sellers, or any Acquired Company of any kind or description (including interest and penalties) for all pre-Closing Tax periods and the Pre-Closing Straddle Period, (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any of its respective predecessors) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 under the Code or any analogous or similar Law, for all pre-Closing Tax periods and the Pre-Closing Straddle Period, (iii) any and all Taxes for all pre-Closing Tax periods and the Pre-Closing Straddle Period of any Person (other than the Company) imposed on the Company as a transferee or successor by operation of law, by contract or pursuant to any Law which Taxes relate to an event or transaction occurring before the Closing, and (iv) the obligations of the Sellers or the Acquired Companies as set forth in Section 9.8 or breach thereof, except in the case of the Acquired Companies, only to the extent such obligations or breach relate to the period prior to Closing;

(3)       [Redacted in accordance with section 12.2(5) on National Instrument 51-102 – potentially prejudicial with respect to indemnified claims]; and

(4)       [Redacted in accordance with section 12.2(5) on National Instrument 51-102 – potentially prejudicial with respect to indemnified claims].

(ii)      Subject to the provisions of this Section 9.1, from and after the Closing, each Seller hereby, severally and not jointly, agrees to defend, indemnify and hold harmless Buyer, Merger Sub, the SPAC and their Affiliates, and the directors, officers and employees of Buyer, Merger Sub, the SPAC and their Affiliates, from, against and in respect of the following:

(1)       any and all Losses suffered or incurred by any of them by reason of any breached or untrue Seller Individual Representations of such Seller contained in this Agreement; and

(2)       any and all Losses suffered or incurred by any of them by reason of the nonfulfillment of any covenant or agreement by such Seller contained in this Agreement.

(iii)     From and after the Closing, Sellers hereby, severally in accordance with their respective Pro Rata Shares, agree to defend, indemnify and hold harmless the Sponsor and its Affiliates and their respective directors, officers, owners and employees (which are each designated third party beneficiaries of this subsection (iii)), from, against and in respect of any liability, payment or obligation in respect of any Taxes owing by any of them resulting from any restructuring of any of the Acquired Companies completed prior to the Closing.

(c)       Indemnification by Buyer and the SPAC. Except that no recovery of Losses may be made from the Escrow Account as set out more fully in Section 6.11, subject to the provisions of this Section 9.1, from and after the Closing, Buyer and the SPAC hereby, jointly and severally, agree to indemnify and hold harmless Sellers and their respective Affiliates, and the directors, officers and employees of Sellers and their respective Affiliates, as applicable, from, against, and in respect of:

(i)       any and all Losses suffered or incurred by any of them resulting from any breached or untrue Buyer Excluded Representations;

(ii)      any and all Losses suffered or incurred by any of them resulting from the nonfulfillment of any covenant or agreement by (x) Buyer, Merger Sub or the SPAC contained in this Agreement or (y) the Surviving Corporation, but in each case only to the extent such nonfulfillment relates to the period following the Closing;

(iii)     [Redacted in accordance with section 12.2(5) on National Instrument 51-102 – potentially prejudicial with respect to indemnified claims].

(d)      Limitations on Indemnifications.

(i)       For purposes of this Section, the term “Threshold” means a dollar amount equal to US $3,000,000.

(ii)      With respect to any Losses related to a breach of representation and warranty of the Sellers or the Company which are otherwise indemnifiable pursuant to this Section 9.1, (A) Sellers will have liability for such Losses only if the aggregate amount of all Losses exceeds the Threshold, in which case Sellers will indemnify Buyer, Merger Sub, the SPAC and their related indemnitees for all such Losses in excess of the Threshold, (B) in no event will the aggregate liability of an individual Seller for all Losses resulting from breaches of such Seller’s Seller Individual Representations and the representations and warranties of the Company exceed an amount equal to such Seller’s Pro Rata Share of the Cap, and (C) in no event will Sellers’ aggregate liability for all Losses resulting from breaches of representations and warranties of Sellers or the Company exceed an amount equal to US $40,625,000 (the “Cap”). With respect to any Losses related to a breach of representation and warranty of Buyer, Merger Sub or the SPAC which are otherwise indemnifiable pursuant to this Section 9.1, (D) Buyer, Merger Sub and the SPAC will have liability for such Losses only if the aggregate amount of all Losses exceeds the Threshold, in which case Buyer, Merger Sub and the SPAC will indemnify Sellers and their related indemnitees for all such Losses in excess of the Threshold, (E) in no event will Buyer’s, Merger Sub’s and the SPAC’s aggregate liability for all Losses exceed an amount equal to the Purchase Price, and (F) no recovery of Losses incurred by Sellers or their related indemnitees may be made from the Escrow Account as set out more fully in Section 6.11.

(iii)     The limitations set forth in Section 9.1(d)(ii) will not apply to any Losses (A) incurred by Buyer as a result of Sellers’ failure to comply with covenants made in this Agreement or breach of any Seller Excluded Representations (other than the Tax Representations), and (B) incurred by Sellers as a result of Buyer, Merger Sub or the SPAC’s failure to comply with covenants made in this Agreement or breach of any Buyer Excluded Representations.

(iv)     Notwithstanding anything in this Agreement to the contrary, in no event will any Seller have any liability for indemnification obligations or otherwise arising under, relating to, or in connection with, this Agreement for any amount, individually or in the aggregate, in excess of the amount equal to the lesser of the following: (A) the product of (x) such Seller’s Pro Rata Share and (y) the Purchase Price; or (B) if applicable to such Seller, the then-current value of such Seller’s Pro Rata Share of the Merger Consideration as of the date of the indemnification claim to the extent such Seller has not sold the underlying shares prior to such date with (1) each Buyer Exchangeable Share deemed to have a value equal to (x) the number of SPAC Subordinate Voting Shares into which such Buyer Exchangeable Share is convertible as of such determination date multiplied by the closing trading price for a SPAC Subordinate Voting Share on the principal securities exchange on which such security is traded on the date immediately preceding such determination date, and (B) each SPAC Subordinate Voting Share shall be valued at the closing trading price for a SPAC Subordinate Voting Share on the principal securities exchange on which such security is traded on the date immediately preceding such determination date.

(v)      Sellers, their related indemnitees and their respective Affiliates, including the Acquired Companies, will have no recourse against the Escrow Account for any indemnifiable Losses suffered by them as set out more fully in Section 6.11.

(vi)     Each Seller will be liable under Section 9.1(b)(ii) only for such Seller’s own breach of such Seller’s Seller Individual Representations or breach of or failure to comply with covenants or agreements of such Seller contained in this Agreement and no Seller will be liable under Section 9.1(b)(ii) for any other Seller’s breach or inaccuracy of such other Seller’s Seller Individual Representations or breach of or failure to comply with covenants or agreements of such other Seller contained in this Agreement.

(e)       Notification of Claims. In the event that any Party entitled to indemnification pursuant to this Agreement (the “Indemnified Party”) proposes to make any claim for such indemnification, the Indemnified Party will deliver to the indemnifying Party (the “Indemnifying Party”), which delivery will be made promptly following becoming aware of the matter giving rise to such claim, and in any event on or prior to the expiration of the applicable survival date pursuant to Section 9.1(a) hereof, a signed certificate, which certificate will (i) state that Losses have been incurred or that a claim has been made for which Losses may be incurred, (ii) specify the sections of this Agreement under which such claim is made and (iii) specify in reasonable detail each individual item of Loss or other claim including the amount thereof and the date such Loss was incurred; provided, however, that the failure to give such prompt notice will not relieve the Indemnifying Party of its obligations hereunder if the Indemnifying Party has not been prejudiced thereby. In addition, each Indemnified Party will give notice to the Indemnifying Party within thirty (30) days of its receipt of service of any suit or proceeding initiated by a third party which pertains to a matter for which indemnification may be sought (a “Third Party Claim”); provided, however, that the failure to give such notice will not relieve the Indemnifying Party of its obligations hereunder if the Indemnifying Party has not been prejudiced thereby.

(f)       Defense of Third Party Claims and Extension of Statute of Limitations. The Indemnifying Party shall have the right to defend the Indemnified Party against any Third Party Claim with its own counsel and at its sole cost and expense, and will notify the Indemnified Party promptly (and in any event within fifteen (15) days after notice of such Third Party Claim) with respect to whether or not it is exercising its right to defend such Third Party Claim; provided that the Indemnifying Party shall not have the right to assume the defense of a Third Party Claim if (x) such matter is criminal in nature or seeks injunctive or other equitable relief or (y) where Buyer or its related indemnitees are the Indemnified Party, the third party claimant is a then-current material customer of such Indemnified Party. Prior to the time the Indemnified Party is notified by the Indemnifying Party as to whether the Indemnifying Party will assume the defense of such Third Party Claim, the Indemnified Party shall take all actions reasonably necessary to timely preserve the collective rights of the parties with respect to such Third Party Claim. If the Indemnifying Party elects to assume the defense of the Third Party Claim, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party will not settle or compromise such Third Party Claim, nor agree to extend any statute of limitations applicable to such Third Party Claim, without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld; provided further that if the Indemnified Party does not consent to any such compromise or settlement, the Indemnifying Party’s indemnification obligation to the Indemnified Party with respect to such Third Party Claim shall in no event exceed the amount of the settlement offer to which the Indemnified Party withheld its consent. Notwithstanding the foregoing, such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the Third Party Claim to all Indemnified Parties affected by the Third Party Claim and (ii) the settlement agreement does not contain any material sanction or restriction upon the conduct or operation of any business conducted by the Indemnified Party or its Affiliates. Any Indemnified Party will in good faith cooperate and assist the Indemnifying Party in defending against any claims or asserted claims with respect to which the Indemnified Party seeks indemnification under this Agreement. If requested by the Indemnifying Party, the Indemnified Party will join in any action, litigation, arbitration or proceeding, provided that the Indemnified Party will pay its own costs caused by such joinder. If the Indemnifying Party fails to exercise its right to defend a Third Party Claim (or is not entitled to defend such claim pursuant to the foregoing), the Indemnified Party shall diligently defend such Third Party Claim; provided that the Indemnified Party will not settle or compromise any claim or asserted claim, nor agree to extend any statute of limitations applicable to any claim or asserted claim, which the Indemnified Party seeks indemnification under this Agreement, without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld. In the event that the Indemnifying Party shall assume the defense of a Third Party Claim, the Indemnified Party will provide the Indemnifying Party with all reasonably available information, assistance, and authority to enable the Indemnifying Party defend and/or settle such Third Party Claim, and upon the Indemnifying Party’s payment of any amounts due with respect to such Proceeding, the Indemnified Party will, to the extent of such payment, assign or cause to be assigned to the Indemnifying Party the claims of the Indemnified Party, if any, against such third parties with respect to which such payment is made.

(g)      In the event of a claim for indemnification under this Agreement for which an Indemnified Party has provided notice of such claim to an Indemnifying Party under this Section 9.1 (but excluding any Third Party Claim) and the Indemnifying Party receiving such notice disputes all or any part of such claim, then Buyer and Sellers’ Representative will first attempt to resolve such claim through direct negotiations in good faith. No settlement reached in such negotiations under this Section 9.1(g) will be binding until reduced to a writing signed by the applicable parties. If the dispute is not resolved within twenty (20) Business Days after the date of delivery of such claim, then such dispute will be resolved in accordance with Section 10.4. Nothing in this Section 9.1(g) will prevent any Party from seeking injunctive relief in accordance with this Agreement.

(h)      Other Indemnification Matters.

(i)       All indemnification payments made pursuant to this Section 9.1 will be treated as an adjustment to the Merger Consideration unless otherwise required by applicable Law.

(ii)      The Indemnified Party will take all commercially reasonable steps to mitigate any Losses for which such Indemnified Party seeks indemnification hereunder.

(iii)     The amount of any Losses subject to indemnification under this Section 9.1 will be calculated net of any insurance proceeds received and any other payments from third parties received (reduced by any costs or expenses incurred in collection of such amounts by the Indemnified Party (or any of its Affiliates)) by the Indemnified Party on account of such Losses. In the event that an insurance or other recovery is received by any Indemnified Party with respect to any Losses for which any such Person has been indemnified hereunder, then a refund equal to the amount of the recovery (reduced by any costs or expenses incurred in collection of such amounts by the Indemnified Party (or any of its Affiliates)) will be made promptly to the Indemnifying Party that made or directed such indemnification payments to such Indemnified Party.

(iv)     Except: (A) with respect to claims based upon Fraud; (B) for remedies that cannot be waived as a matter of Law; (C) injunctive and provisional relief in accordance with the terms of this Agreement; (D) the dispute resolution mechanisms set forth in the Exchange Rights Agreement, Lockup Agreements, the Coattail Agreement, the Registration Rights Agreement and the Investor Rights Agreement with respect to claims arising thereunder; and (E) the dispute resolution mechanisms set forth in Section 2.17, if the Closing occurs, this Section 9.1 will be the sole and exclusive remedy for breach of, inaccuracy in, or failure to comply with, any representation, warranty, or covenant contained in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement.

(v)      No Seller will have any liability for any Losses to the extent that an allowance, provision or reserve covering such Losses is included in the final calculation of the Closing Merger Consideration as determined pursuant to Section 2.18. Any indemnification provided pursuant to this Section 9.1 shall be so applied as to avoid any double counting and no Indemnified Party shall be entitled to obtain indemnification more than once for the same matter or Losses.

(vi)     In the event of indemnification for Losses suffered or incurred by a non-wholly-owned Acquired Subsidiary, the amount of such Losses incurred by such Acquired Subsidiary which are indemnifiable by the Sellers pursuant to this Section 9.1 shall be calculated in a manner proportional to the relative direct or indirect ownership interest of Buyer in such Acquired Subsidiary as of the date such Losses are suffered or incurred (e.g., if a non-wholly-owned Acquired Subsidiary incurs Losses of $100,000 which are otherwise indemnifiable pursuant to this Section 9.1 and Buyer’s direct or indirect ownership interest in such Acquired Subsidiary is 75% at the time such Losses are suffered or incurred, the Losses of such Acquired Subsidiary which are indemnifiable pursuant to this Section 9.1 would be equal to $75,000).

(vii)    In the event that Buyer and its related indemnitees are entitled to indemnification for Losses pursuant to this Section 9.1, then, subject to the applicable limitations set forth in this Section 9.1, Buyer and such indemnitees shall satisfy the amount of such Losses (i) first, by offset against Buyer Exchangeable Shares (or, if previously exchanged, SPAC Subordinate Voting Shares) held by the respective Sellers at the time of such offset (or, with respect to Non-Accredited Sellers, directly from such Non-Accredited Sellers on a several but not joint basis), and (ii) thereafter, directly from the Sellers on a several but not joint basis. For purposes of the offset contemplated by clause (i), (A) each Buyer Exchangeable Share shall be deemed to have a value equal to (x) the number of SPAC Subordinate Voting Shares into which such Buyer Exchangeable Share is convertible as of the date that Buyer and its related indemnitees became entitled to indemnification for the applicable Losses pursuant to this Section 9.1 multiplied by (y) the VWAP as of the date that Buyer and its related indemnitees became entitled to indemnification for the applicable Losses pursuant to this Section 9.1, and (B) each SPAC Subordinate Voting Share shall be valued at the VWAP as of the date that Buyer and its related indemnitees made a claim for indemnification for the applicable Losses pursuant to this Section 9.1.

9.2.     Independence of Covenants, Representations and Warranties. All covenants made in this Agreement will be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant will not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, except as otherwise set forth in this Agreement, all representations and warranties made in this Agreement will be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or a breach of such initial representation or warranty.

9.3.     Use of Company Name or Trade Name. After the Closing, Sellers will not use or refer to the names “Glass House Farms”, “Glass House” and “Glass House Group”, any trade name included within the Intellectual Property owned by the Acquired Companies, or any derivative or variation thereof or any name similar thereto, except in the performance of any duties under any employment agreement or consulting agreement entered into between a Company and Seller, if any.

9.4.     Confidentiality. Sellers have had access to, and have gained knowledge with respect to the Business, including without limitation trade secrets, financial results and information, processes and techniques, technical production and cost data, methods of doing business and information concerning customers and suppliers, and other valuable and confidential information relating to the Business (the “Confidential Information”). Sellers acknowledge that unauthorized disclosure or misuse of the Confidential Information, whether before or after the Closing, will cause irreparable damage to the Acquired Companies and Buyer subsequent to the Closing. The Parties also agree that covenants by Sellers not to make unauthorized disclosures of the Confidential Information are essential to the growth and stability of the business of the Acquired Companies and Buyer. Accordingly, Sellers agree that, beginning on the Closing Date and continuing until the third anniversary of the Closing Date, they will not use or disclose any Confidential Information obtained in the course of their past connection with the Business, except in connection with such Sellers’ continuing ownership interest in Buyer and its Affiliates and/or in the performance of any duties under any employment agreement or relationship, consulting agreement or relationship, or any other transaction documents entered into with the Company, Buyer, the SPAC or any of their respective Affiliates, if any, and in accordance with that Person’s policies regarding Confidential Information. Notwithstanding the foregoing, each Seller may disclose the Confidential Information: (a) to such Seller’s Affiliates and Representatives, so long as the receiving party is advised of the confidentiality provisions of this Section 9.4 or subject to obligations of confidentiality in favor of such Seller with respect to information of the type constituted by the Confidential Information so disclosed to such receiving party; (b) to the extent required by Law or legal process or any Governmental Authority, or in connection with the defense or enforcement of such Seller’s rights and obligations under this Agreement or another agreement with the Company, Buyer, the SPAC or any of their respective Affiliates; or (c) to the extent such Confidential Information becomes publicly available through no breach of this Agreement or other fault of such Seller. If any Seller is requested or required by Law or legal process to disclose any Confidential Information, such Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4. If in the absence of a protective order or the receipt of a waiver hereunder, such Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt, such Seller may disclose such Confidential Information to such Governmental Authority; provided, however, that the disclosing Seller will use commercially reasonable efforts to obtain at the request and expense of Buyer, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer may designate.

9.5.     Non-Competition. Except as set forth on Schedule 9.5 of the Company Disclosure Schedules, Kyle Kazan, Graham Farrar, and Jocelyn Rosenwald (each, a “Principal Seller”) agrees that, beginning on the Closing Date and continuing until the third anniversary of the Closing Date, such Principal Seller will not, directly or indirectly, for such Principal Seller’s own account or as agent, employee, officer, director, trustee, consultant, member, partner, stockholder or equity owner of any corporation, limited liability company, or any other entity (except for passive ownership of securities constituting less than five percent (5%) (calculated on a fully-diluted basis) of the securities of a public or private company), or member of any firm or otherwise, engage or attempt to engage in the Restricted Territory in the Business as conducted immediately prior to the Closing (including any products derived from hemp); provided that this Section 9.5 shall not restrict or prohibit a Principal Seller from taking any actions or engaging in any activities in furtherance of, or in connection with, such Principal Seller’s continuing ownership interest in Buyer and its Affiliates or the performance of such Principal Seller’s duties as an employee or consultant of Buyer and its Affiliates.

9.6.     Non-Solicitation. Each Company Founder agrees that, beginning on the Closing Date and continuing until the third anniversary of the Closing Date, such Company Founder will not, directly or indirectly, for such Company Founder’s own account or as agent, employee, officer, director, trustee, consultant, member, partner, stockholder or equity owner of any corporation, limited liability company, or any other entity: (a) employ or solicit the employment of any person who was employed by any Acquired Company at the Closing Date or at any time during the six-month period preceding the Closing Date; (b) willfully dissuade or discourage any person or entity from using, employing or conducting business with any Acquired Company; or (c) intentionally disrupt or interfere with, or seek to disrupt or interfere with, the business or contractual relationship between any Acquired Company and any supplier, who during the six-month period preceding the Closing Date will have supplied products or services to any Acquired Company; provided, that the restrictions in this Section 9.6 will not restrict (i) the ability of any Company Founder or such Company Founder’s Affiliate to solicit generally in advertisements not specifically directed to employees, customers, or suppliers of any Acquired Company, or (ii) any Company Founder or such Company Founder’s Affiliate from providing services or products to any customer of any Acquired Company who independently seeks products or services without any prior solicitation.

9.7.     Equitable Remedies/Reasonableness of Limitations. The Parties acknowledge that a remedy at law for failure to comply with the provisions of this Agreement, including the covenants contained in Sections 9.4-9.6, may be inadequate and any Party will be entitled to seek and obtain from a court having jurisdiction or from an arbitrator under Section 10.4, in its sole discretion, specific performance, an injunction, a restraining order or any other equitable relief in order to enforce any such provision without the need to post a bond (or if a bond is required by Law, a bond in the amount of $100 will be sufficient). The right to obtain such equitable relief will be in addition to any other remedy to which a Party is entitled under applicable Law (including, but not limited to, monetary damages). Sellers and the Company Founders represent and warrant that each Seller and Company Founder has had an opportunity to consult with counsel regarding this Agreement, has fully and completely reviewed this Agreement with such counsel and fully understands the contents hereof. Sellers and the Company Founders agree that the territorial, time and other limitations contained in this Agreement are reasonable and properly required for the adequate protection of the business and affairs of Buyer, and in the event that any one or more of such territorial, time or other limitations is found to be unreasonable by a court of competent jurisdiction, Sellers and the Company Founders agree to submit to the reduction of said territorial, time or other limitations to such an area, period or otherwise as the court may determine to be reasonable. In the event that any limitation under this Agreement is found to be unreasonable or otherwise invalid in any jurisdiction, in whole or in part, Sellers and the Company Founders acknowledge and agree that such limitation will remain and be valid in all other jurisdictions.

9.8.      Tax Matters.

(a)       Sellers will prepare or cause to be prepared and will file or cause to be filed all Tax Returns for the Acquired Companies for all Tax periods ending on or prior to the Closing Date (the “Pre-Closing Tax Periods”) and that are due after the Closing Date. Each Tax Return referred to in this Section 9.8(a) will be prepared in a manner consistent with past practices of each Acquired Company and without a change of any election or accounting method (in each case except as otherwise required by applicable Law). Sellers’ Representative will provide such Tax Returns to the Buyer, no later than thirty (30) days prior to the due date for such Tax Returns (including any applicable extensions). The Sellers’ Representative will cooperate with the Surviving Corporation in connection with the filing of such Tax Returns.

(b)      Buyer will prepare or cause to be prepared and will file or cause to be filed all Tax Returns of the Acquired Companies that are required to be filed after the Closing Date (i) with respect to all Pre-Closing Tax Periods, other than those Tax Returns that are prepared (or caused to be prepared) by the Sellers pursuant to Section 9.8(a), and (ii) with respect to any Straddle Period. Each Tax Return referred to in this Section 9.8(b) will be prepared in a manner consistent with past practices of each Acquired Company and without a change of any election or accounting method (in each case except as otherwise required by applicable Law). At least thirty (30) days prior to the date on which each such Tax Return is due (with applicable extensions), Buyer will submit such Tax Return to the Sellers’ Representative for review, comment and approval. Sellers’ Representative will provide any written comments to Buyer no later than fifteen (15) days after receiving any such Tax Return and, if Sellers’ Representative does not provide any written comments within fifteen (15) days, Sellers will be deemed to have accepted such Tax Return. The Parties will attempt in good faith to resolve any dispute with respect to any such Tax Return. If the Parties are unable to resolve any such dispute at least ten (10) days before the date (with applicable extensions) for any such Tax Return, Buyer and Sellers’ Representative will jointly engage an Accounting Firm to promptly resolve such dispute (selected as provided for in Section 2.17(c)). Buyer and Sellers will share equally the fees and expenses of the Accounting Firm. If the Accounting Firm is unable to resolve any such dispute prior to the due date (with applicable extensions) for any such Tax Return, such Tax Return will be filed as prepared by Buyer subject to amendment, if necessary, to reflect the resolution of the dispute by the Accounting Firm.

(c)       For purposes of this Section 9.8, the portion of Tax with respect to the income, property or operations of each Acquired Company that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that extends before the Closing Date through the end of the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 9.8(c). The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. The portion of a Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner.

(d)       Except to the extent reflected in Final Working Capital, Sellers will be liable for all Taxes owed with respect to any Tax Return for any Pre-Closing Tax Period and, in the case of a Tax Return for a Straddle Period, all Taxes attributable to the Pre-Closing Straddle Period. Sellers will pay to Buyer within thirty (30) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Pre-Closing Tax Period or Pre-Closing Straddle Period, such as the case may be.

(e)       To the extent permitted by applicable Law, any Tax deductions with respect to any selling expenses, transaction costs or similar expenses (including without limitation the Seller Transaction Expenses) will be allocated to the Pre-Closing Tax Period or the Pre-Closing Straddle Period.

(f)       Buyer, the SPAC, Sellers and each Acquired Company will cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Section 9.8 and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon another Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(g)      Notwithstanding Section 9.1, this Section 9.8(g) will control any inquiries, assessments, proceedings or similar events with respect to Taxes. The Buyer will promptly notify the Sellers’ Representative: (i) upon receipt by the Buyer or any Affiliate of the Buyer of any notice of any audit or examination of any Tax Return of the Acquired Companies relating to any Pre-Closing Tax Period or Straddle Period and any other proposed change or adjustment, claim, dispute, arbitration or litigation related to Taxes from any Tax Authority relating to any Pre-Closing Tax Period or Straddle Period (a “Tax Matter”); or (ii) prior to the Buyer initiating any Tax Matter with any Tax authority relating to any Pre-Closing Tax Period or Straddle Period. The Sellers’ Representative may, at the Sellers’ expense, participate in and, upon mutual agreement with the Buyer, assume the defense of any such Tax Matter; provided that the failure of Buyer to provide notices as required under this Section 9.8(g) will negate the Buyer’s right to indemnification under this Section 9.8 and Section 10.3 with respect to Tax liabilities resulting from any such voluntary contact. If the Sellers’ Representative assumes such defense, then the Sellers’ Representative will have the authority, with respect to any Tax Matter, to represent the interests of Acquired Companies before the relevant Tax authority and the Sellers’ Representative will have the right to control the defense, compromise or other resolution of any such Tax Matter, subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. If the Sellers’ Representative has assumed such defense, then the Sellers’ Representative will be entitled to defend and settle such Tax Matter; provided, however, that the Sellers’ Representative will not enter into any settlement of or otherwise resolve any such Tax Matter to the extent that it adversely affects the Tax liability of the Buyer, any Acquired Company or any Affiliate of the foregoing for a post-Closing Tax period without the prior written consent of the Buyer, which consent will not be unreasonably withheld, conditioned or delayed. The Sellers’ Representative will keep the Buyer reasonably informed with respect to the commencement, status and nature of any such Tax Matter and will, in good faith, allow the Buyer to consult with the Sellers’ Representative regarding the conduct of or positions taken in any such proceeding. The Buyer shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, solely at its own expense, separate from the counsel employed by the Sellers’ Representative at Sellers’ expense. Except as otherwise provided in this Section 9.8(g), Buyer shall have the right, at its own expense, to exercise control at any time over any Tax Matter regarding any Tax Return of any Acquired Company (including the right to settle or otherwise terminate any contest with respect thereto).

(h)       Except to the extent included in the calculation of the Merger Consideration, any refunds for Taxes (including any interest in respect thereof actually received from a Taxing Authority), net of reasonable expenses, actually received by Buyer or the Acquired Companies and any amounts credited against Taxes to which Buyer, Acquired Companies, or any of their Affiliates become entitled and that reduce the Taxes otherwise payable by Buyer, Acquired Companies, or any of their Affiliates (including by way of any amended tax return), related to, or resulting or arising, directly or indirectly from Taxes of Acquired Companies for any Pre-Closing Tax Period or Pre-Closing Straddle Period shall be property of the Sellers; provided, however, that any such refunds or amounts credited shall be the property of Acquired Companies and Buyer if such refunds are received or such amounts credited are actually utilized by Acquired Companies or Buyer outside of any applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus thirty (30) days.

(i)        Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 9.8 will survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus thirty (30) days.

(j)        The Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(k)       No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Merger from so qualifying for the Intended Tax Treatment.

9.9.         Releases. In consideration of the Purchase Price paid to Sellers on the Closing Date and effective on the Closing Date, Sellers release and forever discharge each Acquired Company, Buyer, Merger Sub, the SPAC and each of their respective individual, joint or mutual, past, present and future directors, officers, representatives, Affiliates, stockholders, controlling persons, subsidiaries, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, that Sellers now have, have ever had or may hereafter have against the Releasees to the extent relating to the Acquired Companies and/or the Business and arising prior to the Closing or on account of or arising out of any matter, cause or event occurring prior to the Closing; provided, however, that nothing contained in this Section 9.9 will operate to release any obligations of or claims against the Releasees: (i) arising under this Agreement, any ancillary documents referenced in this Agreement, or the Transaction; (ii) with respect to current claims for salaries, wages or benefits accrued but not paid as of the Closing Date; (iii) relating to any other matter in connection with any relationship of a Seller with each Acquired Company, the SPAC or Buyer (or any of their respective Affiliates) from and after the Closing; (iv) in the case of each Acquired Company, to indemnify any Seller for serving as an officer, director, manager, agent or employee of any Acquired Company, or any of their respective Affiliates, providing services on behalf of any Acquired Company, or any of their respective Affiliates, or serving as a trustee or fiduciary of any Welfare Plan, to the extent such right to indemnification exists as a matter of Law or by contract (including, without limitation, pursuant to any organizational or other governing documents of any Acquired Company (or any of their respective Affiliates)) existing prior to the Closing Date; (v) for any acts of Fraud on the part of Buyer, Merger Sub or SPAC; or (vi) to the extent such claim cannot be released as a matter of Law.

9.10.       The SPAC Equity Incentive Plan. The SPAC will, immediately after the Closing, adopt an equity incentive plan, as approved by the SPAC Board, to be used as a performance incentive for the SPAC’s and the Company’s management (the “SPAC Incentive Plan”).

9.11.       Indemnification Rights of SPAC/Buyer in Other Transactions. The SPAC and Buyer will use commercially reasonable efforts to enforce their indemnification rights, if any, under the Other Transactions.

9.12.       Seller Protective Provisions. If, during the period commencing on the Closing Date and ending on the expiry of the 12 month lock-up period described in Section 2.14, either of Buyer and the SPAC, either directly or indirectly by amendment, merger, consolidation or otherwise, does any of the following acts listed below in this Section 9.12 without prior written consent of (i) the Sellers’ Representative, the lock-up periods described in Section 2.14 will immediately terminate and be of no further force or effect, or (ii) without the prior written consent of the Sponsor, any lock-up applicable to SPAC Shares held by SPAC Founders will immediately terminate and be of no further force or effect: (a) liquidation or winding up of the Surviving Corporation; (b) change of control of the Surviving Corporation pursuant to a merger or similar business combination transaction (other than in pursuant to an internal reorganization) or (c) sale of a majority (or greater) of the shares of capital stock of the Surviving Corporation or of all or substantially all the consolidated assets of the Surviving Corporation (other than an internal reorganization).

9.13.       D&O Indemnification and Insurance.

(a)          For a period of six (6) years following the Closing, Buyer shall cause the Acquired Companies to fulfill and honor in all respects the obligations of the Acquired Companies to Persons who on or prior to the Effective Time were directors and/or officers of one or more Acquired Companies (the “Company Indemnified Parties”) pursuant to any indemnification provisions under the organizational documents of such Acquired Companies as in effect on the date hereof, and pursuant to the indemnification agreements between the Acquired Companies and such Company Indemnified Parties set forth on Schedule 9.13(a) existing as of the date of this Agreement with respect to claims arising out of matters occurring at or prior to the Effective Time.

(b)         For a period of six years from the Closing, Buyer shall, or shall cause one or more of the Acquired Companies to, maintain in effect directors’ and officers’ liability insurance covering the Company Indemnified Parties on market standard terms; provided, however, that (i) Buyer may cause coverage to be extended under the current directors’ and officers’ liability insurance of Buyer or the Acquired Companies, as the case may be, by obtaining a six-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 9.13 shall be continued in respect of such claim until the final disposition thereof.

(c)          The Company shall arrange for, and the SPAC shall maintain in effect at all times, directors’ and officers’ liability insurance covering the directors and officers of the SPAC, the Buyer and the Acquired Companies on market standard terms not less favorable than the terms of such current insurance coverage for the Acquired Companies, with such insurance to be effective upon Closing.

(d)         Sections 9.13(a) and (b) are intended for the benefit of, and will be enforceable by, each Company Indemnified Party and his or her heirs and representatives and shall be binding on all successors and assigns of Buyer and the Acquired Companies.

9.14.      SPAC Board of Directors and Officers. The Sellers agree to vote any shares in the capital of the SPAC they own to set the Board of Directors of the SPAC at eight (8) members of which (a) the Sponsor will, for as long as it holds at least 50% of the SPAC Shares it owned at Closing (not including any forfeited shares), put forward one nominee, represented initially by Robert J. Mendola, (b) the Sellers will put forward four (4) nominees, initially represented by Kyle Kazan, Graham Farrar, and two independent (for audit committee purposes within the meaning of the Canadian Securities Administrators’ National Instrument 52-110) nominees, initially represented by Jocelyn Rosenwald and Humble Lukanga, (c) Element 7 CA, LLC, under the terms of the Merger Agreement, dated February 13, 2021, between it and Company, will put forward one independent (for audit committee purposes within the meaning of the Canadian Securities Administrators’ National Instrument 52-110) nominee, initially represented by Bob Hoban, and (d) two (2) additional independent nominees to be chosen by unanimous consent of the SPAC Founders, Mr. Kazan and Mr. Farrar, initially represented by Hector De La Torre and George Raveling with all of such directors will be subject to customary regulatory approvals. Kyle D. Kazan will serve as the Executive Chairman and CEO of the SPAC, Graham Farrar will serve as the President of the SPAC and Derrek Higgins will serve as the Chief Financial Officer of the SPAC.

ARTICLE 10

MISCELLANEOUS

10.1.       Further Assurances. Following the Closing Date, each Party will cooperate in good faith with each other Party and will take all appropriate action and execute any agreement, instrument or other writing of any kind which may be reasonably necessary or advisable to carry out and consummate the Transaction.

10.2.       Notices. Unless otherwise provided in this Agreement, any agreement, notice, request, instruction or other communication to be given hereunder by any Party to the other will be in writing and: (a) delivered personally (such delivered notice to be effective on the date it is delivered); (b) deposited with a reputable overnight courier service for next Business Day delivery (such couriered notice to be effective one (1) Business Day after the date it is sent by courier); (c) sent by facsimile transmission (such facsimile notice to be effective on the date that confirmation of such facsimile transmission is received), with a confirmation sent by way of one of the above methods; or (d) sent by e-mail (with electronic confirmation of delivery or receipt), as follows:

If to Sellers or Sellers’ Representative, addressed to:

GH Group, Inc.

[Redacted in accordance with section 12.2(5) on National Instrument 51-102 – personal contact information]

With a copy to:

Venable LLP

[Redacted in accordance with section 12.2(5) on National Instrument 51-102 – personal contact information]

If to Buyer, addressed to:

Mercer Park CB II, L.P.

c/o its General Partner, Mercer Park CB GP II, LLC

[Redacted in accordance with section 12.2(5) on National Instrument 51-102 – personal contact information]

With a copy to:

Hodgson Russ LLP

[Redacted in accordance with section 12.2(5) on National Instrument 51-102 – personal contact information]

Any Party may designate in a writing to any other Party any other address or facsimile number to which, and any other Person to whom or which, a copy of any such notice, request, instruction or other communication should be sent.

10.3.       Public Statements. Following the Closing, neither Sellers nor the Company nor Buyer, Merger Sub nor the SPAC will, without the approval of the other Parties, issue any press releases or otherwise make any public statements with respect to the Transaction, except as may be required by applicable Law or stock exchange rules.

10.4.       Governing Law; Dispute Resolution.

(a)          This Agreement will be construed, interpreted and the rights of the Parties determined in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

(b)         Any dispute, claim or controversy arising out of or relating to this Agreement, including the determination of the applicability, enforceability or scope of this agreement to arbitrate but excluding those disputes to be resolved by the Accounting Firm in accordance with Section 2.17 and Section 9.8, will be determined by arbitration in Los Angeles, California before one arbitrator. The arbitration will be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (as it exists on the effective date of this Agreement). Judgment on the award may be confirmed, entered and docketed in any court having jurisdiction. If the Parties cannot agree on a single arbitrator, one will be appointed by JAMS. The arbitrator will be a retired judge from a federal court in the State of California or a lawyer admitted to practice in the State of California with at least 25 years’ active legal practice based in the State of California. All objections are reserved for the arbitration hearing, except for objections based on privilege and proprietary or confidential information. The arbitrator will be instructed by the Parties to ignore the application of the Federal Cannabis Laws to each and every Party and to the dispute, claim or controversy. The arbitrator may not modify the terms of this Agreement. A transcription of the hearing will be made and the arbitrator will provide a reasoned decision in writing. The Parties will keep confidential all matters relating to the arbitration, the arbitration award and any challenge or appeal, except as may be necessary: (i) to prepare for or conduct the arbitration hearing on the merits; (ii) in connection with a court application for a preliminary remedy; (iii) in connection with a judicial challenge to an arbitration award or its enforcement; (iv) in connection with an appeal of the arbitration award, as permitted under this Agreement, or its confirmation, entering, docketing or enforcement; (v) to comply with applicable Law or judicial decision, or (vi) to comply with any applicable stock exchange rules, including the NEO Exchange. Except as provided in this Agreement, the Parties must commence and pursue arbitration to resolve all disputes arising under or relating to this Agreement prior to commencement of any legal action.

(c)         This Agreement evidences a transaction involving interstate commerce. Notwithstanding the choice of substantive law under this Agreement, the Federal Arbitration Act will apply to the arbitration of all disputes, including the breach of this Agreement and any alleged pre-contractual representations or conduct, violations of the Racketeering Influenced or Corrupt Organizations Act (RICO), applicable federal or state securities Law, unfair trade practice Law, or similar Law.

(d)         If it is determined that the requirement to arbitrate is unenforceable, and after any and all final appeals the decision is upheld, the Parties agree to litigate in any state court in Los Angeles, California, and these courts will have exclusive jurisdiction to entertain any proceeding in respect of this Agreement, and the Parties will submit to the jurisdiction of such courts in all matters relating to or arising out of this Agreement. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY.

(e)         Any arbitration award will have a binding effect only on the actual dispute arbitrated, and will not have any collateral effect on any other dispute whatsoever, whether in arbitration, litigation or other dispute resolution proceeding. Sellers and the Company (if the Transaction does not close) will not consolidate their dispute in any arbitration or litigation with a claim by any other Person.

(f)          If a Party (i) commences action in any court, except to compel arbitration, or except as specifically permitted under this Agreement, prior to an arbitrator’s final decision, or (ii) commences any arbitration or litigation in any forum except where permitted under this Agreement, then that Party is in default of this Agreement. The defaulting Party must commence arbitration (or litigation, if permitted under this Agreement), in a permitted forum prior to any award or final judgment. The defaulting Party will be responsible for all expenses incurred by the other Party as a result of this default, including legal fees.

(g)         The Parties adopt and will implement the JAMS Optional Arbitration Appeal Procedures (as it exists on the effective date of this Agreement) with respect to a final award in an arbitration arising out of or relating to this Agreement, if that award requires the payment of monetary damages in excess of US $16,250,000 (with this dollar value to be indexed from the date of this Agreement based on the annual rate of inflation in the United States). The JAMS appeal panel will determine whether such appeal threshold has been met. If the appeal panel consists of three members, the Chair will be a retired judge from a federal court located in the State of California and one member will be a lawyer admitted to practice in the State of California with at least 25 years’ active legal practice based in the State of California. Judgment on any revised award may be confirmed, entered and docketed in any court having jurisdiction. The same confidentiality provisions that apply to the Parties with respect to the original arbitration will apply to the appeal.

(h)          If JAMS is no longer in business, an alternative administrative arbitration agency will be selected by mutual agreement of the Parties. If they cannot agree, the Parties will apply to a court of competent jurisdiction to select the agency. In the event of any conflict between the rules and procedures of JAMS or an alternate administrative arbitration agency and the provisions of this Section, the provisions of this Section will prevail.

10.5.       Expenses. Except to the extent reflected in the Working Capital or the calculation of the Closing Merger Consideration at Closing, and as otherwise provided in this Agreement, Sellers will pay all legal, accounting and other expenses of Sellers and the Acquired Companies (incurred prior to Closing) incident to this Agreement and Buyer will pay all legal, accounting and other expenses of Buyer, SPAC, Merger Sub and the Acquired Companies (first incurred after the Closing) incident to this Agreement. Except as otherwise provided in this Agreement, nothing contained in this Agreement will be interpreted or construed to require Buyer to directly or indirectly pay, assume or be liable for any of the foregoing expenses of the Acquired Companies or Sellers.

10.6.       Titles. The headings of the articles and sections of this Agreement are inserted for convenience of reference only, and will not affect the meaning or interpretation of this Agreement.

10.7.       Waiver. No failure of any Party to require, and no delay by any Party in requiring, any other Party to comply with any provision of this Agreement will constitute a waiver of the right to require such compliance. No failure of any Party to exercise, and no delay by any Party in exercising, any right or remedy under this Agreement will constitute a waiver of such right or remedy. No waiver by any Party of any right or remedy under this Agreement will be effective unless made in writing. Any waiver by any Party of any right or remedy under this Agreement will be limited to the specific instance and will not constitute a waiver of such right or remedy in the future.

10.8.       Effective; Binding. This Agreement will be effective upon the due execution hereof by each Party. Upon becoming effective, this Agreement will be binding upon each Party and upon each successor and assignee of each Party and will inure to the benefit of, and be enforceable by, each Party and each successor and assignee of each Party; provided, however, that, except as provided for in the immediately following sentence, no Party may assign any right or obligation arising pursuant to this Agreement without first obtaining the written consent of the other Parties. Buyer may assign all or a portion of its rights and obligations under this Agreement to one or more Affiliates of Buyer upon prior written notice to Sellers’ Representative, provided that Buyer will remain liable hereunder notwithstanding any such assignment.

10.9.       Entire Agreement. This Agreement, together with the ancillary documents referenced herein, contains the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes each course of conduct previously pursued, accepted or acquiesced in, and each written or oral agreement and representation previously made, by the Parties with respect to the subject matter of this Agreement.

10.10.      Modification. No course of performance or other conduct hereafter pursued, accepted or acquiesced in, and no oral agreement or representation made in the future, by any Party, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, will modify or terminate this Agreement, impair or otherwise affect any obligation of any Party pursuant to this Agreement or otherwise operate as a waiver of any such right or remedy. No modification of this Agreement or waiver of any such right or remedy will be effective unless made in writing duly executed by the Parties.

10.11.      Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument. Any Party may execute this Agreement by facsimile (or other means of electronic transmission, such as by electronic mail in “.pdf” form) signature and the other Party will be entitled to rely on such facsimile (or other means of electronic transmission) signature as evidence that this Agreement has been duly executed by such Party. Any Party executing this Agreement by facsimile (or other means of electronic transmission) signature will immediately forward to the other Party an original signature page by overnight mail.

10.12.     Sellers’ Representative.

(a)          From and after the date hereof, Sellers’ Representative will act as the representative of Sellers, and will be authorized to act on behalf of Sellers and to take any and all actions required or permitted to be taken by Sellers under this Agreement and any other transaction document in connection with the Agreement, including, without limitation, any actions with respect to: (i) any claims for indemnification pursuant to Article 9; (ii) any amendments to this Agreement; and (iii) any other actions to be taken by Sellers’ Representative pursuant to the terms of this Agreement or any other transaction document in connection with the Agreement. The execution of this Agreement by Sellers (including pursuant to execution of the Letter of Transmittal) will constitute approval of the appointment of Sellers’ Representative and all actions of Sellers’ Representative pursuant to this Agreement and any other transaction document in connection with the Agreement. In all matters relating to Article 9 and where Sellers’ obligations are joint and several, Sellers’ Representative will be the only Party entitled to assert the rights of Sellers.

(b)         Sellers will be bound by all actions or inactions taken by Sellers’ Representative in his, her or its capacity thereof. Sellers’ Representative will, at all times, act in his, her or its capacity as Sellers’ Representative in a manner that Sellers’ Representative reasonably believes to be in the best interest of Sellers. Neither Sellers’ Representative nor any of its directors, managers, officers, agents or employees, if any, will be liable to any Seller for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement or any other transaction document in connection with this Agreement, except in the case of its bad faith, Fraud, or willful misconduct. Sellers’ Representative may consult with legal counsel, independent public accountants and other experts selected by it, the reasonable fees and expenses of which advisors will be paid by Sellers.

(c)          Sellers, jointly and severally, will indemnify and hold harmless and reimburse Sellers’ Representative from and against any and all Losses suffered or incurred by Sellers’ Representative arising out of or resulting from any action taken or omitted to be taken by Sellers’ Representative under this Agreement or any other transaction document in connection with this Agreement, other than such Losses arising out of or resulting from Sellers’ Representative’s bad faith, Fraud, or willful misconduct.

(d)         Each Seller hereby agrees to the following:

(i)       In all matters in which action by a Seller and/or Sellers’ Representative is required or permitted, Sellers’ Representative is authorized to act on behalf of such Seller, notwithstanding any dispute or disagreement among Sellers or between any Seller and Sellers’ Representative, and Buyer, Merger Sub the SPAC and their Affiliates and representatives will be entitled to rely on any and all action taken by Sellers’ Representative under this Agreement or any other transaction document in connection with this Agreement, without any liability to, or obligation to inquire of, any Seller, notwithstanding any knowledge on the part of Buyer, Merger Sub the SPAC or their Affiliates or representatives of any such dispute or disagreement.

(ii)       Delivery of all documents, agreements, disclosure schedules and other information required to be delivered to Sellers under this Agreement may be made to Sellers’ Representative on behalf of Sellers and upon delivery to Sellers’ Representative will be deemed delivered to all Sellers for purposes of this Agreement.

(iii)       Notice to Sellers’ Representative, delivered in the manner provided in Section 10.2, will be deemed to be notice to all Sellers for purposes of this Agreement.

(iv)       The power and authority of Sellers’ Representative, as described in this Agreement, will continue in force until all rights and obligations of Sellers under this Agreement or any other transaction document in connection with the Agreement have terminated, expired or been fully performed.

(v)       A majority-in-interest of Sellers (based on their Pro Rata Shares) will have the right, exercisable from time to time upon written notice delivered to Sellers’ Representative, Buyer and the SPAC, to appoint a Person (or, in the case of a Seller that is a corporation, partnership, limited liability company or trust, an officer, manager, employee or partner of such Seller) to fill a vacancy caused by the death, or resignation of Sellers’ Representative.

10.13.     Claims Relating to Other Transactions. Notwithstanding anything to the contrary contained in this Agreement (including for greater certainty Sections 4.31, 5.12, 6.8 and 6.10), Sellers and the Acquired Companies will not be able to instigate or pursue or claim any damages or remedies against the SPAC, Merger Sub or Buyer, whether hereunder or otherwise, for misrepresentations (including omissions) in the Prospectus (preliminary or final) that are related to the Other Transactions.

10.14.     Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable (other than under Federal Cannabis Laws), then the remainder of this Agreement and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business, and other purposes of the void or unenforceable provision.

10.15.       Retention of Counsel.

(a)       Each of the Parties acknowledges that Venable LLP (“Sellers’ Counsel”) currently serves as counsel to both the Acquired Companies and the Sellers in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transaction. There may come a time, including after consummation of the Transaction, when the interests of the Sellers, on the one hand, and the Acquired Companies, on the other hand, may no longer be aligned or when, for any reason, the Sellers, Sellers’ Counsel or any of the Acquired Companies believes that Sellers’ Counsel can or should no longer represent both the Sellers and the Acquired Companies. The parties understand and specifically agree that Sellers’ Counsel may withdraw from representing the Acquired Companies and continue to represent the Sellers, even if the interests of the Sellers and the interests of the Acquired Companies are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or the Transaction, and even though Venable may have represented the Acquired Companies in a matter substantially related to such dispute or may be handling ongoing matters for the Acquired Companies or any of their Affiliates, and Buyer hereby consents thereto and waives any conflict of interest arising therefrom. Buyer, for itself and its Affiliates (including Acquired Companies), and for their respective successors and assigns, irrevocably acknowledges and agrees that all communications between the Sellers, on the one hand, and counsel, on the other hand, including, without limitation, Sellers’ Counsel, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Proceeding arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of the Sellers and/or any of the Acquired Companies and their counsel and would not be subject to disclosure to Buyer in connection with any process relating to a dispute arising under or in connection with this Agreement or otherwise, shall continue after the Closing to be privileged communications between the Sellers and such counsel and neither Buyer nor any Person acting or purporting to act on behalf of or through Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Acquired Companies and not the Sellers. Buyer and the Acquired Companies agree that any attorney-client privilege, attorney work-product protection, and expectation of client confidence arising from or as a result of counsel’s representation of an Acquired Company or Seller prior to the Closing, and all information and documents covered by such privilege or protection, shall belong to and be controlled by the Sellers and may be waived only by the Sellers, and not an Acquired Company, and shall not pass to or be claimed or used by Buyer or any Acquired Company, except with respect to the assertion of such privilege or protection against a third party.

(b)       Each of the Parties acknowledges that Hodgson Russ LLP and Stikeman Elliott LLP (each “Buyer’s Counsel”) currently serves as counsel to both the Buyer and the SPAC in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transaction. Sellers, for themselves and their Affiliates (including Acquired Companies), and for their respective successors and assigns, irrevocably acknowledges and agrees that all communications between the Buyer and the SPAC, on the one hand, and counsel, on the other hand, including, without limitation, Buyer’s Counsel, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Proceeding arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of the Buyer and the SPAC and their counsel and would not be subject to disclosure to Sellers in connection with any process relating to a dispute arising under or in connection with this Agreement or otherwise, shall continue after the Closing to be privileged communications between the Buyer and the SPAC and such counsel and neither Sellers nor any Person acting or purporting to act on behalf of or through the Sellers shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Sellers or the Acquired Companies and not the Buyer or the SPAC. Sellers and the Acquired Companies agree that any attorney-client privilege, attorney work-product protection, and expectation of client confidence arising from or as a result of counsel’s representation of Buyer and the SPAC prior to the Closing, and all information and documents covered by such privilege or protection, shall belong to and be controlled by the Buyer and the SPAC and may be waived only by them, and not an Acquired Company, and shall not pass to or be claimed or used by Sellers or any Acquired Company, except with respect to the assertion of such privilege or protection against a third party.

10.16.    Other Transactions Financial Statements. In the event that paragraph 212.3(2)(a) of the Income Tax Act (Canada) (the “Tax Act”) applies to an “investment” (as defined in subsection 212.3(10) of the Tax Act) made by the SPAC in the Buyer, the SPAC shall use commercially reasonable efforts to demonstrate, as required by paragraph 212.3(7)(a), (b), or (c) of the Tax Act that the conditions of such paragraph have been met in respect of such investment, including demonstrating that all or any portion of the subscription proceeds for the SPAC Class A Shares have been used, directly or indirectly, to make the particular investment in the Buyer.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year indicated at the beginning of this Agreement.

SELLERS:

THE ENTRUST GROUP INC. FBO KYLE D. KAZAN

By:	(signed) Kyle Kazan
Name:	Kyle D. Kazan
Title:	Authorized Signatory

JOCELYN MAY ROSENWALD TRUST DATED DECEMBER 18, 1997

By:	(signed) [Redacted]
Name:	[Redacted in accordance with section 12.2(5) on National Instrument 51-102 – personal information]
Title:	Co-Trustee

By:	(signed) [Redacted]
Name:	[Redacted in accordance with section 12.2(5) on National Instrument 51-102 – personal information]
Title:	Co-Trustee

(signed) Jocelyn Rosenwald

Jocelyn Rosenwald

GRAHAM S. FARRAR 2000 LIVING TRUST ESTABLISHED FEBRUARY 2, 2000

By:	(signed) Graham Farrar
Name:	Graham Farrar
Title:	Trustee

SELLERS’ REPRESENTATIVE:

(signed) Kyle Kazan
KYLE D. KAZAN

COMPANY:

GH GROUP, INC.

By:	(signed) Kyle Kazan
Name:	Kyle Kazan
Title:	Authorized Signatory

(signed) Graham Farrar
Graham Farrar, solely for the purposes of Section 9.5

(signed) Kyle Kazan
Kyle D. Kazan, solely for the purposes of Section 9.5

BUYER:

MPB ACQUISITION CORP.

By:	(signed) Louis Karger
Name: Louis Karger
Title: President

MERGER SUB:

MPB MERGERSUB CORP.

By:	(signed) Louis Karger
Name: Louis Karger
Title: President

SPAC:

MERCER PARK BRAND ACQUISITION CORP.

By:	(signed) Louis Karger
Name:	Louis Karger
Title:	President